Exhibit 99.1

Assured Guaranty Municipal Corp.

Consolidated Financial Statements

December 31, 2015 and 2014

ASSURED GUARANTY MUNICIPAL CORP.

Independent Auditor's Report
To the Board of Directors of Assured Guaranty Municipal Corp.:
We have audited the accompanying consolidated financial statements of Assured Guaranty Municipal Corp. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2015 and December 31, 2014, and the related consolidated statements of operations, of comprehensive income, of shareholder’s equity and of cash flows for the years then ended.
Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor's Responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Assured Guaranty Municipal Corp. and its subsidiaries at December 31, 2015 and December 31, 2014, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

New York, New York
March 30, 2016

Assured Guaranty Municipal Corp.
Consolidated Balance Sheets
(dollars in millions except per share and share amounts)

	As of December 31, 2015	As of December 31, 2014
Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $5,901 and $5,920)	$6,090	$6,212
Short-term investments, at fair value	257	377
Other invested assets (includes Surplus Note from affiliate of $300 and $300)	360	406
Total investment portfolio	6,707	6,995
Cash	22	23
Premiums receivable	425	450
Ceded unearned premium reserve	845	958
Reinsurance recoverable on unpaid losses	154	133
Salvage and subrogation recoverable	109	130
Credit derivative assets	63	79
Deferred tax asset, net	103	161
Financial guaranty variable interest entities’ assets, at fair value	735	823
Other assets	132	154
Total assets	$9,295	$9,906
Liabilities and shareholder's equity
Unearned premium reserve	$2,933	$3,425
Loss and loss adjustment expense reserve	488	404
Reinsurance balances payable, net	118	158
Notes payable	13	19
Credit derivative liabilities	154	287
Current income tax payable	16	57
Financial guaranty variable interest entities’ liabilities with recourse, at fair value	713	830
Financial guaranty variable interest entities’ liabilities without recourse, at fair value	121	114
Other liabilities	295	322
Total liabilities	4,851	5,616
Commitments and contingencies (See Note 15)
Preferred stock ($1,000 par value, 5,000.1 shares authorized; 0 shares issued and outstanding)	—	—
Common stock ($45,455 par value, 330 shares authorized; issued and outstanding)	15	15
Additional paid-in capital	975	1,000
Retained earnings	2,967	2,752
Accumulated other comprehensive income, net of tax of $66 and $107	110	184
Total shareholder's equity attributable to Assured Guaranty Municipal Corp.	4,067	3,951
Noncontrolling interest	377	339
Total shareholder's equity	4,444	4,290
Total liabilities and shareholder's equity	$9,295	$9,906

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Operations
(in millions)

	Year Ended December 31,
	2015	2014
Revenues
Net earned premiums	$404	$374
Net investment income	282	267
Net realized investment gains (losses):
Other-than-temporary impairment losses	(32)	(69)
Less: portion of other-than-temporary impairment loss recognized in other comprehensive income	(1)	1
Net impairment loss	(31)	(70)
Other net realized investment gains (losses)	4	11
Net realized investment gains (losses)	(27)	(59)
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	17	22
Net unrealized gains (losses)	117	19
Net change in fair value of credit derivatives	134	41
Fair value gains (losses) on committed capital securities	12	(4)
Fair value gains (losses) on financial guaranty variable interest entities	32	234
Other income (loss)	19	4
Total revenues	856	857
Expenses
Loss and loss adjustment expenses	110	(25)
Amortization of deferred ceding commissions	(14)	(4)
Interest expense	(2)	2
Other operating expenses	107	111
Total expenses	201	84
Income (loss) before income taxes	655	773
Provision (benefit) for income taxes:
Current	88	102
Deferred	98	127
Total provision (benefit) for income taxes	186	229
Net income (loss)	469	544
Less: Noncontrolling interest	39	32
Net income (loss) attributable to Assured Guaranty Municipal Corp.	$430	$512

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Comprehensive Income
(in millions)

	Year Ended December 31,
	2015	2014
Net income (loss)	$469	$544
Unrealized holding gains (losses) arising during the period on:
Investments with no other-than-temporary impairment, net of tax provision (benefit) of $(27) and $56	(49)	103
Investments with other-than-temporary impairment, net of tax provision (benefit) of $(20) and $(15)	(37)	(28)
Unrealized holding gains (losses) arising during the period, net of tax	(86)	75
Less: reclassification adjustment for gains (losses) included in net income (loss), net of tax provision (benefit) of $(6) and $(21)	(11)	(40)
Other comprehensive income (loss)	(75)	115
Comprehensive income (loss)	394	659
Less: Comprehensive income (loss) attributable to noncontrolling interest	38	49
Comprehensive income (loss) attributable to Assured Guaranty Municipal Corp.	$356	$610

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Shareholder’s Equity
(dollars in millions, except share data)

	Common Shares Outstanding	Common Stock Par Value	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder's Equity Attributable to Assured Guaranty Municipal Corp.	Noncontrolling Interest	Total Shareholder's Equity
Balance at December 31, 2013	330	15	1,051	2,400	86	$3,552	$289	$3,841
Net income	—	—	—	512	—	512	32	544
Dividends	—	—	—	(160)	—	(160)	—	(160)
Other comprehensive income (loss)	—	—	—	—	98	98	17	115
Return of capital:
Repayment of Surplus Note	—	—	(50)	—	—	(50)	—	(50)
Other	—	—	(1)	—	—	(1)	1	—
Balance at December 31, 2014	330	15	1,000	2,752	184	3,951	339	4,290
Net income	—	—	—	430	—	430	39	469
Dividends	—	—	—	(215)	—	(215)	—	(215)
Other comprehensive income (loss)	—	—	—	—	(74)	(74)	(1)	(75)
Return of capital:
Repayment of Surplus Note	—	—	(25)	—	—	(25)	—	(25)
Balance at December 31, 2015	330	$15	$975	$2,967	$110	$4,067	$377	$4,444

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Cash Flows
(in millions)

	Year Ended December 31,
	2015	2014
Operating Activities:
Net Income	$469	$544
Adjustments to reconcile net income to net cash flows provided by operating activities:
Net amortization of premium (discount) on investments	(32)	(15)
Provision (benefit) for deferred income taxes	98	127
Net realized investment losses (gains)	18	59
Net unrealized losses (gains) on credit derivatives	(117)	(19)
Fair value losses (gains) on committed capital securities	(12)	4
Change in deferred ceding commissions, net	(3)	(8)
Change in premiums receivable, net of premiums payable	(3)	75
Change in unearned premium reserve net of ceded unearned premium reserve	(379)	(138)
Change in loss and loss adjustment expense reserve and salvage and subrogation, net	20	66
Change in current income tax	(41)	(76)
Change in financial guaranty variable interest entities' assets and liabilities, net	(4)	(145)
(Purchases) sales of trading securities, net	8	37
Other	19	(49)
Net cash flows provided by (used in) operating activities	41	462
Investing activities
Fixed-maturity securities:
Purchases	(1,193)	(1,387)
Sales	566	362
Maturities	515	459
Net sales (purchases) of short-term investments	195	312
Net proceeds from paydowns on financial guaranty variable interest entities’ assets	253	360
Other	33	(1)
Net cash flows provided by (used in) investing activities	369	105
Financing activities
Dividends paid	(215)	(160)
Repayment of notes payable	(4)	(19)
Net paydowns of financial guaranty variable interest entities' liabilities	(166)	(365)
Repayment of Surplus Note	(25)	(50)
Net cash flows provided by (used in) financing activities	(410)	(594)
Effect of foreign exchange rate changes	(1)	(3)
Increase (decrease) in cash	(1)	(30)
Cash at beginning of period	23	53
Cash at end of period	$22	$23
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$120	$155
Interest	$0	$3
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

1.    Business and Basis of Presentation

Business

Assured Guaranty Municipal Corp. (“AGM,” or together with its direct and indirect subsidiaries, the “Company”), a New York domiciled insurance company, is a wholly owned subsidiary of Assured Guaranty Municipal Holdings Inc. (“AGMH”). AGMH is an indirect and wholly owned subsidiary of Assured Guaranty Ltd. (“AGL” and, together with its subsidiaries, “Assured Guaranty”). AGL is a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (“U.S.”) and international public finance (including infrastructure) and structured finance markets. AGM was formerly known as Financial Security Assurance Inc.

The Company applies its credit underwriting judgment, risk management skills and capital markets experience to offer financial guaranty insurance that protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including a scheduled principal or interest payment (“Debt Service”), the Company is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. Obligations insured by the Company include bonds issued by U.S. state or municipal governmental authorities and notes issued to finance international infrastructure projects. AGM had previously offered insurance and reinsurance in the global structured finance market, but has not done so since mid-2008. AGM and its indirect subsidiary Municipal Assurance Corp. ("MAC") markets its financial guaranty insurance directly to issuers and underwriters of public finance securities as well as to investors in such obligations. The Company guarantees obligations issued principally in the U.S. and the United Kingdom ("U.K."), and also guarantees obligations issued in other countries and regions, including Australia and Western Europe.

In the past, the Company sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps (“CDS”). Financial guaranty contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for financial guaranty insurance contracts. The Company’s credit derivative transactions are governed by International Swaps and Derivative Association, Inc. (“ISDA”) documentation. The Company has not entered into any new CDS in order to sell credit protection since 2008. Regulatory guidelines were issued in 2009 that limited the terms under which such protection could be sold. The capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act also contributed to the Company not entering into new CDS. The Company actively pursues opportunities to terminate existing CDS, which have the effect of reducing future fair value volatility in income and/or reducing rating agency capital charges.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and, in the opinion of management, reflect all adjustments that are of a normal recurring nature, necessary for a fair statement of the financial condition, results of operations and cash flows of the Company and its consolidated financial guaranty variable interest entities (“FG VIEs”) for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The consolidated financial statements include the accounts of AGM, its direct and indirect subsidiaries (collectively, the “Subsidiaries”), and its consolidated FG VIEs. Intercompany accounts and transactions between and among all consolidated entities have been eliminated. Certain prior year balances have been reclassified to conform to the current year's presentation.

AGM's direct and indirect subsidiaries are as follows:

•Assured Guaranty (Europe) Ltd. (“AGE”), organized in the U.K. and 100% owned by AGM;

•	Municipal Assurance Holdings Inc. (“MAC Holdings”), incorporated in Delaware and 60.7% owned by AGM and 39.3% owned by AGM's affiliate, Assured Guaranty Corp. ("AGC"); and

•	MAC, domiciled in New York and 100% owned by MAC Holdings.

Significant Accounting Policies

The Company revalues assets, liabilities, revenue and expenses denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates. Gains and losses relating to AGM's foreign currency transactions are reported in the consolidated statement of operations.

The chief operating decision maker manages the operations of the Company at a consolidated level. Therefore, all results of operations are reported as one segment.

Other significant accounting policies are included in the following notes.

Significant Accounting Policies

Expected loss to be paid (insurance, credit derivatives and FG VIE contracts)	Note 4
Financial guaranty insurance (premium revenue recognition, loss and loss adjustment expense and policy acquisition cost)	Note 5
Fair value measurement	Note 6
Credit derivatives (at fair value)	Note 7
Variable interest entities (at fair value)	Note 8
Investments and cash	Note 9
Income taxes	Note 12

Future Application of Accounting Standards

Leases

In February 2016, the Financial Accounting Standards Board ("FASB") issued ASU 2016-02, Leases (Topic 842). This ASU requires lessees to present right-of-use assets and lease liabilities on the balance sheet. ASU 2016-02 is to be applied using a modified retrospective approach at the beginning of the earliest comparative period in the financial statements. The ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The Company is evaluating the impact that this ASU will have on its Consolidated Financial Statements.

Financial Instruments

In January 2016, the FASB issued Accounting Standards Update ("ASU")  2016-01, Financial Instruments - Overall (Subtopic 825-10) - Recognition and Measurement of Financial Assets and Financial Liabilities.  The amendments in this ASU are intended to make targeted improvements to GAAP by addressing certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. One of the amendments pertains to liabilities that an entity has elected to measure at fair value in accordance with the fair value option for financial instruments. For these liabilities, the portion of fair value change related to credit risk will be separately presented in other comprehensive income.  Currently, the entire change in the fair value of these liabilities is reflected in the income statement.

            The ASU is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Entities will be required to record a cumulative-effect adjustment to the statement of financial position as of the beginning of the fiscal year in which the guidance is adopted.  For the Company, this would be as of January 1, 2018.  Early adoption is permitted only for the amendment related to the change in presentation of financial liabilities that are fair valued using the fair value option. The Company is currently evaluating the effect of adopting this ASU on its Consolidated Financial Statements.

Short Duration Insurance Contracts

In May 2015, the FASB issued ASU 2015-09, Financial Services - Insurance (Topic 944) - Disclosures about Short-Duration Contracts. The primary objective of this ASU is to improve disclosures for insurance entities which issue short-duration contracts. The ASU 2015-09 will have no impact on the Company's financial statement disclosures. The ASU is effective for annual periods beginning after December 15, 2015, and interim periods within annual periods beginning after December 15, 2016.

Consolidation

In February 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis, which is intended to improve certain areas of consolidation guidance for legal entities such as limited partnerships, limited liability companies, and securitization structures. The ASU will be effective on January 1, 2016. Early adoption is permitted, including adoption in an interim period. The Company does not expect that ASU 2015-02 will have an effect on its Consolidated Financial Statements.

2.    Rating Actions

When a rating agency assigns a public rating to a financial obligation guaranteed by AGM, AGE or MAC, it generally awards that obligation the same rating it has assigned to the financial strength of those insurance companies. Investors in products insured by AGM or MAC or guaranteed by AGE frequently rely on ratings published by the rating agencies because such ratings influence the trading value of securities and form the basis for many institutions’ investment guidelines as well as individuals’ bond purchase decisions. Therefore, the Company manages its business with the goal of achieving strong financial strength ratings. However, the methodologies and models used by rating agencies differ, presenting conflicting goals that may make it inefficient or impractical to reach the highest rating level. The methodologies and models are not fully transparent, contain subjective elements and data (such as assumptions about future market demand for the Company’s products) and change frequently. Ratings are subject to continuous review and revision or withdrawal at any time. If the financial strength ratings of one (or more) of AGM, AGE or MAC were reduced below current levels, the Company expects it could have adverse effects on the impacted insurance company's future business opportunities as well as the premiums the impacted company could charge for its insurance policies.

The Company periodically assesses the value of each rating assigned to each of its companies, and may as a result of such assessment request that a rating agency add or drop a rating from certain of its companies. For example, the Kroll Bond Rating Agency ("KBRA") ratings were first assigned to MAC in 2013 and to AGM in 2014, while a Moody's Investors Service, Inc. ("Moody's") rating was never requested for MAC.

In the last several years, Standard & Poor's Ratings Services ("S&P") and Moody’s have changed, multiple times, their financial strength ratings of AGM and AGE, or changed the outlook on such ratings. More recently, KBRA has assigned financial strength ratings to MAC and AGM. The rating agencies' most recent actions related to AGM and its subsidiaries are:

•
On March 18, 2014, S&P upgraded the financial strength ratings of AGM, AGE and MAC to AA (stable outlook) from AA- (stable outlook); it most recently affirmed such ratings in a credit analysis issued on June 29, 2015.

•
On July 2, 2014, Moody's affirmed AGM's and AGE's A2 (stable outlook) financial strength ratings. Moody's adopted changes to its credit methodology for financial guaranty insurance companies on January 20, 2015 and, on February 18, 2015, Moody's published a credit opinion maintaining its existing ratings of AGM and AGE under that new methodology. On December 8, 2015 Moody's published credit opinions maintaining its existing insurance financial strength ratings of A2 (stable outlook) on AGM.

•
On June 22, 2013, KBRA assigned a financial strength rating of AA+ (stable outlook) to MAC, and affirmed that rating on August 3, 2015. On November 13, 2014, KBRA assigned a financial strength rating of AA+ (stable outlook) to AGM, and affirmed that rating on December 10, 2015.

There can be no assurance that any of the rating agencies will not take negative action on the financial strength ratings of AGM or its insurance subsidiaries in the future.

For a discussion of the effects of rating actions on the Company, see the following:

•	Note 5, Financial Guaranty Insurance

•	Note 13, Reinsurance and Other Monoline Exposures

•	Note 16, Notes Payable and Credit Facilities (regarding the impact on AGM's insured leveraged lease transactions)

3.    Outstanding Exposure

The Company’s financial guaranty contracts are written in either insurance or credit derivative form, but collectively are considered financial guaranty contracts. The Company seeks to limit its exposure to losses by underwriting obligations that it views as investment grade at inception, although, as part of its loss mitigation strategy for existing troubled credits, it may underwrite new issuances that it views as below-investment-grade ("BIG"). The Company diversifies its insured portfolio across asset classes and, in the structured finance portfolio, requires rigorous subordination or collateralization requirements. Reinsurance may be used in order to reduce net exposure to certain insured transactions.

The Company has issued financial guaranty insurance policies on public finance obligations and, prior to mid-2008, structured finance obligations. Public finance obligations insured by the Company consist primarily of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, health care facilities and government office buildings. The Company also includes within public finance similar obligations issued by territorial and non-U.S. sovereign and sub-sovereign issuers and governmental authorities.

Structured finance obligations insured by the Company are generally issued by special purpose entities, including VIEs, and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. Some of these VIEs are consolidated as described in Note 8, Consolidated Variable Interest Entities. Unless otherwise specified, the outstanding par and Debt Service amounts presented in this note include outstanding exposures on VIEs whether or not they are consolidated. While AGM has ceased insuring new originations of asset-backed securities, a significant portfolio of such obligations remains outstanding. AGM's wholly owned subsidiary AGE provides financial guarantees in the international public finance market and intends to provide such guarantees in the international structured finance market, subject to regulatory approval.

Debt Service and par outstanding exposures presented in these financial statements are presented on a consolidated basis. That is, amounts presented include 100% of the exposures of AGM, AGE and MAC, despite the fact that AGM indirectly owns only 60.7% of MAC.

Significant Risk Management Activities

The Portfolio Risk Management Committee, which includes members of senior management and senior credit and surveillance officers, sets specific risk policies and limits and is responsible for enterprise risk management, establishing the Company's risk appetite, credit underwriting of new business, surveillance and work-out.

As part of the surveillance process, the Company monitors trends and changes in transaction credit quality, detects any deterioration in credit quality, and recommends such remedial actions as may be necessary or appropriate. All transactions in the insured portfolio are assigned internal credit ratings, which are updated based on changes in transaction credit quality. The Company also develops strategies to enforce its contractual rights and remedies and to mitigate its losses, engage in negotiation discussions with transaction participants and, when necessary, manage the Company's litigation proceedings.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that the Company's internal credit ratings focus on future performance, rather than lifetime performance.

The Company monitors its investment grade credits to determine whether any need to be internally downgraded to BIG and refreshes its internal credit ratings on individual credits in quarterly, semi-annual or annual cycles based on the Company’s view of the credit’s quality, loss potential, volatility and sector. Ratings on credits in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter.

Credits identified as BIG are subjected to further review to determine the probability of a loss. See Note 4, Expected Loss to be Paid for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. For surveillance purposes, the Company calculates present value using a constant discount rate of 5%. (A risk-free rate is used for calculating the expected loss for financial statement measurement purposes.)

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. The Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will pay more claims in the future of that transaction than it will have reimbursed. The three BIG categories are:

•	BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•
BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims, which is a claim that the Company expects to be reimbursed within one year) have yet been paid.

•	BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Components of Outstanding Exposure

Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect its internal ratings. The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating.

The Company purchases securities that it has insured, and for which it has expected losses to be paid, in order to mitigate the economic effect of insured losses ("loss mitigation securities"). The Company excludes amounts attributable to loss mitigation securities (unless otherwise indicated) from par and Debt Service outstanding, because it manages such securities as investments and not insurance exposure. The following table presents the gross and net debt service for all financial guaranty contracts.

Financial Guaranty
Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding(1)
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
	(in millions)
Public finance	$415,968	$473,492	$302,557	$348,905
Structured finance	22,880	33,196	20,479	29,756
Total financial guaranty	$438,848	$506,688	$323,036	$378,661
_____________________

(1)
Includes $104.5 billion and $132.0 billion of net debt service outstanding, as of December 31, 2015 and 2014, respectively, from MAC, which represents 100% of MAC's net debt service outstanding. However, AGM's indirect ownership of MAC is only 60.7%.

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2015

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$2,431	1.3%	$553	3.0%	$8,529	57.6%	$1,786	66.1%	$13,299	6.1%
AA	47,028	25.9	134	0.7	3,421	23.1	35	1.3	50,618	23.3
A	98,954	54.6	5,126	27.7	41	0.3	153	5.7	104,274	48.0
BBB	30,443	16.8	11,832	64.1	123	0.9	329	12.1	42,727	19.6
BIG	2,522	1.4	837	4.5	2,681	18.1	401	14.8	6,441	3.0
Total net par outstanding (1) (2)	$181,378	100.0%	$18,482	100.0%	$14,795	100.0%	$2,704	100.0%	$217,359	100.0%
_____________________

(1)	Excludes $659 million of loss mitigation securities insured and held by the Company as of December 31, 2015, which are primarily BIG.

(2)	Includes $73.5 billion of net par outstanding as of December 31, 2015, from MAC, which represents 100% of MAC's net par outstanding. However, AGM's indirect ownership of MAC is only 60.7%.

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2014

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$3,254	1.6%	$541	2.7%	$13,185	61.3%	$3,311	73.1%	$20,291	8.0%
AA	62,175	30.1	348	1.7	4,883	22.7	312	6.9	67,718	26.8
A	112,119	54.3	5,488	27.1	45	0.2	175	3.9	117,827	46.6
BBB	25,604	12.4	12,891	63.5	266	1.2	226	5.0	38,987	15.5
BIG	3,274	1.6	1,024	5.0	3,130	14.6	501	11.1	7,929	3.1
Total net par outstanding (1) (2)	$206,426	100.0%	$20,292	100.0%	$21,509	100.0%	$4,525	100.0%	$252,752	100.0%
_____________________

(1)	Excludes $675 million of loss mitigation securities insured and held by the Company as of December 31, 2014, which are primarily BIG.

(2)	Includes $90.6 billion of net par outstanding as of December 31, 2014, from MAC, which represents 100% of MAC's net par outstanding. However, AGM's indirect ownership of MAC is only 60.7%.

Financial Guaranty Portfolio
by Sector

	Gross Par Outstanding		Ceded Par Outstanding		Net Par Outstanding
Sector	As of December 31, 2015	As of December 31, 2014	As of December 31, 2015	As of December 31, 2014	As of December 31, 2015	As of December 31, 2014
	(in millions)
Public finance:
U.S.:
General obligation	$111,296	$124,967	$28,164	$29,979	$83,132	$94,988
Tax backed	47,218	51,522	12,458	12,510	34,760	39,012
Municipal utilities	39,896	45,468	8,631	9,045	31,265	36,423
Transportation	17,772	20,632	4,067	4,528	13,705	16,104
Healthcare	10,564	11,184	3,640	3,828	6,924	7,356
Higher education	8,367	9,693	1,966	2,449	6,401	7,244
Infrastructure finance	2,795	2,606	806	1,284	1,989	1,322
Housing	1,794	2,677	284	509	1,510	2,168
Other public finance	1,886	1,998	194	189	1,692	1,809
Total public finance-U.S.	241,588	270,747	60,210	64,321	181,378	206,426
Non-U.S.:
Infrastructure finance	13,164	14,242	4,376	4,794	8,788	9,448
Regulated utilities	11,229	12,996	5,778	6,705	5,451	6,291
Other public finance	5,693	6,115	1,450	1,562	4,243	4,553
Total public finance-non-U.S.	30,086	33,353	11,604	13,061	18,482	20,292
Total public finance	$271,674	$304,100	$71,814	$77,382	$199,860	$226,718
Structured finance:
U.S.:
Pooled corporate obligations	9,185	$14,517	$704	$943	8,481	$13,574
Residential Mortgage-Backed Securities ("RMBS")	4,668	5,777	566	810	4,102	4,967
Financial products	1,906	2,276	—	—	1,906	2,276
Insurance securitizations	—	383	—	55	—	328
Consumer receivables	143	170	8	10	135	160
Commercial receivables	33	40	2	2	31	38
Other structured finance	246	290	106	124	140	166
Total structured finance-U.S.	16,181	23,453	1,386	1,944	14,795	21,509
Non-U.S.:
Pooled corporate obligations	2,545	4,310	579	881	1,966	3,429
RMBS	529	837	78	113	451	724
Other structured finance	310	400	23	28	287	372
Total structured finance- non-U.S.	3,384	5,547	680	1,022	2,704	4,525
Total structured finance	$19,565	$29,000	$2,066	$2,966	$17,499	$26,034
Total net par outstanding	$291,239	$333,100	$73,880	$80,348	$217,359	$252,752

In addition to amounts shown in the tables above, AGM had outstanding commitments to provide guaranties of $471 million for public finance obligations as of December 31, 2015, all of which expired prior to the date of this filing. AGM also had outstanding commitments of $124 million as of December 31, 2015 which can be used together with AGC, an affiliate of the Company. The expiration dates for these commitments range between June 30, 2016 and February 25, 2017. The commitments are contingent on the satisfaction of all conditions set forth in them and may expire unused or be canceled at the counterparty’s request. Therefore, the total commitment amount does not necessarily reflect actual future guaranteed amounts.

Actual maturities of insured obligations could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties. The expected maturities of structured finance obligations are, in general, considerably shorter than the contractual maturities for such obligations.

Expected Amortization of
Net Par Outstanding
As of December 31, 2015

	Public Finance	Structured Finance	Total
	(in millions)
0 to 5 years	$65,045	$13,267	$78,312
5 to 10 years	43,083	1,383	44,466
10 to 15 years	36,669	1,237	37,906
15 to 20 years	26,649	955	27,604
20 years and above	28,414	657	29,071
Total net par outstanding	$199,860	$17,499	$217,359

Components of BIG Portfolio

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of December 31, 2015

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in millions)
U.S. public finance	$1,559	$902	$61	$2,522	$181,378
Non-U.S. public finance	622	215	—	837	18,482
Structured finance:
First lien U.S. RMBS:
Prime first lien	—	17	—	17	49
Alt-A first lien	26	30	438	494	644
Option ARM	2	—	45	47	101
Subprime	45	143	807	995	2,200
Second lien U.S. RMBS	341	18	626	985	1,108
Total U.S. RMBS	414	208	1,916	2,538	4,102
Other structured finance	451	54	39	544	13,397
Total	$3,046	$1,379	$2,016	$6,441	$217,359

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of December 31, 2014

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in millions)
U.S. public finance	$2,748	$464	$62	$3,274	$206,426
Non-U.S. public finance	1,024	—	—	1,024	20,292
Structured finance:
First lien U.S. RMBS:
Prime first lien	—	—	—	—	57
Alt-A first lien	27	98	523	648	819
Option ARM	4	—	56	60	175
Subprime	46	483	573	1,102	2,487
Second lien U.S. RMBS	636	19	495	1,150	1,429
Total U.S. RMBS	713	600	1,647	2,960	4,967
Other structured finance	565	62	44	671	21,067
Total	$5,050	$1,126	$1,753	$7,929	$252,752

BIG Net Par Outstanding
and Number of Risks
As of December 31, 2015

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$2,955	$91	$3,046	59	2	61
Category 2	1,379	—	1,379	14	—	14
Category 3	2,000	16	2,016	43	2	45
Total BIG	$6,334	$107	$6,441	116	4	120

BIG Net Par Outstanding
and Number of Risks
As of December 31, 2014

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$4,940	$110	$5,050	71	2	73
Category 2	1,126	—	1,126	14	—	14
Category 3	1,734	19	1,753	38	2	40
Total BIG	$7,800	$129	$7,929	123	4	127
____________________

(1)	Includes net par outstanding for FG VIEs.

(2)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments.

Geographic Distribution of Net Par Outstanding

The Company seeks to maintain a diversified portfolio of insured obligations designed to spread its risk across a number of geographic areas.

Geographic Distribution of
Net Par Outstanding
As of December 31, 2015

	Number of Risks	Net Par Outstanding	Percent of Total Net Par Outstanding
	(dollars in millions)
U.S.:
U.S. Public finance:
California	1,286	$30,555	14.1%
Pennsylvania	882	15,027	6.9
Illinois	726	14,843	6.8
Texas	1,186	14,546	6.7
New York	897	13,597	6.3
Florida	272	9,818	4.5
New Jersey	512	8,122	3.7
Michigan	531	7,437	3.4
Georgia	154	4,674	2.2
Ohio	423	4,348	2.0
Other states and U.S. territories	3,404	58,411	26.9
Total U.S. public finance	10,273	181,378	83.5
U.S. Structured finance (multiple states)	224	14,795	6.8
Total U.S.	10,497	196,173	90.3
Non-U.S.:
United Kingdom	72	9,880	4.5
Canada	9	2,834	1.3
Australia	13	2,014	0.9
France	11	1,401	0.6
Italy	8	986	0.5
Other	41	4,071	1.9
Total non-U.S.	154	21,186	9.7
Total	10,651	$217,359	100.0%

Exposure to Puerto Rico

         The Company has insured exposure to general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations, aggregating $2.14 billion net par as of December 31, 2015, $2.06 billion of which is rated BIG. In 2015, the Company's Puerto Rico exposures increased due to a commutation of previously ceded Puerto Rico exposures.

Puerto Rico has experienced significant general fund budget deficits in recent years. These deficits, until recently, were covered primarily with the net proceeds of bond issuances, interim financings provided by Government Development Bank for Puerto Rico (“GDB”) and, in some cases, one-time revenue measures or expense adjustment measures. In addition to high debt levels, Puerto Rico faces a challenging economic environment.

In June 2014, the Puerto Rico legislature passed the Puerto Rico Public Corporation Debt Enforcement and Recovery Act (the "Recovery Act") in order to provide a legislative framework for certain public corporations experiencing severe financial stress to restructure their debt, including Puerto Rico Highway and Transportation Authority ("PRHTA") and Puerto Rico Electric Power Authority ("PREPA"). Subsequently, the Commonwealth stated PREPA might need to seek relief under the Recovery Act due to liquidity constraints. Investors in bonds issued by PREPA filed suit in the United States District Court for the District of Puerto Rico challenging the Recovery Act. On February 6, 2015, the U.S. District Court for the District of Puerto Rico ruled the Recovery Act is preempted by the U.S. Bankruptcy Code and is therefore void. On July 6, 2015, the U.S. Court of Appeals for the First Circuit upheld that ruling, and on December 4, 2015, the U.S. Supreme Court granted petitions for writs of certiorari relating to that ruling. Oral arguments were held on March 22, 2016. Typical Supreme Court practice suggests a decision could be announced in June 2016, but there is no assurance that an opinion will be announced at such time, especially in light of the recent Supreme Court vacancy.

On June 28, 2015, Governor García Padilla of Puerto Rico (the "Governor") publicly stated that the Commonwealth’s public debt, considering the current level of economic activity, is unpayable and that a comprehensive debt restructuring may be necessary, and he has made similar statements since then. On June 29, 2015 a report commissioned by the Commonwealth and authored by former World Bank Chief Economist and former Deputy Director of the International Monetary Fund Dr. Anne Krueger and economists Dr. Ranjit Teja and Dr. Andrew Wolfe and calling for debt restructuring of all Puerto Rico bonds was released ("Krueger Report").

Puerto Rico Public Finance Corporation (“PFC”), a subsidiary of the GDB, failed to make most of an approximately $58 million Debt Service payment on August 3, 2015 and to make subsequent Debt Service payments because the Commonwealth’s legislature did not appropriate funds for payment.  The Company does not insure any obligations of the PFC. On January 1, 2016 Puerto Rico Infrastructure Finance Authority ("PRIFA") defaulted on payment of a portion of the interest due on its bonds on that date. The Company does not insure any obligations of PRIFA, although the Company's affiliate AGC does, and paid approximately $451 thousand of claims for the interest payments on which PRIFA had defaulted.

On September 9, 2015, the Working Group for the Fiscal and Economic Recovery of Puerto Rico (“Working Group”) established by the Governor published its “Puerto Rico Fiscal and Economic Growth Plan” (the “FEGP”). The FEGP projected that the Commonwealth would face a cumulative financing gap of $27.8 billion from fiscal year 2016 to fiscal year 2020 without corrective action. Various stakeholders and analysts have publicly questioned the accuracy of the $27.8 billion gap projected by the Working Group. The FEGP recommended economic development, structural, fiscal and institutional reform measures that it projects would reduce that gap to $14.0 billion. The Working Group asserts that the Commonwealth’s debt, including debt with a constitutional priority, is not sustainable. The FEGP included a recommendation that the Commonwealth’s advisors begin to work on a voluntary exchange offer to its creditors as part of the FEGP. The FEGP does not have the force of law and implementation of its recommendations would require actions by the governments of the Commonwealth and of the United States as well as the cooperation and agreement of various creditors.
On November 30, 2015, and December 8, 2015, the Governor issued executive orders (“Clawback Orders”) directing the Puerto Rico Department of Treasury and the Puerto Rico Tourism Company to retain or transfer certain taxes and revenues pledged to secure the payment of bonds issued by PRHTA, PRIFA and Puerto Rico Convention Center District Authority ("PRCCDA"). On January 7, 2016 the Company sued various Puerto Rico governmental officials in the United States District Court, District of Puerto Rico asserting that this attempt to “claw back” pledged taxes and revenues is unconstitutional, and demanding declaratory and injunctive relief. The Puerto Rico credits insured by the Company impacted by the Clawback Orders are shown in the table “Puerto Rico Net Par Outstanding” below.

On January 18, 2016 the Working Group published an updated FEGP that projected the cumulative financing gap beyond 2020 would continue to increase to $63.4 billion without corrective action. The Working Group followed that up with the publication on February 1, 2016, of a proposal for a voluntary exchange of $49.2 billion of tax supported debt into $26.5 billion of new mandatorily payable base bonds and $22.7 billion of growth bonds.

There have been a number of other proposals, plans and legislative initiatives offered in Puerto Rico and in the United States aimed at addressing Puerto Rico’s fiscal issues. Among the responses proposed is a federal financial control board and access to bankruptcy courts or another restructuring mechanism. U.S. House of Representatives Speaker Paul Ryan has asked that a legislative response be presented to the House of Representatives by the end of March 2016. The final shape and timing of responses to Puerto Rico’s distress eventually enacted or implemented by Puerto Rico or the United States, if any, and the impact of any such actions on obligations insured by the Company, is uncertain and may differ substantially from the recommendations of the Working Group or any other proposals or plans described in the press or offered to date or in the future.

S&P, Moody’s and Fitch Ratings have lowered the credit rating of the Commonwealth’s bonds and on its public corporations several times over the past approximately two years, and the Commonwealth has disclosed its liquidity has been adversely affected by rating agency downgrades and by the limited market access for its debt, and also noted it has relied on short-term financings and interim loans from the GDB and other private lenders, which reliance has constrained its liquidity and increased its near-term refinancing risk.
PREPA

As of December 31, 2015, the Company had $431 million insured net par outstanding of PREPA obligations. In August 2014, PREPA entered into forbearance agreements with the GDB, its bank lenders, and bondholders and financial guaranty insurers (including AGM and AGC) that hold or guarantee more than 60% of PREPA's outstanding bonds, in order to address its near-term liquidity issues. Creditors, including AGM and AGC, agreed not to exercise available rights and remedies until March 31, 2015, and the bank lenders agreed to extend the maturity of two revolving lines of credit to the same date. PREPA agreed it would continue to make principal and interest payments on its outstanding bonds, and interest payments on its lines of credit. It also agreed it would develop a five year business plan and a recovery program in respect of its operations. Subsequently, most of the parties extended these forbearance agreements several times.

On July 1, 2015, PREPA made full payment of the $416 million of principal and interest due on its bonds, including bonds insured by AGM and AGC. However, that payment was conditioned on and facilitated by AGM and AGC agreeing, also on July 1, to purchase a portion of $131 million of interest-bearing bonds to help replenish certain of the operating funds PREPA used to make the $416 million of principal and interest payments. On July 31, 2015, AGM purchased $74 million aggregate principal amount of those bonds; the bonds were repaid in full in 2016.

On December 24, 2015, AGM and AGC entered into a Restructuring Support Agreement (“RSA”) with PREPA, an ad hoc group of uninsured bondholders and a group of fuel-line lenders that would, subject to certain conditions, result in, among other things, modernization of the utility and a restructuring of current debt. Upon finalization of the contemplated restructuring transaction, insured PREPA revenue bonds (with no reduction to par or stated interest rate or extension of maturity) will be supported by securitization bonds issued by a special purpose corporation and secured by a transition charge assessed on ratepayers. To facilitate the securitization transaction, which enables PREPA to achieve debt relief and more efficient capital markets financing, AGM and AGC will issue surety insurance policies in an aggregate amount not expected to exceed $113 million ($99 million for AGM and $14 million for AGC) in exchange for a market premium and to support a portion of the reserve fund for the securitization bonds. Certain of the creditors also agreed, subject to certain conditions, to participate in a bridge financing. The AGM’s and AGC's shares of the bridge financing is approximately $15 million ($13 million for AGM and $2 million for AGC). Legislation purportedly meeting the requirements of the RSA was enacted on February 16, 2016.  The closing of the restructuring transaction, the issuance of the surety bonds and the closing of the bridge financing are subject to certain conditions, including confirmation that the enacted legislation meets all requirements of the RSA and execution of acceptable documentation and legal opinions.
There can be no assurance that the conditions in the RSA will be met or that, if the conditions are met, the RSA’s other provisions, including those related to the restructuring of the insured PREPA revenue bonds, will be implemented. PREPA, during the pendency of the agreements, has suspended deposits into its debt service fund.

PRHTA

As of December 31, 2015, the Company had $289 million insured net par outstanding of PRHTA (Transportation revenue) bonds and $219 million net par of PRHTA (Highway revenue) bonds. In March 2015, legislation was passed in the Commonwealth that would have supported proposals involving the GDB and PRIFA and would have, among other things, strengthened PRHTA. The proposals involved the issuance of up to $2.95 billion of bonds by PRIFA, but the Company believes the Commonwealth is no longer pursuing those proposals. In addition, PRHTA is one of the public corporations affected by the Clawback Orders.

Municipal Finance Agency

As of December 31, 2015, the Company had $206 million net par outstanding of bonds issued by the Puerto Rico Municipal Finance Agency (“MFA”) secured by a pledge of local property tax revenues. On October 13, 2015, the Company and AGC filed a motion to intervene in litigation between Centro de Recaudación de Ingresos Municipales (“CRIM”) and the GDB in which CRIM was seeking to ensure that the pledged tax revenues are, and will continue to be, available to support the MFA bonds. While the Company’s motion to intervene was denied, the GDB and CRIM have reported that they executed a new deed of trust that requires the GDB, as fiduciary, to keep the pledged tax revenues separate from any other GDB monies or accounts and that governs the manner in which the pledged revenues may be invested and dispersed.

The following tables show the Company’s insured exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico
Gross Par and Gross Debt Service Outstanding

	Gross Par Outstanding		Gross Debt Service Outstanding
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
	(in millions)
Previously Subject to the Voided Recovery Act (1)	$1,708	$1,844	$2,639	$2,868
Not Previously Subject to the Voided Recovery Act	2,053	2,204	3,442	3,711
Total	$3,761	$4,048	$6,081	$6,579
 ____________________

(1)
On February 6, 2015, the U.S. District Court for the District of Puerto Rico ruled that the Recovery Act is preempted by the U.S. Bankruptcy Code and is therefore void. On July 6, 2015, the U.S. Court of Appeals for the First Circuit upheld that ruling, and on December 4, 2015, the U.S. Supreme Court granted petitions for writs of certiorari relating to that ruling.

Puerto Rico
Net Par Outstanding

	As of December 31, 2015		As of December 31, 2014
	Total (2)	Internal Rating	Total	Internal Rating
	(in millions)
Exposures Previously Subject to the Voided Recovery Act:
PRHTA (Transportation revenue) ("Primary policies") (3)	$209	CCC-	$223	BB-
PRHTA (Transportation revenue) ("Second-to-pay policies") (1)(3)	80	AA	80	AA
Total	289		303
PREPA	431	CC	464	B-
PRHTA (Highway revenue) (3)	219	CCC	197	BB
Total	939		964

Exposures Not Previously Subject to the Voided Recovery Act:
Commonwealth of Puerto Rico - General Obligation Bonds	720	CCC	749	BB
Puerto Rico Sales Tax Financing Corporation	261	CCC+	261	BBB
MFA	206	CCC-	223	BB-
Puerto Rico Public Buildings Authority	14	B	18	BB+
Total	1,201		1,251
Total net exposure to Puerto Rico	$2,140		$2,215
__________________

(1)	Represents exposure as to which AGM guarantees payment of principal and interest when due in the event that both the obligor and the AGM affiliate that issued a primary insurance policy fail to pay.

(2)	As of December 31, 2015, the Company's Puerto Rico net exposures include a commutation of previously ceded Puerto Rico exposures.

(3)
The Governor issued executive orders on November 30, 2015, and December 8, 2015, directing the Puerto Rico Department of Treasury and the Puerto Rico Tourism Company to retain or transfer certain taxes and revenues pledged to secure the payment of bonds issued by PRHTA. On January 7, 2016 the Company sued various Puerto Rico governmental officials in the United States District Court, District of Puerto Rico asserting that this attempt to “claw back” pledged taxes and revenues is unconstitutional, and demanding declaratory and injunctive relief.

The following table shows the scheduled amortization of the insured general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations rated BIG by the Company. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis. In the event that obligors default on their obligations, the Company would only be required to pay the shortfall between the principal and interest due in any given period and the amount paid by the obligors.

Amortization Schedule of Puerto Rico BIG Net Par Outstanding
and Net Debt Service Outstanding
As of December 31, 2015

	Scheduled BIG Net Par Amortization			Scheduled BIG Net Debt Service Amortization
	Previously Subject to the Voided Recovery Act	Not Previously Subject to the Voided Recovery Act	Total	Previously Subject to the Voided Recovery Act	Not Previously Subject to the Voided Recovery Act	Total
	(in millions)
2016	$36	$74	$110	$78	$138	$216
2017	29	74	103	70	134	204
2018	23	41	64	61	96	157
2019	33	58	91	72	110	182
2020	47	51	98	83	101	184
2021	35	13	48	68	60	128
2022	31	25	56	62	72	134
2023	73	12	85	104	56	160
2024	58	45	103	85	90	175
2025	49	43	92	73	84	157
2026 - 2030	246	138	384	332	322	654
2031 - 2035	170	287	457	201	429	630
2036 - 2040	29	187	216	30	260	290
2041 - 2043	—	153	153	—	168	168
Total	$859	$1,201	$2,060	$1,319	$2,120	$3,439

Exposure to the Selected European Countries

Several European countries continue to experience significant economic, fiscal and/or political strains such that the likelihood of default on obligations with a nexus to those countries may be higher than the Company anticipated when such factors did not exist. The European countries where the Company has exposure and believes heightened uncertainties exist are: Hungary, Italy, Portugal and Spain (collectively, the “Selected European Countries”). The Company is closely monitoring its exposures in the Selected European Countries where it believes heightened uncertainties exist. The Company’s direct economic exposure to the Selected European Countries (based on par for financial guaranty contracts and notional amount for financial guaranty contracts accounted for as derivatives) is shown in the following table, net of ceded reinsurance.

Net Direct Economic Exposure to Selected European Countries(1)
As of December 31, 2015

	Hungary	Italy	Portugal	Spain	Total
	(in millions)
Sub-sovereign exposure:
Non-infrastructure public finance (2)	$—	$632	$79	$166	$877
Infrastructure finance	210	5	—	111	326
Total sub-sovereign exposure	210	637	79	277	1,203
Non-sovereign exposure:
Regulated utilities	—	122	—	—	122
RMBS	160	215	—	—	375
Total non-sovereign exposure	160	337	—	—	497
Total	$370	$974	$79	$277	$1,700
Total BIG (See Note 4)	$305	$—	$79	$277	$661
____________________

(1)
While the Company's exposures are shown in U.S. dollars, the obligations the Company insures are in various currencies, primarily Euros. One of the RMBS included in the table above includes residential mortgages in both Italy and Germany, and only the portion of the transaction equal to the portion of the original mortgage pool in Italian mortgages is shown in the table.

(2)
The exposure shown in the “Non-infrastructure public finance” category is from transactions backed by receivable payments from sub-sovereigns in Italy, Spain and Portugal. Sub-sovereign debt is debt issued by a governmental entity or government backed entity, or supported by such an entity, that is other than direct sovereign debt of the ultimate governing body of the country.

When the Company directly insures an obligation, it assigns the obligation to a geographic location or locations based on its view of the geographic location of the risk.

The Company has excluded from the exposure tables above its indirect economic exposure to the Selected European Countries through policies it provides on pooled corporate transactions. The Company calculates indirect exposure to a country by multiplying the par amount of a transaction insured by the Company times the percent of the relevant collateral pool reported as having a nexus to the country. On that basis, the Company has calculated exposure of $46 million to Selected European Countries in transactions with $2.2 billion of net par outstanding.

4.    Expected Loss to be Paid

The insured portfolio includes policies accounted for under three separate accounting models depending on the characteristics of the contract and the Company's control rights. The Company has paid and expects to pay future losses on policies which fall under each of the three accounting models. The following provides a summarized description of the three accounting models prescribed by GAAP with a reference to the notes that describe the accounting policies and required disclosures throughout this report. The three models are: (1) insurance, (2) derivative and (3) VIE consolidation.

In order to effectively evaluate and manage the economics and liquidity of the entire insured portfolio, management compiles and analyzes loss information for all policies on a consistent basis. The Company monitors and assigns ratings and calculates expected losses in the same manner for all its exposures regardless of form or differing accounting models.

This note provides information regarding expected claim payments to be made under all contracts in the insured portfolio. Net expected loss to be paid in the tables below consists of the present value of future: expected claim and loss adjustment expenses ("LAE") payments, expected recoveries in the transaction structures, cessions to reinsurers, and expected recoveries for breaches of representations and warranties ("R&W") and other loss mitigation strategies. Expected loss to be paid is important from a liquidity perspective in that it represents the present value of amounts that the Company expects to pay or recover in future periods, regardless of the accounting model. Expected loss to be paid is an important measure used by management to analyze the net economic loss on all contracts.

Accounting Policy

Insurance Accounting

For contracts accounted for as financial guaranty insurance, loss and LAE reserve is recorded only to the extent and for the amount that expected losses to be paid, exceed unearned premium reserve. As a result, the Company has expected loss to be paid that have not yet been expensed. Such amounts will be recognized in future periods as deferred premium revenue amortizes into income. Expected loss to be expensed is important because it presents the Company's projection of incurred losses that will be recognized in future periods (excluding accretion of discount). See "Financial Guaranty Insurance Losses" in Note 5, Financial Guaranty Insurance.

Derivative Accounting, at Fair Value

For contracts that do not meet the financial guaranty scope exception in the derivative accounting guidance (primarily due to the fact that the insured is not required to be exposed to the insured risk throughout the life of the contract), the Company records such credit derivative contracts at fair value on the consolidated balance sheet with changes in fair value recorded in the consolidated statement of operations. The fair value recorded on the balance sheet represents an exit price in a hypothetical market because the Company does not trade its credit derivative contracts. The fair value is determined using significant Level 3 inputs in an internally developed model while the expected loss to be paid (which represents the net present value of expected cash outflows) uses methodologies and assumptions consistent with financial guaranty insurance expected losses to be paid. See Note 6, Fair Value Measurement and Note 7, Financial Guaranty Contracts Accounted for as Credit Derivatives.

VIE Consolidation, at Fair Value

For financial guaranty insurance contracts issued on the debt of variable interest entities over which the Company is deemed to be the primary beneficiary due to its control rights, as defined in GAAP, the Company consolidates the FG VIE. The Company carries the assets and liabilities of the FG VIEs at fair value under the fair value option election. Management assesses the losses on the insured debt of the consolidated FG VIEs in the same manner as other financial guaranty insurance and credit derivative contracts. See Note 8, Consolidated Variable Interest Entities.

Expected Loss to be Paid

The expected loss to be paid is equal to the present value of expected future cash outflows for claim and LAE payments, net of inflows for expected salvage and subrogation (e.g., excess spread on the underlying collateral, and expected and contractual recoveries for breaches of R&W or other expected recoveries), using current risk-free rates. When the Company becomes entitled to the cash flow from the underlying collateral of an insured credit under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Net expected loss to be paid is defined as expected loss to be paid, net of amounts ceded to reinsurers.

The current risk-free rate is based on the remaining period of the contract used in the premium revenue recognition calculation (i.e., the contractual or expected period, as applicable). The Company updates the discount rate each quarter and records the effect of such changes in economic loss development. Expected cash outflows and inflows are probability weighted cash flows that reflect the likelihood of all possible expected outcomes. The Company estimates the expected cash outflows and inflows using management's assumptions about the likelihood of all possible outcomes based on all information available to it. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company's risk-management activities.

Economic Loss Development

Economic loss development represents the change in net expected loss to be paid attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

Expected loss to be paid and economic loss development include the effects of loss mitigation strategies such as negotiated and estimated recoveries for breaches of R&W, and purchases of insured debt obligations. Additionally, in certain cases, issuers of insured obligations elected, or the Company and an issuer mutually agreed as part of a negotiation, to deliver the underlying collateral or insured obligation to the Company.

In circumstances where the Company has purchased its own insured obligations that have expected losses, expected loss to be paid is reduced by the proportionate share of the insured obligation that is held in the investment portfolio. The difference between the purchase price of the obligation and the fair value excluding the value of the Company's insurance, is treated as a paid loss. Assets that are purchased by the Company are recorded in the investment portfolio, at fair value, excluding the value of the Company's insurance. See Note 9, Investments and Cash and Note 6, Fair Value Measurement.

Loss Estimation Process

The Company’s loss reserve committee estimates expected loss to be paid for all contracts by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments and sector-driven loss severity assumptions or judgmental assessments. The Company monitors the performance of its transactions with expected losses and each quarter the Company’s loss reserve committee reviews and refreshes its loss projection assumptions and scenarios and the probabilities it assigns to those scenarios based on actual developments during the quarter and its view of future performance.

The financial guaranties issued by the Company insure the credit performance of the guaranteed obligations over an extended period of time, in some cases over 30 years, and in most circumstances, the Company has no right to cancel such financial guaranties. As a result, the Company's estimate of ultimate losses on a policy is subject to significant uncertainty over the life of the insured transaction. Credit performance can be adversely affected by economic, fiscal and financial market variability over the long duration of most contracts.

The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a quarter, and as a result the Company’s loss estimates may change materially over that same period. Changes over a quarter in the Company’s loss estimates for structured finance transactions generally will be influenced by factors impacting the performance of the assets supporting those transactions. For example, changes over a quarter in the Company’s loss estimates for its RMBS transactions may be influenced by such factors as the level and timing of loan defaults experienced; changes in housing prices; results from the Company’s loss mitigation activities; and other variables. Similarly, changes over a quarter in the Company’s loss estimates for municipal obligations supported by specified revenue streams, such as revenue bonds issued by toll road authorities, municipal utilities or airport authorities, generally will be influenced by factors impacting their revenue levels, such as changes in demand; changing demographics; and other economic factors, especially if the obligations do not benefit from financial support from other tax revenues or governmental authorities. On the other hand, changes over a quarter in the Company’s loss estimates for its tax-supported public finance transactions generally will be influenced by factors impacting the public issuer’s ability and willingness to pay, such as changes in the economy and population of the relevant area; changes in the issuer’s ability or willingness to raise taxes, decrease spending or receive federal assistance; new legislation; rating agency downgrades that reduce the issuer’s ability to refinance maturing obligations or issue new debt at a reasonable cost; changes in the priority or amount of pensions and other obligations owed to workers; developments in restructuring or settlement negotiations; and other political and economic factors.

The Company does not use traditional actuarial approaches to determine its estimates of expected losses. Actual losses will ultimately depend on future events or transaction performance and may be influenced by many interrelated factors that are difficult to predict. As a result, the Company's current projections of probable and estimable losses may be subject to considerable volatility and may not reflect the Company's ultimate claims paid.

In some instances, the terms of the Company's policy gives it the option to pay principal losses that have been recognized in the transaction but which it is not yet required to pay, thereby reducing the amount of guaranteed interest due in the future. The Company has sometimes exercised this option, which uses cash but reduces projected future losses.

The following tables present a roll forward of the present value of net expected loss to be paid for all contracts, whether accounted for as insurance, credit derivatives or FG VIEs, by sector, after the benefit for expected recoveries for breaches of R&W or other expected recoveries. The Company used weighted average risk-free rates for U.S. dollar denominated obligations that ranged from 0.0% to 3.25% as of December 31, 2015 and 0.0% to 2.95% as of December 31, 2014.

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward

Year Ended December 31, 2015
(in millions)
Net expected loss to be paid, beginning of period	$619
Economic loss development due to:
Accretion of discount	14
Changes in discount rates	(11)
Changes in timing and assumptions	76
Total economic loss development	79
Paid losses	(133)
Net expected loss to be paid, end of period	$565

Net Expected Loss to be Paid,
After Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
Year Ended December 31, 2015

	Net Expected Loss to be Paid (Recovered) as of December 31, 2014(2)	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2015(2)
	(in millions)
Public Finance:
U.S. public finance	$142	$87	$(15)	$214
Non-U.S. public finance	34	(8)	—	26
Public Finance	176	79	(15)	240
Structured Finance:
U.S. RMBS:
First lien:
Alt-A first lien	237	(40)	(108)	89
Option ARM	(19)	(16)	4	(31)
Subprime	223	20	(36)	207
Total first lien	441	(36)	(140)	265
Second lien	(22)	37	22	37
Total U.S. RMBS	419	1	(118)	302
Other structured finance	24	(1)	0	23
Structured Finance	443	0	(118)	325
Total	$619	$79	$(133)	$565

Net Expected Loss to be Paid,
After Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
Year Ended December 31, 2014

	Net Expected Loss to be Paid (Recovered) as of December 31, 2013	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2014(2)
	(in millions)
Public Finance:
U.S. public finance	$61	$97	$(16)	$142
Non-U.S. public finance	42	(8)	—	34
Public Finance	103	89	(16)	176
Structured Finance:
U.S. RMBS:
First lien:
Alt-A first lien	183	(73)	127	237
Option ARM	(4)	(34)	19	(19)
Subprime	222	(12)	13	223
Total first lien	401	(119)	159	441
Second lien	(128)	(40)	146	(22)
Total U.S. RMBS	273	(159)	305	419
Other structured finance	27	(2)	(1)	24
Structured Finance	300	(161)	304	443
Total	$403	$(72)	$288	$619
____________________

(1)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded in reinsurance recoverable on paid losses included in other assets. The Company paid $8 million and $23 million in LAE for the years ended December 31, 2015 and 2014, respectively.

(2)	Includes expected LAE to be paid of $3 million as of December 31, 2015 and $4 million as of December 31, 2014.

Future Net R&W Benefit
As of December 31, 2015, 2014 and 2013

	Future Net R&W Benefit as of December 31, 2015 (1)	Future Net R&W Benefit as of December 31, 2014	Future Net R&W Benefit as of December 31, 2013
	(in millions)
U.S. RMBS:
First lien	$(9)	$115	$293
Second lien	71	76	127
Total	$62	$191	$420
____________________

(1)	See the section "Breaches of Representations and Warranties" below for eligible assets held in trust.

The following tables present the present value of net expected loss to be paid for all contracts by accounting model, by sector and after the benefit for estimated and contractual recoveries for breaches of R&W.

Net Expected Loss to be Paid (Recovered)
By Accounting Model
As of December 31, 2015

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives (2)	Total
	(in millions)
Public Finance:
U.S. public finance	$214	$—	$—	$214
Non-U.S. public finance	26	—	—	26
Public Finance	240	—	—	240
Structured Finance:
U.S. RMBS:
First lien:
Alt-A first lien	72	17	—	89
Option ARM	(31)	—	—	(31)
Subprime	147	60	—	207
Total first lien	188	77	—	265
Second lien	(4)	37	4	37
Total U.S. RMBS	184	114	4	302
Other structured finance	20	—	3	23
Structured Finance	204	114	7	325
Total	$444	$114	$7	$565

Net Expected Loss to be Paid (Recovered)
By Accounting Model
As of December 31, 2014

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives (2)	Total
	(in millions)
Public Finance:
U.S. public finance	$142	$—	$—	$142
Non-U.S. public finance	34	—	—	$34
Public Finance	176	—	—	176
Structured Finance
U.S. RMBS:
First lien:
Alt-A first lien	220	17	—	237
Option ARM	(19)	—	—	(19)
Subprime	153	70	—	223
Total first lien	354	87	—	441
Second lien	(58)	32	4	(22)
Total U.S. RMBS	296	119	4	419
Other structured finance	22	—	2	24
Structured Finance	318	119	6	443
Total	$494	$119	$6	$619
___________________
(1)    Refer to Note 8, Consolidated Variable Interest Entities.

(2)    Refer to Note 7, Financial Guaranty Contracts Accounted for as Credit Derivatives.

The following tables present the net economic loss development for all contracts by accounting model, by sector and after the benefit for estimated and contractual recoveries for breaches of R&W.

Net Economic Loss Development (Benefit)
By Accounting Model
Year Ended December 31, 2015

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives(2)	Total
	(in millions)
Public Finance:
U.S. public finance	$87	$—	$—	$87
Non-U.S. public finance	(8)	—	—	(8)
Public Finance	79	—	—	79
Structured Finance:
U.S. RMBS:
First lien:
Alt-A first lien	(40)	—	—	(40)
Option ARM	(16)	—	—	(16)
Subprime	11	9	—	20
Total first lien	(45)	9	—	(36)
Second lien	30	6	1	37
Total U.S. RMBS	(15)	15	1	1
Other structured finance	(2)	—	1	(1)
Structured Finance	(17)	15	2	0
Total	$62	$15	$2	$79

Net Economic Loss Development (Benefit)
By Accounting Model
Year Ended December 31, 2014

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives(2)	Total
	(in millions)
Public Finance:
U.S. public finance	$97	$—	$—	$97
Non-U.S. public finance	(8)	—	—	(8)
Public Finance	89	—	—	89
Structured Finance:
U.S. RMBS:
First lien:
Alt-A first lien	(72)	(1)	—	(73)
Option ARM	(35)	1	—	(34)
Subprime	(19)	7	—	(12)
Total first lien	(126)	7	—	(119)
Second lien	(127)	90	(3)	(40)
Total U.S. RMBS	(253)	97	(3)	(159)
Other structured finance	1	—	(3)	(2)
Structured Finance	(252)	97	(6)	(161)
Total	$(163)	$97	$(6)	$(72)
___________________
(1)    Refer to Note 8, Consolidated Variable Interest Entities.

(2)    Refer to Note 7, Financial Guaranty Contracts Accounted for as Credit Derivatives.

Selected U.S. Public Finance Transactions

The Company insures general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $2.14 billion net par as of December 31, 2015, $2.06 billion of which is rated BIG. For additional information regarding the Company's exposure to general obligations of Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations, please refer to "Exposure to Puerto Rico" in Note 3, Outstanding Exposure.

On February 25, 2015, a plan of adjustment resolving the bankruptcy filing of the City of Stockton, California under chapter 9 of the U.S. Bankruptcy Code became effective. As of December 31, 2015, the Company’s net exposure subject to the plan consists of $61 million of pension obligation bonds. As part of the plan settlement, the City will repay the pension obligation bonds from certain fixed payments and certain variable payments contingent on the City's revenue growth.

The Company projects that its total net expected loss across its troubled U.S. public finance credits as of December 31, 2015, which incorporated the likelihood of the various outcomes, will be $214 million compared with a net expected loss of $142 million as of December 31, 2014. Economic loss development in 2015 was $87 million, which was primarily attributable to Puerto Rico exposures.

Certain Selected European Country Sub-Sovereign Transactions

The Company insures credits with sub-sovereign exposure to various Spanish and Portuguese issuers where a Spanish and Portuguese sovereign default may cause the sub-sovereigns also to default. The Company's gross exposure to these Spanish and Portuguese credits is $445 million and $91 million, respectively and exposure net of reinsurance for Spanish and Portuguese credits is $277 million and $79 million, respectively. The Company rates most of these issuers in the BB category due to the financial condition of Spain and Portugal and their dependence on the sovereign. The Company's Hungary exposure is to infrastructure bonds dependent on payments from Hungarian governmental entities. The Company's gross exposure to these Hungarian credits is $274 million and its exposure net of reinsurance is $210 million, all of which is rated BIG. The Company estimated net expected losses of $26 million related to these Spanish, Portuguese and Hungarian credits. The economic benefit of approximately $8 million during 2015, was primarily related to changes in the exchange rate between the Euro and US Dollar and certain assumption updates.

Infrastructure Finance

As of December 31, 2015, the Company had exposure of approximately $2.6 billion to infrastructure transactions with refinancing risk. The Company may be required to make claim payments on such exposure, the aggregate amount of the claim payments may be substantial and, although the Company may not experience ultimate loss on a particular transaction, reimbursement may not occur for an extended time. These transactions generally involve long-term infrastructure projects that were financed by bonds that mature prior to the expiration of the project concession. The Company expects the cash flows from these projects to be sufficient to repay all of the debt over the life of the project concession, but also expects the debt to be refinanced in the market at or prior to its maturity. If the issuer is unable to refinance the debt due to market conditions, the Company may have to pay a claim when the debt matures, and then recover from cash flows produced by the project in the future. The Company generally projects that in most scenarios it will be fully reimbursed for such claim payments. However, the recovery of such amounts is uncertain and may take from 10 to 35 years, depending on the transaction and the performance of the underlying collateral. As of December 31, 2015, the Company estimated total claims for the two largest transactions with significant refinancing risk, assuming no refinancing, and based on certain performance assumptions, could be $1.5 billion on a gross basis; such claims would occur from 2017 through 2022. Of such $1.5 billion in estimated gross claims, an estimated $1.3 billion related to obligations of Skyway Concession Company LLC (“SCC”), which owned the concession for the Chicago Skyway toll road. On February 25, 2016, a consortium of three Canadian pension plans purchased SCC for $2.8 billion and the various SCC obligations insured by the Company were retired without a claim on the Company.

Approach to Projecting Losses in U.S. RMBS

The Company projects losses on its insured U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS and any R&W agreements to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates.

The further behind a mortgage borrower falls in making payments, the more likely it is that he or she will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the “liquidation rate.” The Company derives its liquidation rate assumptions from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

Mortgage borrowers that are not more than one payment behind (generally considered performing borrowers) have demonstrated an ability and willingness to pay throughout the recession and mortgage crisis, and as a result are viewed as less likely to default than delinquent borrowers. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when they will default, by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates ("CDR"), then projecting how the CDR will develop over time. Loans that are defaulted pursuant to the conditional default rate after the near-term liquidation of currently delinquent loans represent defaults of currently performing loans and projected re-performing loans. A conditional default rate is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (or “collateral pool balance”). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal prepayments, and defaults.

In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The Company projects loss severities by sector based on its experience to date. The Company continues to update its evaluation of these loss severities as new information becomes available.

The Company had been enforcing claims for breaches of R&W regarding the characteristics of the loans included in the collateral pools, but has now completed its active pursuit of significant R&W claims. The Company calculates a credit for R&W recoveries to include in its cash flow projections based on agreements it has with R&W providers, which are described in more detail under "Breaches of Representations and Warranties" below.

The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for the collateral losses it projects as described above; assumed voluntary prepayments; and servicer advances. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk-free rates. The Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

The Company's RMBS loss projection methodology assumes that the housing and mortgage markets will continue improving. Each period the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the period of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as whether those changes are normal fluctuations or part of a trend.

Year-End 2015 Compared to Year-End 2014 U.S. RMBS Loss Projections

Based on its observation during the period of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, the Company chose to use the same general assumptions to project RMBS losses as of December 31, 2015 as it used as of December 31, 2014, except that, for its first lien RMBS loss projections for 2015, it shortened by twelve months the period it is projecting it will take in the base case to reach the final CDR as compared with December 31, 2014. The methodology and revised assumptions the Company used to project first lien RMBS losses and the scenarios it employed are described in more detail below under " - U.S. First Lien RMBS Loss Projections: Alt A First Lien, Option ARM and Subprime", and the methodology and assumptions the Company uses to project second lien RMBS losses and the scenarios it employs are described in more detail below under " - U.S. Second Lien RMBS Loss Projections."

Year-End 2014 Compared to Year-End 2013 U.S. RMBS Loss Projections

Based on its observations of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, the Company chose to use the same general methodology to project first lien RMBS losses as of December 31, 2014 as it used as of December 31, 2013, but it made a number of refinements to reflect its observations, notably:

•
updated the liquidation rates it uses on delinquent loans based on observations and on an assumption that loan modifications (which improve liquidation rates) would over the next year be less frequent than they were over the most recent year

•	updated the liquidation rate it uses for loans reported as current but that had been reported as modified over the previous twelve months, based on observed data

•	established a liquidation rate assumption for loans reported as current and not modified in the past twelve months but that had been reported as delinquent in the previous twelve months

•	established loss severity assumptions by vintage category as well as product type, rather than just product type as done previously

•	beginning with the third quarter 2014, each quarter shortened by three months the period it is projecting it will take in the base case to reach the final CDR

The Company estimated the impact of all of the refinements to its first lien RMBS assumptions described above to be a decrease of expected losses (gross of reinsurance) of approximately $28 million (before adjustments for settlements or loss mitigation purchases) in 2014.
Based on its observations of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, the Company chose to use the same general methodology to project second lien RMBS losses as of December 31, 2014 as it used as of December 31, 2013, but it made a number of refinements to reflect its observations, notably with respect to most home equity lines of credit ("HELOC") projections to:

•	reflect increased recoveries on newly defaulted loans as well as previously defaulted loans

•	project incremental defaults associated with increased monthly payments that occur when interest-only periods end

•	increase the assumed final conditional prepayment rate ("CPR") from 10% to 15%

The net impact of the refinements in the first two bullet points, which were implemented in the third quarter 2014, was an increase of $30 million in expected losses (gross of reinsurance) in the Company's base case as of September 30, 2014. The net impact of the refinements in the third bullet point was an increase of approximately $12 million in expected losses (gross of reinsurance) in the Company's base case as of December 31, 2014.
U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM and Subprime

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are or in the past twelve months have been two or more payments behind, have been modified, are in foreclosure, or have been foreclosed upon). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. Each quarter the Company reviews the most recent twelve months of this data and (if necessary) adjusts its liquidation rates based on its observations. The following table shows liquidation assumptions for various non-performing categories.

First Lien Liquidation Rates

	December 31, 2015	December 31, 2014
Current Loans Modified in the Previous 12 Months
Alt-A	25%	25%
Option ARM	25	25
Subprime	25	25
Current Loans Delinquent in the Previous 12 Months
Alt-A	25	25
Option ARM	25	25
Subprime	25	25
30 - 59 Days Delinquent
Alt-A	35	35
Option ARM	40	40
Subprime	45	35
60 - 89 Days Delinquent
Alt-A	45	50
Option ARM	50	55
Subprime	55	40
90 + Days Delinquent
Alt-A	55	60
Option ARM	60	65
Subprime	60	55
Bankruptcy
Alt-A	45	45
Option ARM	50	50
Subprime	40	40
Foreclosure
Alt-A	65	75
Option ARM	70	80
Subprime	70	70
Real Estate Owned
All	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans modified or delinquent within the last 12 months), it projects defaults on presently current loans by applying a CDR trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the base case, after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. In the base case, the Company assumes the final CDR will be reached 7.5 years after the initial 36-month CDR plateau period, which is twelve months shorter than assumed at December 31, 2014. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were modified or delinquent in the last 12 months or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36 month period represent defaults attributable to borrowers that are currently performing or are projected to reperform.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historically high levels, and the Company is assuming in the base case that these high levels generally will continue for another 18 months. The Company determines its initial loss severity based on actual recent experience. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18 month period, declining to 40% in the base case over 2.5 years. Beginning for December 31, 2014, the Company differentiated the loss severity assumptions depending on the vintage of the transaction, as shown in the table below.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS(1)

	As of December 31, 2015		As of December 31, 2014
	Range	Weighted Average	Range	Weighted Average
Alt-A First Lien
Plateau CDR	4.0% - 12.0%	7.7%	3.7% - 13.4%	9.3%
Intermediate CDR	0.8% - 2.4%	1.5%	0.7% - 2.7%	1.9%
Period until intermediate CDR	48 months		48 months
Final CDR	0.2% - 0.6%	0.4%	0.2% - 0.7%	0.5%
Initial loss severity:
2005 and prior	60.0%		60.0%
2006	70.0%		70.0%
2007	65.0%		65.0%
Initial CPR	2.7% - 14.3%	6.2%	1.7% - 9.5%	5.1%
Final CPR(2)	15%		15%
Option ARM
Plateau CDR	3.5% - 10.3%	7.9%	4.3% - 14.2%	10.9%
Intermediate CDR	0.7% - 2.1%	1.6%	0.9% - 2.8%	2.2%
Period until intermediate CDR	48 months		48 months
Final CDR	0.2% - 0.5%	0.4%	0.2% - 0.7%	0.5%
Initial loss severity:
2005 and prior	60.0%		60.0%
2006	70.0%		70.0%
2007	65.0%		65.0%
Initial CPR	1.5% - 6.5%	2.7%	2.3% - 6.2%	3.3%
Final CPR(2)	15%		15%
Subprime
Plateau CDR	5.4% - 13.2%	9.7%	6.0% - 15.0%	10.8%
Intermediate CDR	1.1% - 2.6%	1.9%	1.2% - 3.0%	2.2%
Period until intermediate CDR	48 months		48 months
Final CDR	0.3% - 0.7%	0.5%	0.3% - 0.7%	0.5%
Initial loss severity:
2005 and prior	75.0%		75.0%
2006	90.0%		90.0%
2007	90.0%		90.0%
Initial CPR	0.0% - 6.7%	3.4%	0.1% - 5.3%	3.4%
Final CPR(2)	15%		15%
____________________
(1)                                Represents variables for most heavily weighted scenario (the “base case”).

(2)	For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used.

The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the conditional default rate, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary CPR follows a similar pattern to that of the conditional default rate. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These assumptions are the same as those the Company used for December 31, 2014.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the conditional default rate returned to its modeled equilibrium, which was defined as 5% of the initial conditional default rate. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios as of December 31, 2015. The Company used a similar approach to establish its pessimistic and optimistic scenarios as of December 31, 2015 as it used as of December 31, 2014, increasing and decreasing the periods of stress from those used in the base case.

In a somewhat more stressful environment than that of the base case, where the conditional default rate plateau was extended six months (to be 42 months long) before the same more gradual conditional default rate recovery and loss severities were assumed to recover over 4.5 rather than 2.5 years (and subprime loss severities were assumed to recover only to 60% and Option ARM and Alt A loss severities to only 45%), expected loss to be paid would increase from current projections by approximately $9 million for Alt-A first liens, $5 million for Option ARM and $38 million for subprime transactions.

In an even more stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the conditional default rate was assumed to occur over 15 months and other assumptions were the same as the other stress scenario, expected loss to be paid would increase from current projections by approximately $24 million for Alt-A first liens, $9 million for Option ARM and $53 million for subprime transactions.

In a scenario with a somewhat less stressful environment than the base case, where conditional default rate recovery was somewhat less gradual, expected loss to be paid would decrease from current projections by approximately $1 million for Alt-A first liens, $12 million for Option ARM and $9 million for subprime transactions.

In an even less stressful scenario where the conditional default rate plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the conditional default rate recovery was more pronounced, (including an initial ramp-down of the conditional default rate over nine months), expected loss to be paid would decrease from current projections by approximately $10 million for Alt-A first liens, $21 million for Option ARM and $31 million for subprime transactions.

U.S. Second Lien RMBS Loss Projections

Second lien RMBS transactions include both HELOC and closed end second lien. The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction; the voluntary prepayment rate (typically also referred to as CPR of the collateral); the interest rate environment; and assumptions about the draw rate and loss severity.

In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. Most second lien transactions report the amount of loans in five monthly delinquency categories (i.e., 30-59 days past due, 60-89 days past due, 90-119 days past due, 120-149 days past due and 150-179 days past due). The Company estimates the amount of loans that will default over the next five months by calculating current representative liquidation rates. A liquidation rate is the percent of loans in a given cohort (in this instance, delinquency category) that ultimately default. Similar to first liens, the Company then calculates a CDR for six months, which is the period over which the currently delinquent collateral is expected to be liquidated. That CDR is then used as the basis for the plateau period that follows the embedded five months of losses. Liquidation rates assumed as of December 31, 2015, were from 10% to 100%.

For the base case scenario, the CDR (the “plateau CDR”) was held constant for six months. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, comprising five months of delinquent data, a one month plateau period and 28 months of decrease to the steady state CDR, the same as of December 31, 2014.

HELOC loans generally permit the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment, and so increase the borrower's aggregate monthly payment. Some of the HELOC loans underlying the Company's insured HELOC transactions have reached their principal amortization period. The Company has observed that the increase in monthly payments occurring when a loan reaches its principal amortization period, even if mitigated by borrower relief offered by the servicer, is associated with increased borrower defaults. Thus, most of the Company's HELOC projections incorporate an assumption that a percentage of loans reaching their amortization periods will default around the time of the payment increase. These projected defaults are in addition to those generated using the CDR curve as described above. This assumption is similar to the one used at December 31, 2014. For December 31, 2015 the Company used the approach it had refined in the third quarter of 2015 to calculate the number of additional delinquencies as a function of the number of modified loans in the transaction and the final steady state CDR but increased those additional resulting defaults. Under this refined approach, transactions that have worse than average expected experience will have higher defaults and transactions where borrowers are receiving modifications so that they will not default when their interest only period ends will have higher losses.

When a second lien loan defaults, there is generally a very low recovery. The Company had assumed as of December 31, 2015 that it will generally recover only 2% of the collateral defaulting in the future and declining additional amounts of post-default receipts on previously defaulted collateral. Based on experience, the Company changed this assumption from the assumption it had used as at December 31, 2014, when it assumed it would generally recover 10% or less of the collateral defaulting in the future and declining additional amounts of post-default receipts on previously defaulted collateral.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, an average CPR (based on experience of the most recent three quarters) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. The final CPR is assumed to be 15% for second lien transactions, which is lower than the historical average but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. This pattern is generally consistent with how the Company modeled the CPR at December 31, 2014. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

The Company uses a number of other variables in its second lien loss projections, including the spread between relevant interest rate indices. These variables have been relatively stable and in the relevant ranges have less impact on the projection results than the variables discussed above. However, in a number of HELOC transactions the servicers have been modifying poorly performing loans from floating to fixed rates, and, as a result, rising interest rates would negatively impact the excess spread available from these modified loans to support the transactions.  The Company incorporated these modifications in its assumptions.

In estimating expected losses, the Company modeled and probability weighted five possible CDR curves applicable to the period preceding the return to the long-term steady state CDR. The Company used five scenarios at December 31, 2015 and three scenarios at December 31, 2014. The Company believes that the level of the elevated CDR and the length of time it will persist, the ultimate prepayment rate, and the amount of additional defaults because of the expiry of the interest only period, are the primary drivers behind the likely amount of losses the collateral will suffer. The Company continues to evaluate the assumptions affecting its modeling results.

Most of the Company's projected second lien RMBS losses are from HELOC transactions. The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions for the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 HELOCs.

Key Assumptions in Base Case Expected Loss Estimates
HELOCs(1)

	As of December 31, 2015		As of December 31, 2014
	Range	Weighted Average	Range	Weighted Average
Plateau CDR	4.9% - 23.5%	11.0%	2.8% - 6.8%	4.1%
Final CDR trended down to	0.6% - 3.2%	1.2%	0.6% - 3.2%	1.2%
Period until final CDR	34 months		34 months
Initial CPR	10.9%		6.9% - 21.8%	10.8%
Final CPR(2)	10.0% - 15.0%	13.3%	15.0% - 21.8%	15.6%
Loss severity	98.0%		90.0% - 98.0%	90.3%
____________________

(1)	Represents variables for most heavily weighted scenario (the “base case”).

(2)	For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used.

The Company’s base case assumed a six month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults. Increasing the CDR plateau to eight months and increasing the ramp-down by three months to 31-months (for a total stress period of 39 months), and doubling the defaults relating to the end of the interest only period would increase the expected loss by approximately $36 million for HELOC transactions. On the other hand, reducing the CDR plateau to four months and decreasing the length of the CDR ramp-down to 25 months (for a total stress period of 29 months) and lowering the ultimate prepayment rate to 10% would decrease the expected loss by approximately $22 million for HELOC transactions.

Breaches of Representations and Warranties

Generally, when mortgage loans were transferred into a securitization, the loan originator(s) and/or sponsor(s) provided R&W that the loans meet certain characteristics, and a breach of such R&W often requires that the loan be repurchased from the securitization. The Company has pursued such breaches of R&W on a loan-by-loan basis or in cases where a provider of R&W refused to honor its repurchase obligations, the Company sometimes chose to initiate litigation. The Company's success in pursuing these strategies permitted the Company to enter into agreements with R&W providers under which those providers made payments to the Company, agreed to make payments to the Company in the future, and / or repurchased loans from the transactions, all in return for releases of related liability by the Company.

Through December 31, 2015 the Company has caused entities providing R&Ws to pay, or agree to pay approximately $3.2 billion (gross of reinsurance) in respect of their R&W liabilities for transactions in which the Company has provided insurance.

The Company has included in its net expected loss estimates as of December 31, 2015 an estimated net benefit of $62 million (net of reinsurance), all of which is projected to be received pursuant to existing agreements with R&W providers or is otherwise collateralized. The Company is no longer actively pursuing R&W providers where it does not have such an agreement. Most of the amount projected to be received pursuant to existing agreements with R&W providers benefits from eligible assets placed in trusts to collateralize the R&W provider’s future reimbursement obligation, with the amount of such collateral subject to increase or decrease from time to time as determined by rating agency requirements. Currently the Company has agreements with three counterparties where a future reimbursement obligation is collateralized by eligible assets held in trust:

•
Bank of America. Under Assured Guaranty's agreement with Bank of America Corporation and certain of its subsidiaries (“Bank of America”), Bank of America agreed to reimburse Assured Guaranty for 80% of claims on the first lien transactions covered by the agreement that Assured Guaranty pays in the future, until the aggregate lifetime collateral losses (not insurance losses or claims) on those transactions reach $6.6 billion. As of December 31, 2015, aggregate lifetime collateral losses on those transactions was $4.4 billion ($4.0 billion for AGM and $0.4 billion for AGC), and Assured Guaranty was projecting in its base case that such collateral losses would eventually reach $5.2 billion ($4.73 billion for AGM and $0.42 billion for AGC). Bank of America's reimbursement obligation is secured by

$138 million of collateral held in trust for the AGM's benefit and $327 million of collateral held in trust that is available for either AGM or AGC.

•
Deutsche Bank. Under Assured Guaranty's May 2012 agreement with Deutsche Bank AG and certain of its affiliates (collectively, “Deutsche Bank”), Deutsche Bank agreed to reimburse Assured Guaranty for certain claims it pays in the future on eight first and second lien transactions, including 80% of claims it pays on those transactions until the aggregate lifetime claims (before reimbursement) reach $319 million. As of December 31, 2015, Assured Guaranty was projecting in its base case that such aggregate lifetime claims would remain below $319 million. In the event aggregate lifetime claims paid exceed $389 million, Deutsche Bank must reimburse Assured Guaranty for 85% of such claims paid (in excess of $389 million) until such claims paid reach $600 million. Deutsche Bank's reimbursement obligation is secured by $55 million of collateral held in trust for AGM's benefit and $0.7 million of collateral held in trust that is available for either AGM or AGC.

•
UBS. On May 6, 2013, Assured Guaranty entered into an agreement with UBS Real Estate Securities Inc. and affiliates ("UBS") and a third party resolving Assured Guaranty’s claims and liabilities related to specified RMBS transactions that were issued, underwritten or sponsored by UBS and insured by AGM or AGC under financial guaranty insurance policies. Under the agreement, UBS agreed to reimburse the Company for 85% of future losses on three first lien RMBS transactions, and such reimbursement obligation is secured by $54 million of collateral held in trust for the Company's benefit.

The Company uses the same RMBS projection scenarios and weightings to project its future R&W benefit as it uses to project RMBS losses on its portfolio. To the extent the Company increases its loss projections, the R&W benefit generally will also increase, subject to the agreement limits and thresholds described above. Similarly, to the extent the Company decreases its loss projections, the R&W benefit generally will also decrease, subject to the agreement limits and thresholds described above.

Other structured finance

The Company's other structured finance includes $544 million net par rated BIG, including transactions backed by manufactured housing loans. The Company has expected loss to be paid of $23 million as of December 31, 2015. The economic benefit during 2015 was $1 million.

Recovery Litigation

Public Finance Transactions

On January 7, 2016, AGM, AGC and Ambac Insurance Corporation (“Ambac”) commenced an action for declaratory judgment and injunctive relief in the U.S. District Court for the District of Puerto Rico to invalidate the executive orders issued by the Governor on November 30, 2015 and December 8, 2015 directing that the Secretary of the Treasury of the Commonwealth of Puerto Rico and the Puerto Rico Tourism Company retain or transfer certain taxes and revenues pledged to secure the payment of bonds issued by the Puerto Rico Highways and Transportation Authority, the Puerto Rico Convention Center District Authority and the Puerto Rico Infrastructure Financing Authority.  The action is still in its early stages.

5.    Financial Guaranty Insurance

Financial Guaranty Insurance Premiums

The portfolio of outstanding exposures discussed in Note 3, Outstanding Exposure, includes financial guaranty contracts that meet the definition of insurance contracts as well as those that meet the definition of a derivative under GAAP. Amounts presented in this note relate only to financial guaranty insurance contracts. See Note 7, Financial Guaranty Contracts Accounted for as Credit Derivatives for amounts that relate to CDS and Note 8, Consolidated Variable Interest Entities for amounts that relate to FG VIEs.

Accounting Policies

Accounting for financial guaranty contracts that meet the scope exception under derivative accounting guidance are subject to industry specific guidance for financial guaranty insurance. The accounting for contracts that fall under the financial guaranty insurance definition are consistent whether the contract was written on a direct basis, assumed from another financial guarantor under a reinsurance treaty, ceded to another insurer under a reinsurance treaty, or acquired in a business combination.

Premium receivables comprise the present value of contractual or expected future premium collections discounted using the risk-free rate. Unearned premium reserve represents deferred premium revenue, less claim payments and recoveries received that have not yet been recognized in the statement of operations (“contra-paid”). The following discussion relates to the deferred premium revenue component of the unearned premium reserve, while the contra-paid is discussed below under "Financial Guaranty Insurance Losses."

The amount of deferred premium revenue at contract inception is determined as follows:

•
For premiums received upfront on financial guaranty insurance contracts that were originally underwritten by the Company, deferred premium revenue is equal to the amount of cash received. Upfront premiums typically relate to public finance transactions.

•
For premiums received in installments on financial guaranty insurance contracts that were originally underwritten by the Company, deferred premium revenue is the present value of either (1) contractual premiums due or (2) in cases where the underlying collateral is comprised of homogeneous pools of assets, the expected premiums to be collected over the life of the contract. To be considered a homogeneous pool of assets, prepayments must be contractually prepayable, the amount of prepayments must be probable, and the timing and amount of prepayments must be reasonably estimable. When the Company adjusts prepayment assumptions or expected premium collections, an adjustment is recorded to the deferred premium revenue, with a corresponding adjustment to the premium receivable, and prospective changes are recognized in premium revenues. Premiums receivable are discounted at the risk-free rate at inception and such discount rate is updated only when changes to prepayment assumptions are made that change the expected date of final maturity. Installment premiums typically relate to structured finance transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the transaction.

•
For financial guaranty insurance contracts acquired in a business combination, deferred premium revenue is equal to the fair value of the Company's stand-ready obligation portion of the insurance contract at the date of acquisition based on what a hypothetical similarly rated financial guaranty insurer would have charged for the contract at that date and not the actual cash flows under the insurance contract. The amount of deferred premium revenue may differ significantly from cash collections due primarily to fair value adjustments recorded in connection with a business combination.

The Company recognizes deferred premium revenue as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease to the deferred premium revenue is recorded. The amount of insurance protection provided is a function of the insured principal amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured principal amounts outstanding in the reporting period compared with the sum of each of the insured principal amounts outstanding for all periods. When an insured financial obligation is retired before its maturity, the financial guaranty insurance contract is extinguished. Any nonrefundable deferred premium revenue related to that contract is accelerated and recognized as premium revenue. When a premium receivable balance is deemed uncollectible, it is written off to bad debt expense.

Deferred premium revenue ceded to reinsurers (ceded unearned premium reserve) is recorded as an asset. Direct, assumed and ceded earned premium revenue are presented together as net earned premiums in the statement of operations. Net earned premiums comprise the following:

Net Earned Premiums

	Year Ended December 31,
	2015	2014
	(in millions)
Scheduled net earned premiums	$243	$278
Acceleration of net earned premiums (1)	151	88
Accretion of discount on net premiums receivable	10	8
Net earned premiums(2)	$404	$374
____________________

(1)	Reflects the unscheduled refunding or termination of the insurance on an insured obligation as well as changes in scheduled earnings due to changes in the expected lives of the insured obligations.

(2)	Excludes $19 million and $31 million for the year ended December 31, 2015 and 2014, respectively, related to consolidated FG VIEs.

Components of Unearned Premium Reserve

	As of December 31, 2015			As of December 31, 2014
	Gross	Ceded	Net(1)	Gross	Ceded	Net(1)
	(in millions)
Deferred premium revenue	$2,943	$853	$2,090	$3,331	$966	$2,365
Contra-paid(2)	(10)	(8)	(2)	94	(8)	102
Unearned premium reserve	$2,933	$845	$2,088	$3,425	$958	$2,467
____________________

(1)	Excludes $97 million and $114 million of deferred premium revenue, and $30 million and $42 million of contra-paid related to FG VIEs as of December 31, 2015 and December 31, 2014, respectively.

(2)	See "Financial Guaranty Insurance Losses" below for an explanation of "contra-paid".

Gross Premium Receivable
Roll Forward

	Year Ended December 31,
	2015	2014
	(in millions)
Beginning of period, December 31	$450	$578
Gross premium written	169	136
Gross premiums received	(171)	(192)
Adjustments:
Changes in the expected term	(7)	(47)
Accretion of discount	13	3
Foreign exchange translation	(25)	(28)
Consolidation/deconsolidation of FG VIEs	(4)	0
End of period, December 31(1)	$425	$450
____________________

(1)	Excludes $5 million and $6 million as of December 31, 2015 and 2014, respectively, related to consolidated FG VIEs.

Foreign exchange translation relates to installment premium receivables denominated in currencies other than the U.S. dollar. Approximately 82% and 78% of installment premiums at December 31, 2015 and 2014, respectively, are denominated in currencies other than the U.S. dollar, primarily the Euro and British Pound Sterling.

The timing and cumulative amount of actual collections may differ from expected collections in the tables below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations and changes in expected lives.

Expected Collections of
Financial Guaranty Gross Premiums Receivable
(Undiscounted)

As of December 31, 2015
(in millions)
2016 (January 1 – March 31)	$23
2016 (April 1 – June 30)	15
2016 (July 1 – September 30)	11
2016 (October 1 – December 31)	9
2017	40
2018	35
2019	33
2020	32
2021-2025	133
2026-2030	96
2031-2035	69
After 2035	64
Total (1)	$560
____________________

(1)	Excludes expected cash collections on FG VIEs of $6 million.

Scheduled Financial Guaranty Net Earned Premiums

As of December 31, 2015
(in millions)
2016 (January 1 – March 31)	$59
2016 (April 1 – June 30)	57
2016 (July 1 – September 30)	55
2016 (October 1 – December 31)	53
Subtotal 2016	224
2017	191
2018	169
2019	152
2020	138
2021-2025	528
2026-2030	327
2031-2035	196
After 2035	165
Net deferred premium revenue(1)	2,090
Future accretion	92
Total future net earned premiums	$2,182
____________________

(1)	Excludes scheduled net earned premiums on consolidated FG VIEs of $97 million.

Selected Information for Financial Guaranty Policies Paid in Installments

	As of December 31, 2015	As of December 31, 2014
	(dollars in millions)
Premiums receivable	$425	$450
Gross deferred premium revenue	966	1,097
Weighted-average risk-free rate used to discount premiums	3.2%	3.6%
Weighted-average period of premiums receivable (in years)	10.0	10.1

Financial Guaranty Insurance Acquisition Costs

Accounting Policy

Policy acquisition costs that are directly related and essential to successful insurance contract acquisition and ceding commission income on ceded reinsurance contracts are deferred for contracts accounted for as insurance and reported net. Amortization of deferred ceding commissions includes the accretion of discount on ceding commission income and expense.

Capitalized policy acquisition costs include expenses such as the cost of underwriting personnel attributable to successful underwriting efforts. Ceding commission expense on assumed reinsurance contracts and ceding commission income on ceded reinsurance contracts that are associated with premiums received in installments are calculated at their contractually defined commission rates, discounted consistent with premiums receivable for all future periods, and included in deferred acquisition costs ("DAC"), with a corresponding offset to net premiums receivable or reinsurance balances payable. Management uses its judgment in determining the type and amount of costs to be deferred. The Company conducts an annual study to determine which operating costs qualify for deferral. Costs incurred for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as all overhead type costs are charged to expense as incurred. DAC, net of deferred ceding commission income, is amortized in proportion to net earned premiums. When an insured obligation is retired early, the remaining related DAC, net of ceding commission income is recognized at that time.

Expected losses, which include LAE, investment income, and the remaining costs of servicing the insured or reinsured business, are considered in determining the recoverability of DAC.

 Rollforward of
Deferred Ceding Commissions,
Net of DAC(1)

	Year Ended December 31,
	2015	2014
	(in millions)
Beginning of period	$(78)	$(86)
Costs deferred during the period:
Commissions on ceded business	(19)	(7)
Premium taxes	1	3
Compensation and other acquisition costs	8	7
Total	(10)	3
Costs amortized during the period	13	5
End of period	$(75)	$(78)
____________________

(1)	The balances are included in other liabilities on the consolidated balance sheets.

Financial Guaranty Insurance Losses

Accounting Policies

Loss and LAE Reserve

Loss and LAE reserve reported on the balance sheet relates only to direct and assumed reinsurance contracts that are accounted for as insurance, all of which are financial guaranty insurance contracts. The corresponding reserve ceded to reinsurers is reported as reinsurance recoverable on unpaid losses. As discussed in Note 6, Fair Value Measurement, contracts that meet the definition of a derivative, as well as consolidated FG VIE assets and liabilities, are recorded separately at fair value. Any expected losses related to consolidated FG VIEs are eliminated upon consolidation. Any expected losses on credit derivatives are not recorded as loss and LAE reserve on the consolidated balance sheet.

Under financial guaranty insurance accounting, the sum of unearned premium reserve and loss and LAE reserve represents the Company's stand‑ready obligation. Unearned premium reserve is deferred premium revenue, less claim payments and recoveries received that have not yet been recognized in the statement of operations ("contra-paid"). At contract inception, the entire stand-ready obligation is represented by unearned premium reserve. A loss and LAE reserve for an insurance contract is recorded only to the extent, and for the amount, that expected loss to be paid net of contra-paid (“total losses”) exceed the deferred premium revenue, on a contract by contract basis. As a result, the Company has expected loss to be paid that has not yet been expensed. Such amounts will be recognized in future periods as deferred premium revenue amortizes into income.

When a claim or LAE payment is made on a contract, it first reduces any recorded loss and LAE reserve. To the extent there is no loss and LAE reserve on a contract, then such claim payment is recorded as “contra-paid,” which reduces the unearned premium reserve. The contra-paid is recognized in the line item “loss and LAE” in the consolidated statement of operations when and for the amount that total losses exceed the remaining deferred premium revenue on the insurance contract. Loss and LAE in the consolidated statement of operations is presented net of cessions to reinsurers.

Salvage and Subrogation Recoverable

When the Company becomes entitled to the cash flow from the underlying collateral of an insured credit under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Such reduction in expected loss to be paid can result in one of the following:

•	a reduction in the corresponding loss and LAE reserve with a benefit to the income statement,

•	no entry recorded, if “total loss” is not in excess of deferred premium revenue, or

•	the recording of a salvage asset with a benefit to the income statement if the transaction is in a net recovery position at the reporting date.

The Company recognizes the expected recovery of claim payments (including recoveries from settlement with R&W providers) made by the Company prior to the date of its acquisition by AGL consistent with its policy for recognizing recoveries on all financial guaranty insurance contracts. To the extent that the estimated amount of recoveries increases or decreases, due to changes in facts and circumstances, the Company would recognize a benefit or expense consistent with how changes in the expected recovery of all other claim payments are recorded. The ceded component of salvage and subrogation recoverable is recorded in the line item reinsurance balances payable.

Expected Loss to be Expensed

Expected loss to be expensed represents past or expected future net claim payments that have not yet been expensed. Such amounts will be expensed in future periods as deferred premium revenue amortizes into income on financial guaranty insurance policies. Expected loss to be expensed is the Company's projection of incurred losses that will be recognized in future periods, excluding accretion of discount.

Insurance Contracts' Loss Information

The following table provides information on loss and LAE reserves and salvage and subrogation recoverable, net of reinsurance. The Company used weighted average risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 0.0% to 3.25% as of December 31, 2015 and 0.0% to 2.95% as of December 31, 2014. Financial guaranty insurance expected LAE reserve was $3 million as of December 31, 2015 and $4 million as of December 31, 2014.

Loss and LAE Reserve
and Salvage and Subrogation Recoverable
Net of Reinsurance
Insurance Contracts

	As of December 31, 2015			As of December 31, 2014
	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable, net	Net Reserve (Recoverable)	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable, net	Net Reserve (Recoverable)
	(in millions)
Public Finance:
U.S. public finance	$178	$0	$178	$119	$—	$119
Non-U.S. public finance	15	—	15	21	—	21
Public Finance	193	—	193	140	—	140
Structured Finance:
U.S. RMBS:
First lien:
Alt-A first lien	13	—	13	22	—	22
Option ARM	7	40	(33)	11	39	(28)
Subprime	159	15	144	156	7	149
First lien	179	55	124	189	46	143
Second lien	15	47	(32)	0	73	(73)
Total U.S. RMBS	194	102	92	189	119	70
Other structured finance	19	1	18	20	—	20
Structured Finance	213	103	110	209	119	90
Subtotal	406	103	303	349	119	230
Effect of consolidating FG VIEs	(72)	0	(72)	(78)	(1)	(77)
Total (1)	$334	$103	$231	$271	$118	$153
____________________
(1)                                 See “Components of Net Reserves (Salvage)” table for loss and LAE reserve and salvage and subrogation recoverable components.

Components of Net Reserves (Salvage)

	As of December 31, 2015	As of December 31, 2014
	(in millions)
Loss and LAE reserve	$488	$404
Reinsurance recoverable on unpaid losses	(154)	(133)
Loss and LAE reserve, net	334	271
Salvage and subrogation recoverable	(109)	(130)
Salvage and subrogation payable(1)	6	12
Salvage and subrogation recoverable, net	(103)	(118)
Net reserves (salvage)	$231	$153
____________________

(1)	Recorded as a component of reinsurance balances payable.

The table below provides a reconciliation of net expected loss to be paid to net expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (1) the contra-paid which represent the claim payments made and recoveries received that have not yet been recognized in the statement of operations, (2) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (having the effect of reducing net expected loss to be paid by the amount of the previously paid claim and the expected recovery), but will have no future income effect (because the previously paid claims and the corresponding recovery of those claims will offset in income in future periods), and (3) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2015
(in millions)
Net expected loss to be paid	$558
Less: net expected loss to be paid for FG VIEs	114
Total	444
Contra-paid, net	2
Salvage and subrogation recoverable, net of reinsurance	103
Loss and LAE reserve, net of reinsurance	(334)
Net expected loss to be expensed (present value)(1)	$215
____________________
(1)    Excludes $72 million as of December 31, 2015 related to consolidated FG VIEs.

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as accelerations, commutations, changes in expected lives and updates to loss estimates. This table excludes amounts related to FG VIEs, which are eliminated in consolidation.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2015
(in millions)
2016 (January 1 – March 31)	$9
2016 (April 1 – June 30)	8
2016 (July 1 – September 30)	6
2016 (October 1 – December 31)	6
Subtotal 2016	29
2017	22
2018	20
2019	19
2020	16
2021-2025	56
2026-2030	29
2031-2035	16
After 2035	8
Net expected loss to be expensed	215
Discount	121
Total expected future loss and LAE	$336

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Consolidated Statements of Operations

	Year Ended December 31,
	2015	2014
	(in millions)
Public Finance:
U.S. public finance	$78	$96
Non-U.S. public finance	0	(1)
Public finance	78	95
Structured Finance:
U.S. RMBS:
First lien:
Alt-A first lien	(15)	(39)
Option ARM	(8)	(24)
Subprime	31	4
First lien	8	(59)
Second lien	51	(31)
Total U.S. RMBS	59	(90)
Other structured finance	0	1
Structured finance	59	(89)
Loss and LAE on insurance contracts before FG VIE consolidation	137	6
Effect of consolidating FG VIEs	(27)	(31)
Loss and LAE	$110	$(25)

The following table provides information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of December 31, 2015

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating VIEs
	Gross	Ceded	Gross	Ceded	Gross	Ceded			Total
	(dollars in millions)
Number of risks(1)	59	(52)	14	(14)	43	(43)	116	—	116
Remaining weighted-average contract period (in years)	10.2	9.8	10.0	8.7	6.8	7.1	9.3	—	9.3
Outstanding exposure:
Principal	$4,718	$(1,763)	$1,923	$(544)	$2,325	$(325)	$6,334	$—	$6,334
Interest	2,665	(952)	983	(234)	786	(101)	3,147	—	3,147
Total(2)	$7,383	$(2,715)	$2,906	$(778)	$3,111	$(426)	$9,481	$—	$9,481
Expected cash outflows (inflows)	$274	$(84)	$531	$(136)	$1,044	$(115)	$1,514	$(290)	$1,224
Potential recoveries
Undiscounted R&W	72	(2)	(47)	3	(77)	7	(44)	—	(44)
Other(3)	(409)	21	(87)	14	(364)	64	(761)	146	(615)
Total potential recoveries	(337)	19	(134)	17	(441)	71	(805)	146	(659)
Subtotal	(63)	(65)	397	(119)	603	(44)	709	(144)	565
Discount	103	7	(109)	24	(175)	(1)	(151)	30	(121)
Present value of expected cash flows	$40	$(58)	$288	$(95)	$428	$(45)	$558	$(114)	$444
Deferred premium revenue	$168	$(44)	$69	$(8)	$343	$(47)	$481	$(95)	$386
Reserves (salvage)(4)	$(13)	$(37)	$240	$(90)	$224	$(21)	$303	$(72)	$231

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of December 31, 2014

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating VIEs
	Gross	Ceded	Gross	Ceded	Gross	Ceded			Total
	(dollars in millions)
Number of risks(1)	71	(65)	14	(14)	38	(38)	123	—	123
Remaining weighted-average contract period (in years)	8.4	8.1	7.9	8.8	7.6	8.1	8.2	—	8.2
Outstanding exposure:
Principal	$8,281	$(3,341)	$1,594	$(468)	$2,013	$(279)	$7,800	$—	$7,800
Interest	3,693	(1,435)	616	(187)	784	(105)	3,366	—	3,366
Total(2)	$11,974	$(4,776)	$2,210	$(655)	$2,797	$(384)	$11,166	$—	$11,166
Expected cash outflows (inflows)	$1,538	$(796)	$621	$(128)	$1,101	$(101)	$2,235	$(298)	$1,937
Potential recoveries
Undiscounted R&W	(12)	0	(46)	2	(160)	11	(205)	—	(205)
Other(3)	(1,526)	767	(197)	6	(326)	44	(1,232)	149	(1,083)
Total potential recoveries	(1,538)	767	(243)	8	(486)	55	(1,437)	149	(1,288)
Subtotal	0	(29)	378	(120)	615	(46)	798	(149)	649
Discount	11	0	(67)	18	(150)	3	(185)	30	(155)
Present value of expected cash flows	$11	$(29)	$311	$(102)	$465	$(43)	$613	$(119)	$494
Deferred premium revenue	$324	$(100)	$107	$(9)	$287	$(43)	$566	$(111)	$455
Reserves (salvage)(4)	$(41)	$(9)	$207	$(92)	$185	$(20)	$230	$(77)	$153
____________________

(1)
A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments. The ceded number of risks represents the number of risks for which the Company ceded a portion of its exposure.

(2)	Includes BIG amounts related to FG VIEs.

(3)	Includes excess spread and draws on HELOCs.

(4)	See table “Components of net reserves (salvage).”

Ratings Impact on Financial Guaranty Business

A downgrade of the Company may result in increased claims under financial guaranties issued by the Company, if the insured obligors were unable to pay.

For example, AGM has issued financial guaranty insurance policies in respect of the obligations of municipal obligors under interest rate swaps. AGM insures periodic payments owed by the municipal obligors to the bank counterparties. In certain cases, AGM also insures termination payments that may be owed by the municipal obligors to the bank counterparties. If (i) AGM has been downgraded below the rating trigger set forth in a swap under which it has insured the termination payment, which rating trigger varies on a transaction by transaction basis; (ii) the municipal obligor has the right to cure by, but has failed in, posting collateral, replacing AGM or otherwise curing the downgrade of AGM; (iii) the transaction documents include as a condition that an event of default or termination event with respect to the municipal obligor has occurred, such as the rating of the municipal obligor being downgraded past a specified level, and such condition has been met; (iv) the bank counterparty has elected to terminate the swap; (v) a termination payment is payable by the municipal obligor; and (vi) the municipal obligor has failed to make the termination payment payable by it, then AGM would be required to pay the termination payment due by the municipal obligor, in an amount not to exceed the policy limit set forth in the financial guaranty insurance policy. At AGM's current financial strength ratings, if the other conditions giving rise to the obligation of AGM to make a termination payment under the swap termination policies were all satisfied, then AGM could pay claims in an amount not exceeding approximately $150 million in respect of such termination payments. Taking into consideration whether the rating of the municipal obligor is below any applicable specified trigger, if the financial strength ratings of AGM were further downgraded below "A" by S&P or below "A2" by Moody's, and the other conditions giving rise to the obligation of AGM to make a payment under the swap policies were all satisfied, then AGM could pay claims in an additional amount not exceeding approximately $377 million in respect of such termination payments.

As another example, with respect to variable rate demand obligations ("VRDOs") for which a bank has agreed to provide a liquidity facility, a downgrade of AGM may provide the bank with the right to give notice to bondholders that the bank will terminate the liquidity facility, causing the bondholders to tender their bonds to the bank. Bonds held by the bank accrue interest at a “bank bond rate” that is higher than the rate otherwise borne by the bond (typically the prime rate plus 2.00% - 3.00%, and capped at the lesser of 25% and the maximum legal limit). In the event the bank holds such bonds for longer than a specified period of time, usually 90-180 days, the bank has the right to demand accelerated repayment of bond principal, usually through payment of equal installments over a period of not less than five years. In the event that a municipal obligor is unable to pay interest accruing at the bank bond rate or to pay principal during the shortened amortization period, a claim could be submitted to AGM under its financial guaranty policy. As of December 31, 2015, the Company had insured approximately $4.8 billion net par of VRDOs, of which approximately $0.2 billion of net par constituted VRDOs issued by municipal obligors rated BBB- or lower pursuant to the Company’s internal rating. The specific terms relating to the rating levels that trigger the bank’s termination right, and whether it is triggered by a downgrade by one rating agency or a downgrade by all rating agencies then rating the insurer, vary depending on the transaction.

In addition, AGM may be required to pay claims in respect of AGMH’s former financial products business if Dexia SA and its affiliates, from which Assured Guaranty had purchased AGMH and its subsidiaries, do not comply with their obligations following a downgrade of the financial strength rating of AGM. Most of the guaranteed investment contracts ("GICs") insured by AGM allow the GIC holder to terminate the GIC and withdraw the funds in the event of a downgrade of AGM below A3 or A-, with no right of the GIC issuer to avoid such withdrawal by posting collateral or otherwise enhancing its credit. Each GIC contract stipulates the thresholds below which the GIC issuer must post eligible collateral, along with the types of securities eligible for posting and the collateralization percentage applicable to each security type. These collateralization percentages range from 100% of the GIC balance for cash posted as collateral to, typically, 108% for asset-backed securities. If the entire aggregate accreted GIC balance of approximately $1.8 billion as of December 31, 2015 were terminated, the assets of the GIC issuers (which had an aggregate market value which exceed the liabilities by $0.8 billion) would be sufficient to fund the withdrawal of the GIC funds.

6.    Fair Value Measurement

The Company carries a significant portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During 2015, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

 The Company’s methods for calculating fair value produce a fair value that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset or liability’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

In May 2015, the FASB issued ASU No. 2015-07, Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share, which removes the requirement to make certain disclosures and categorize within the fair value hierarchy certain investments for which fair value is measured using net asset value ("NAV") per share as a practical expedient. Effective December 31, 2015, the Company retrospectively adopted this accounting guidance that no longer requires investments measured at fair value using the NAV per share practical expedient to be categorized within the fair value hierarchy. Therefore, the Company no longer includes its investments in partially-owned investment companies, investment funds, and limited partnerships within the fair value hierarchy and the Level 3 rollforward tables disclosed below. Prior period amounts within the fair value hierarchy disclosures contained in this section have been revised to conform to the current period presentation. This guidance requires a change in disclosure only and adoption of this guidance did not have an impact on our financial condition or results of operations.

Transfers between Levels 1, 2 and 3 are recognized at the end of the period when the transfer occurs. The Company reviews the classification between Levels 1, 2 and 3 quarterly to determine whether a transfer is necessary. During the periods presented, there were no transfers between Level 1, 2 and 3.

Measured and Carried at Fair Value

Fixed-Maturity Securities and Short-Term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value measurements using their pricing models, which include available relevant market information, benchmark curves, benchmarking of like securities, and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news. The market inputs used in the pricing evaluation include: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data and industry and economic events. Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. Given the asset class, the priority of the use of inputs may change or some market inputs may not be relevant. Additionally, the valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs, which may increase the potential that the estimated fair value of an investment is not reflective of the price at which an actual transaction would occur.

Short-term investments that are traded in active markets are classified within Level 1 in the fair value hierarchy and their value is based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value. Short-term securities that were obtained as part of loss mitigation efforts and whose prices were determined based on models, where at least one significant model assumption or input is unobservable, are considered to be Level 3 in the fair value hierarchy.

Annually, the Company reviews each pricing service’s procedures, controls and models used in the valuations of the Company’s investment portfolio, as well as the competency of the pricing service’s key personnel. In addition, on a quarterly basis, the Company holds a meeting of the internal valuation committee (comprised of individuals within the Company with market, valuation, accounting, and/or finance experience) that reviews and approves prices and assumptions used by the pricing services.

For Level 1 and 2 securities, the Company, on a quarterly basis, reviews internally developed analytic packages that highlight, at a CUSIP level, price changes from the previous quarter to the current quarter. Where unexpected price movements are noted for a specific CUSIP, the Company formally challenges the price provided, and reviews all key inputs utilized in the third party’s pricing model, and compares such information to management’s own market information.

For Level 3 securities, the Company, on a quarterly basis:

•	reviews methodologies, any model updates and inputs and compares such information to management’s own market information and, where applicable, the internal models,

•
reviews internally developed analytic packages that highlight, at a CUSIP level, price changes from the previous quarter to the current quarter, and evaluates, documents, and resolves any significant pricing differences with the assistance of the third party pricing source, and

•	compares prices received from different third party pricing sources, and evaluates, documents the rationale for, and resolves any significant pricing differences.

As of December 31, 2015, the Company used models to price 27 fixed-maturity securities and short-term investments (which were purchased or obtained for loss mitigation or other risk management purposes), which was 12.5% or $793 million of the Company's fixed-maturity securities and short-term investments at fair value. Most Level 3 securities were priced with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach using the third-party’s proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price depreciation/appreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the bond including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could materially change the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Other Invested Assets

As of December 31, 2015 and December 31, 2014, other invested assets include investments carried and measured at fair value on a recurring basis of $51 million and $94 million, respectively, and include primarily an investment in the global property catastrophe risk market and an investment in a fund that invests primarily in senior loans and bonds. Fair values for the majority of these investments are based on their respective NAV per share or equivalent, as a practical expedient, and are excluded from the fair value hierarchy table below. Other invested assets also include fixed-maturity securities classified as trading carried as Level 2.

Other Assets

Committed Capital Securities

The fair value of AGM Committed Preferred Trust Securities (the “AGM CPS”), which is recorded in “other assets” on the consolidated balance sheets, represents the difference between the present value of remaining expected put option premium payments under AGM CPS agreements, and the estimated present value that the Company would hypothetically have to pay currently for a comparable security (see Note 16, Notes Payable and Credit Facilities). The AGM CPS are carried at fair value with changes in fair value recorded in the consolidated statement of operations. The estimated current cost of the AGM CPS is based on several factors, including broker-dealer quotes for the outstanding securities, AGM CDS spreads, the U.S. dollar forward swap curve, London Interbank Offered Rate ("LIBOR") curve projections and the term the securities are estimated to remain outstanding.

Financial Guaranty Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives consist primarily of insured CDS contracts, and also include interest rate swaps that fall under derivative accounting standards requiring fair value accounting through the statement of operations. The Company did not enter into CDS with the intent to trade these contracts and the Company may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the Company to terminate such contracts; however, the Company has mutually agreed with various counterparties to terminate certain CDS transactions. Such terminations generally are not completed at fair value but instead for an amount that approximates the present value of future premiums or for a negotiated amount.

The terms of the Company’s CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells or purchases for credit protection purposes, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs to derive an estimate of the fair value of the Company's contracts in its principal markets (see "Assumptions and Inputs"). There is no established market where financial guaranty insured credit derivatives are actively traded; therefore, management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of the Company’s deals to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most importantly the Company’s estimate of the value of the non-standard terms and conditions of its credit derivative contracts and of the Company’s current credit standing.

The Company’s models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely and relevant market information.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive or pay and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge or pay at the reporting date for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the CDS contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. Consistent with previous years, market conditions at December 31, 2015 were such that market prices of the Company’s CDS contracts were not available.

Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine the fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models, actual experience may differ from the estimates reflected in the Company’s consolidated financial statements and the differences may be material.

Assumptions and Inputs

The various inputs and assumptions that are key to the establishment of the Company’s fair value for CDS contracts are as follows:

•Gross spread.

•The allocation of gross spread among:

◦	the profit the originator, usually an investment bank, realizes for putting the deal together and funding the transaction (“bank profit”);

◦	premiums paid to the Company for the Company’s credit protection provided (“net spread”); and

◦	the cost of CDS protection purchased by the originator to hedge their counterparty credit risk exposure to the Company (“hedge cost”).

•	The weighted average life which is based on Debt Service schedules.

The rates used to discount future expected premium cash flows ranged from 0.54% to 2.38% at December 31, 2015 and 0.26% to 2.66% at December 31, 2014.

The Company obtains gross spreads on its outstanding contracts from market data sources published by third parties (e.g., dealer spread tables for the collateral similar to assets within the Company’s transactions), as well as collateral-specific spreads provided by trustees or obtained from market sources. If observable market credit spreads are not available or reliable for the underlying reference obligations, then market indices are used that most closely resemble the underlying reference obligations, considering asset class, credit quality rating and maturity of the underlying reference obligations. These indices are adjusted to reflect the non-standard terms of the Company’s CDS contracts. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. In the current market, it is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

The following spread hierarchy is utilized in determining which source of gross spread to use, with the rule being to use CDS spreads where available. If not available, CDS spreads are either interpolated or extrapolated based on similar transactions or market indices.

•Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).

•	Deals priced or closed during a specific quarter within a specific asset class and specific rating. No transactions closed during the periods presented.

•Credit spreads interpolated based upon market indices.

•Credit spreads provided by the counterparty of the CDS.

•	Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

Information by Credit Spread Type (1)

	As of December 31, 2015	As of December 31, 2014
Based on actual collateral specific spreads	—%	0.1%
Based on market indices	100.0%	99.9%
Total	100%	100%
 ____________________
(1)    Based on par.

Over time the data inputs can change as new sources become available or existing sources are discontinued or are no longer considered to be the most appropriate. It is the Company’s objective to move to higher levels on the hierarchy whenever possible, but it is sometimes necessary to move to lower priority inputs because of discontinued data sources or management’s assessment that the higher priority inputs are no longer considered to be representative of market spreads for a given type of collateral. This can happen, for example, if transaction volume changes such that a previously used spread index is no longer viewed as being reflective of current market levels.

The Company interpolates a curve based on the historical relationship between the premium the Company receives when a credit derivative is closed to the daily closing price of the market index related to the specific asset class and rating of the deal. This curve indicates expected credit spreads at each indicative level on the related market index. For transactions with unique terms or characteristics where no price quotes are available, management extrapolates credit spreads based on a similar transaction for which the Company has received a spread quote from one of the first three sources within the Company’s spread hierarchy. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transactions’ current spread. Counterparties determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. These quotes are validated by cross-referencing quotes received from one market source with those quotes received from another market source to ensure reasonableness.

The premium the Company receives is referred to as the “net spread.” The Company’s pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the Company’s own credit spread affects the pricing of its deals. The Company’s own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the Company, as reflected by quoted market prices on CDS referencing AGM. For credit spreads on the Company’s name the Company obtains the quoted price of CDS contracts traded on AGM from market data sources published by third parties. The cost to acquire CDS protection referencing AGM affects the amount of spread on CDS deals that the Company retains and, hence, their fair value. As the cost to acquire CDS protection referencing AGM increases, the amount of premium the Company retains on a deal generally decreases. As the cost to acquire CDS protection referencing AGM decreases, the amount of premium the Company retains on a deal generally increases. In the Company’s valuation model, the premium the Company captures is not permitted to go below the minimum rate that the Company would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given the current market conditions and the Company’s own credit spreads, approximately 14%, and 19%, based on number of deals, of the Company's CDS contracts are fair valued using this minimum premium as of December 31, 2015 and December 31, 2014, respectively. The percentage of deals that price using the minimum premiums fluctuates due to changes in AGM's credit spreads. In general when AGM's credit spreads narrow, the cost to hedge AGM's name declines and more transactions price above previously established floor levels. Meanwhile, when AGM's credit spreads widen, the cost to hedge AGM's name increases causing more transactions to price at previously established floor levels. The Company corroborates the assumptions in its fair value model, including the portion of exposure to AGM hedged by its counterparties, with independent third parties each reporting period. The current level of AGM’s own credit spread has resulted in the bank or deal originator hedging a significant portion of its exposure to AGM. This reduces the amount of contractual cash flows AGM can capture as premium for selling its protection.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the contractual terms of the Company's contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A fair value resulting in a credit derivative asset on protection sold is the result of contractual cash inflows on in-force deals in excess of what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the Company were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would be able to realize a gain representing the difference between the higher contractual premiums to which it is entitled and the current market premiums for a similar contract. The Company determines the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts and taking the present value of such amounts discounted at the corresponding LIBOR over the weighted average remaining life of the contract.

Example

The following is an example of how changes in gross spreads, the Company’s own credit spread and the cost to buy protection on the Company affect the amount of premium the Company can demand for its credit protection. The assumptions used in these examples are hypothetical amounts. Scenario 1 represents the market conditions in effect on the transaction date and Scenario 2 represents market conditions at a subsequent reporting date.

	Scenario 1		Scenario 2
	bps	% of Total	bps	% of Total
Original gross spread/cash bond price (in bps)	185		500
Bank profit (in bps)	115	62%	50	10%
Hedge cost (in bps)	30	16%	440	88%
The premium the Company receives per annum (in bps)	40	22%	10	2%

In Scenario 1, the gross spread is 185 basis points. The bank or deal originator captures 115 basis points of the original gross spread and hedges 10% of its exposure to AGM, when the CDS spread on AGM was 300 basis points (300 basis points × 10% = 30 basis points). Under this scenario the Company receives premium of 40 basis points, or 22% of the gross spread.

In Scenario 2, the gross spread is 500 basis points. The bank or deal originator captures 50 basis points of the original gross spread and hedges 25% of its exposure to AGM, when the CDS spread on AGM was 1,760 basis points (1,760 basis points × 25% = 440 basis points). Under this scenario the Company would receive premium of 10 basis points, or 2% of the gross spread. Due to the increased cost to hedge AGM's name, the amount of profit the bank would expect to receive, and the premium the Company would expect to receive decline significantly.

In this example, the contractual cash flows (the Company premium received per annum above) exceed the amount a market participant would require the Company to pay in today's market to accept its obligations under the CDS contract, thus resulting in an asset.

Strengths and Weaknesses of Model

The Company's credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the Company's CDS modeling techniques are:

•
The model takes into account the transaction structure and the key drivers of market value. The transaction structure includes par insured, weighted average life, level of subordination and composition of collateral.

•
The model maximizes the use of market-driven inputs whenever they are available. The key inputs to the model are market-based spreads for the collateral, and the credit rating of referenced entities. These are viewed by the Company to be the key parameters that affect fair value of the transaction.

•
The model is a consistent approach to valuing positions. The Company has developed a hierarchy for market-based spread inputs that helps mitigate the degree of subjectivity during periods of high illiquidity.

The primary weaknesses of the Company's CDS modeling techniques are:

•	There is no exit market or actual exit transactions. Therefore the Company’s exit market is a hypothetical one based on the Company’s entry market.

•	There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

•	At December 31, 2015 and 2014, the markets for the inputs to the model were highly illiquid, which impacts their reliability.

•
Due to the non-standard terms under which the Company enters into derivative contracts, the fair value of its credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

These contracts were classified as Level 3 in the fair value hierarchy because there is a reliance on at least one unobservable input deemed significant to the valuation model, most significantly the Company's estimate of the value of non-standard terms and conditions of its credit derivative contracts and amount of protection purchased on AGM's name.

Fair Value Option on FG VIEs' Assets and Liabilities

The Company elected the fair value option for all the FG VIEs' assets and liabilities. See Note 8, Consolidated Variable Interest Entities.

The FG VIEs issued securities collateralized by first lien and second lien RMBS. The lowest level input that is significant to the fair value measurement of these assets and liabilities was a Level 3 input (i.e., unobservable), therefore management classified them as Level 3 in the fair value hierarchy. Prices are generally determined with the assistance of an independent third-party, based on a discounted cash flow approach. The models to price the FG VIEs’ liabilities used, where appropriate, inputs such as estimated prepayment speeds; market values of the assets that collateralize the securities; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); yields implied by market prices for similar securities; house price depreciation/appreciation rates based on macroeconomic forecasts and, for those liabilities insured by the Company, the benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest, taking into account the timing of the potential default and the Company’s own credit rating. The third-party also utilizes an internal model to determine an appropriate yield at which to discount the cash flows of the security, by factoring in collateral types, weighted-average lives, and other structural attributes specific to the security being priced. The expected yield is further calibrated by utilizing algorithms designed to aggregate market color, received by the third-party, on comparable bonds.

The fair value of the Company’s FG VIE assets is generally sensitive to changes related to estimated prepayment speeds; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); discount rates implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. Significant changes to some of these inputs could materially change the market value of the FG VIE’s assets and the implied collateral losses within the transaction. In general, the fair value of the FG VIE asset is most sensitive to changes in the projected collateral losses, where an increase in collateral losses typically leads to a decrease in the fair value of FG VIE assets, while a decrease in collateral losses typically leads to an increase in the fair value of FG VIE assets. These factors also directly impact the fair value of the Company’s FG VIE liabilities.

The fair value of the Company’s FG VIE liabilities is generally sensitive to the various model inputs described above. In addition, the Company’s FG VIE liabilities with recourse are also sensitive to changes in the Company’s implied credit worthiness. Significant changes to any of these inputs could materially change the timing of expected losses within the insured transaction which is a significant factor in determining the implied benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest for the tranches of debt issued by the FG VIE that is insured by the Company. In general, extending the timing of expected loss payments by the Company into the future typically leads to a decrease in the value of the Company’s insurance and a decrease in the fair value of the Company’s FG VIE liabilities with recourse, while a shortening of the timing of expected loss payments by the Company typically leads to an increase in the value of the Company’s insurance and an increase in the fair value of the Company’s FG VIE liabilities with recourse.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

On a quarterly basis, the Company also discloses the fair value of its outstanding financial guaranty insurance contracts. The fair value of the Company's financial guaranty contracts accounted for as insurance is based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. It is based on a variety of factors that may include pricing assumptions management has observed for portfolio transfers, commutations, and acquisitions that have occurred in the financial guaranty market, as well as prices observed in the credit derivative market with an adjustment for illiquidity so that the terms would be similar to a financial guaranty insurance contract, and includes adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Notes Payable

The fair value of the notes payable was determined by calculating the present value of the expected cash flows. The Company determines discounted future cash flows using market driven discount rates and a variety of assumptions, including a projection of the LIBOR rate, prepayment and default assumptions, and AGM CDS spreads. The fair value measurement was classified as Level 3 in the fair value hierarchy because there is a reliance on significant unobservable inputs to the valuation model, including the discount rates, prepayment and default assumptions, loss severity and recovery on delinquent loans.

Other Invested Assets

Other invested assets primarily consist of a surplus note issued by AGC to AGM. The fair value of the surplus note was determined by calculating the effect of changes in U.S. Treasury yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the surplus note was classified as Level 3.

Other Assets and Other Liabilities

The Company’s other assets and other liabilities consist predominantly of accrued interest, receivables for securities sold and payables for securities purchased, the carrying values of which approximate fair value.

Financial Instruments Carried at Fair Value

Amounts recorded at fair value in the Company's financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2015

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$4,041	$—	$4,033	$8
U.S. government and agencies	51	—	51	—
Corporate securities	668	—	597	71
Mortgage-backed securities:
RMBS	532	—	208	324
Commercial mortgage-backed securities ("CMBS")	223	—	223	—
Asset-backed securities	394	—	64	330
Foreign government securities	181	—	181	—
Total fixed-maturity securities	6,090	—	5,357	733
Short-term investments	257	176	21	60
Other invested assets (1)	10	—	5	5
Credit derivative assets	63	—	—	63
FG VIEs’ assets, at fair value	735	—	—	735
Other assets	29	—	—	29
Total assets carried at fair value	$7,184	$176	$5,383	$1,625
Liabilities:
Credit derivative liabilities	$154	$—	$—	$154
FG VIEs’ liabilities with recourse, at fair value	713	—	—	713
FG VIEs’ liabilities without recourse, at fair value	121	—	—	121
Total liabilities carried at fair value	$988	$—	$—	$988

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2014

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$4,189	$—	$4,181	$8
U.S. government and agencies	69	—	69	—
Corporate securities	643	—	564	79
Mortgage-backed securities:
RMBS	661	—	262	399
CMBS	266	—	266	—
Asset-backed securities	193	—	98	95
Foreign government securities	191	—	191	—
Total fixed-maturity securities	6,212	—	5,631	581
Short-term investments	377	197	180	—
Other invested assets (1)	23	—	16	7
Credit derivative assets	79	—	—	79
FG VIEs’ assets, at fair value	823	—	—	823
Other assets	17	—	—	17
Total assets carried at fair value	$7,531	$197	$5,827	$1,507
Liabilities:
Credit derivative liabilities	$287	$—	$—	$287
FG VIEs’ liabilities with recourse, at fair value	830	—	—	830
FG VIEs’ liabilities without recourse, at fair value	114	—	—	114
Total liabilities carried at fair value	$1,231	$—	$—	$1,231
____________________

(1)
Excluded from the table above are investment funds of $45 million and $76 million as of December 31, 2015 and December 31, 2014, respectively, measured using the NAV per share practical expedient. Includes Level 3 mortgage loans that are recorded at fair value on a non-recurring basis.

Changes in Level 3 Fair Value Measurements

The table below presents a roll forward of the Company's Level 3 financial instruments carried at fair value on a recurring basis during the years ended December 31, 2015 and 2014.

Fair Value Level 3 Rollforward
Recurring Basis
Year Ended December 31, 2015

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		Short-Term Investments		FG VIEs’ Assets at Fair Value		Other Assets (8)		Credit Derivative Asset (Liability), net(5)		FG VIEs' Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2014	$8		$79		$399		$95		$—		$823		$19		$(208)		$(830)		$(114)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	1	(2)	3	(2)	16	(2)	6	(2)	24	(2)	61	(3)	11	(4)	134	(6)	93	(3)	(18)	(3)
Other comprehensive income (loss)	0		(11)		(8)		(17)		0		—		—		—		—		—
Purchases	—		—		46		278		52	(7)	—		—		—		—		—
Settlements	(1)		—		(129)		(32)		(16)		(253)		0		(17)		155		11
FG VIE consolidations	—		—		—		—		—		104		—		—		(131)		—
FG VIE deconsolidations	—		—		—		—		—		—		—		—		—		—
Fair value as of December 31, 2015	$8		$71		$324		$330		$60		$735		$30		$(91)		$(713)		$(121)
Change in unrealized gains/(losses) related to financial instruments held as of December 31, 2015	$0		$(11)		$(6)		$(17)		$0		$107		$12		$18		$(15)		$(8)

Fair Value Level 3 Rollforward
Recurring Basis
Year Ended December 31, 2014

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other Assets (8)		Credit Derivative Asset (Liability), net(5)		FG VIEs' Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2013	$8		$136		$238		$141		$1,691		$23		$(228)		$(1,275)		$(686)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	1	(2)	(46)	(2)	16	(2)	12	(2)	144	(3)	(4)	(4)	41	(6)	(30)	(3)	(48)	(3)
Other comprehensive income (loss)	0		(6)		25		2		—		—		—		—		—
Purchases	—		—		160		—		—		—		—		—		—
Settlements	(1)		(5)		(41)		(60)		(360)		0		(21)		351		14
FG VIE consolidations	—		—		—		—		46		—		—		(25)		(21)
FG VIE deconsolidations	—		—		1		—		(698)		—		—		149		627
Fair value as of December 31, 2014	$8		$79		$399		$95		$823		$19		$(208)		$(830)		$(114)
Change in unrealized gains/(losses) related to financial instruments held as of December 31, 2014	$0		$(6)		$22		$1		$110		$(4)		$19		$(14)		$(10)

____________________

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)	Included in net realized investment gains (losses) and net investment income.

(3)	Included in fair value gains (losses) on FG VIEs.

(4)	Recorded in fair value gains (losses) on committed capital securities ("CCS"), net realized investment gains (losses) and net investment income.

(5)	Represents net position of credit derivatives. The consolidated balance sheet presents gross assets and liabilities based on net counterparty exposure.

(6)	Reported in net change in fair value of credit derivatives.

(7)    Primarily non-cash transaction.

(8)    Includes CCS and other invested assets.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2015

Financial Instrument Description (1)	Fair Value at December 31, 2015 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (2):
Fixed-maturity securities (3):
Corporate securities	$71	Yield	21.8%

RMBS	324	CPR	0.3%	-	9.0%	2.2%
		CDR	4.2%	-	9.3%	7.1%
		Loss severity	60.0%	-	100.0%	74.5%
		Yield	4.7%	-	8.2%	5.9%
Asset-backed securities:
Investor owned utility	69	Cash flow receipts	100.0%
		Collateral recovery period	2.9 years
		Discount factor	7.0%

Triple-X life insurance transactions	261	Yield	4.8%

Short-term investments	60	Yield	17.0%

FG VIEs’ assets, at fair value	735	CPR	2.3%	-	8.3%	3.9%
		CDR	2.3%	-	16.0%	4.9%
		Loss severity	40.0%	-	100.0%	83.7%
		Yield	3.1%	-	20.0%	6.7%

Other assets	29	Quotes from third party pricing	$45
		Term (years)	5 years

Financial Instrument Description (1)	Fair Value at December 31, 2015 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding

Liabilities:
Credit derivative liabilities, net	(91)	Hedge cost (in bps)	32.8	-	274.5	37.8
		Bank profit (in bps)	3.9	-	1,017.5	74.4
		Internal floor (in bps)	7.0	-	100.0	34.9
		Internal credit rating	AAA	-	CCC	AAA

FG VIEs’ liabilities, at fair value	(834)	CPR	2.3%	-	8.3%	3.9%
		CDR	2.3%	-	16.0%	4.9%
		Loss severity	40.0%	-	100.0%	83.7%
		Yield	3.1%	-	20.0%	5.7%
___________________

(1)	Discounted cash flow is used as valuation technique for all financial instruments.

(2)	Excludes several investments recorded in other invested assets with fair value of $4 million.

(3)	Excludes obligations of state and political subdivisions investments with fair value of $8 million.

 Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2014

Financial Instrument Description (1)	Fair Value at December 31, 2014 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets:
Fixed-maturity securities:
Obligations of state and political subdivisions	$8	Rate of inflation	1.0%	-	3.0%	2.0%
		Cash flow receipts	0.5%	-	22.4%	22.1%
		Yield	4.6%
		Collateral recovery period	1 month	-	9 years	8.4 years

Corporate securities	79	Yield	17.8%

RMBS	399	CPR	0.3%	-	8.1%	3.1%
		CDR	3.1%	-	10.6%	5.4%
		Loss severity	52.6%	-	100.0%	75.7%
		Yield	4.6%	-	11.7%	6.4%
Asset-backed securities:
Investor owned utility	95	Cash flow receipts	100%
		Collateral recovery period	4 years
		Discount factor	7.0%

Other invested assets	7	Discount for lack of liquidity	20%
		Recovery on delinquent loans	40%
		Default rates	0.0%	-	7.0%	5.8%
		Loss severity	40.0%	-	75.0%	68.3%
		Prepayment speeds	5.0%	-	15.0%	12.3%

FG VIEs’ assets, at fair value	823	CPR	0.3%	-	7.0%	3.2%
		CDR	1.6%	-	11.8%	4.4%
		Loss severity	40.0%	-	100.0%	81.4%
		Yield	2.7%	-	17.7%	7.9%

Other assets	17	Quotes from third party pricing	$52	-	$57	$54.5
		Term (years)	5 years

Financial Instrument Description (1)	Fair Value at December 31, 2014 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding

Liabilities:
Credit derivative liabilities, net	(208)	Hedge cost (in bps)	21.2	-	243.8	38.6
		Bank profit (in bps)	1.0	-	916.9	48.6
		Internal floor (in bps)	7.0	-	100.0	9.2
		Internal credit rating	AAA	-	CCC	AAA

FG VIEs’ liabilities, at fair value	(944)	CPR	0.3%	-	7.0%	3.2%
		CDR	1.6%	-	11.8%	4.4%
		Loss severity	40.0%	-	100.0%	81.4%
		Yield	2.7%	-	17.7%	6.2%
___________________

(1)	Discounted cash flow is used as valuation technique for all financial instruments.

The carrying amount and estimated fair value of the Company's financial instruments are presented in the following table.

Fair Value of Financial Instruments

	As of December 31, 2015		As of December 31, 2014
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets:
Fixed-maturity securities	$6,090	$6,090	$6,212	$6,212
Short-term investments	257	257	377	377
Other invested assets(1)	360	428	407	491
Credit derivative assets	63	63	79	79
FG VIEs’ assets, at fair value	735	735	823	823
Other assets	91	91	89	89
Liabilities:
Financial guaranty insurance contracts (2)	2,016	3,528	2,325	3,279
Notes payable	13	12	19	16
Credit derivative liabilities	154	154	287	287
FG VIEs’ liabilities with recourse, at fair value	713	713	830	830
FG VIEs’ liabilities without recourse, at fair value	121	121	114	114
Other liabilities	2	2	21	21
____________________

(1)	Includes investments not carried at fair value with a carrying value of $305 million and $308 million as of December 31, 2015 and 2014, respectively.

(2)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, and salvage and subrogation and other recoverables net of reinsurance.

7.    Financial Guaranty Contracts Accounted for as Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS).

Accounting Policy

Credit derivatives are recorded at fair value. Changes in fair value are recorded in “net change in fair value of credit derivatives” on the consolidated statement of operations. Realized gains (losses) and other settlements on credit derivatives include credit derivative premiums received and receivable for credit protection the Company has sold under its insured CDS contracts, premiums paid and payable for credit protection the Company has purchased, claims paid and payable and received and receivable related to insured credit events under these contracts, ceding commission expense or income and realized gains or losses related to their early termination. Fair value of credit derivatives is reflected as either net assets or net liabilities determined on a contract by contract basis in the Company's consolidated balance sheets. See Note 6, Fair Value Measurement, for a discussion on the fair value methodology for credit derivatives.

Credit Derivative Net Par Outstanding by Sector

Credit derivative transactions are governed by ISDA documentation and have different characteristics from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the Company may be obligated to make payments. Similar to a financial guaranty insurance contract, the Company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the Company may also be required to pay if the obligor becomes bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions. Furthermore, the Company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the Company may be required to make a termination payment to its swap counterparty upon such termination. The Company may not unilaterally terminate a CDS contract; however, the Company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions.

The estimated remaining weighted average life of credit derivatives was 2.3 years at December 31, 2015 and 2.5 years at December 31, 2014. The components of the Company's credit derivative net par outstanding are presented below.

Credit Derivatives
Subordination and Ratings

	As of December 31, 2015				As of December 31, 2014
Asset Type	Net Par Outstanding	Original Subordination (1)	Current Subordination (1)	Weighted Average Credit Rating	Net Par Outstanding	Original Subordination (1)	Current Subordination (1)	Weighted Average Credit Rating
	(dollars in millions)
Pooled corporate obligations:
Collateralized loan obligations/collateralized bond obligations	$3,980	29.1%	40.6%	AAA	$7,375	29.6%	33.6%	AAA
Synthetic investment grade pooled corporate	4,859	21.8	19.4	AAA	7,354	22.3	20.3	AAA
Trust preferred securities collateralized debt obligations ("TruPS CDOs")	2	56.0	96.9	AAA	9	56.0	86.4	AAA
Market value CDOs of corporate obligations	946	17.0	30.1	AAA	946	17.0	20.1	AAA
Total pooled corporate obligations	9,787	24.3	29.1	AAA	15,684	25.5	26.6	AAA
U.S. RMBS:
Subprime first lien	47	—	—	AAA	55	—	—	AAA
Closed-end second lien	51	—	—	BBB+	61	—	—	BBB+
Total U.S. RMBS	98	—	—	AA-	116	—	—	AA-
Other	1,756	—	—	A-	2,393	—	—	A-
Total	$11,641			AAA	$18,193			AAA
____________________

(1)	Represents the sum of subordinate tranches and over-collateralization and does not include any benefit from excess interest collections that may be used to absorb losses.

The Company’s exposure to pooled corporate obligations is highly diversified in terms of obligors and industries. Most pooled corporate transactions are structured to limit exposure to any given obligor and industry. The majority of the Company’s pooled corporate exposure consists of collateralized loan obligation (“CLO”) or synthetic pooled corporate obligations. Most of these CLOs have an average obligor size of less than 1% of the total transaction and typically restrict the maximum exposure to any one industry to approximately 10%. The Company’s exposure also benefits from embedded credit enhancement in the transactions which allows a transaction to sustain a certain level of losses in the underlying collateral, further insulating the Company from industry specific concentrations of credit risk on these deals.

The $1.8 billion of exposure in "Other" CDS contracts as of December 31, 2015 comprises numerous deals typically structured with significant underlying credit enhancement and spread across various asset classes, such as commercial receivables, international RMBS, infrastructure, regulated utilities and healthcare.

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of December 31, 2015		As of December 31, 2014
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
AAA	$9,089	78.1%	$14,471	79.5%
AA	985	8.5	1,843	10.1
A	853	7.3	920	5.1
BBB	607	5.2	830	4.6
BIG	107	0.9	129	0.7
Credit derivative net par outstanding	$11,641	100.0%	$18,193	100.0%

Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivatives Gain (Loss)

	Year Ended December 31,
	2015	2014
	(in millions)
Realized gains on credit derivatives	$32	$33
Net credit derivative losses (paid and payable) recovered and recoverable and other settlements	(15)	(11)
Realized gains (losses) and other settlements on credit derivatives	17	22
Net change in unrealized gains (losses) on credit derivatives:
Pooled corporate obligations	(17)	13
U.S. RMBS	1	3
Other	133	3
Net change in unrealized gains (losses) on credit derivatives	117	19
Net change in fair value of credit derivatives	$134	$41

Net Par and Realized Gain
from Terminations of Credit Derivative Contracts

	Year Ended December 31,
	2015	2014
	(in millions)
Net par of terminated credit derivative contracts	$485	$565
Realized gains on credit derivatives	11	1

During 2015, unrealized fair value gains were generated primarily as a result of a CDS termination. The Company terminated a Triple-X life insurance securitization transaction during the period and recognized unrealized fair value gains of $99 million. This was the primary driver of the unrealized fair value gains in the Other sector during the period. The remainder of the fair value gains for the period were a result of tighter implied net spreads across the Other and U.S. RMBS sectors. The tighter implied net spreads were primarily a result of the increased cost to buy protection in AGM’s name, particularly for the one year CDS spread. These transactions were pricing at or above their floor levels, therefore when the cost of purchasing CDS protection on AGM increased, the implied spreads that the Company would expect to receive on these transactions decreased. The unrealized fair value gains were partially offset by unrealized fair value losses in the pooled corporate sector where the Company’s transactions are quickly approaching maturity. The majority of transactions in this sector are marked in an asset position as they are AAA rated and performing well. As these transactions approach maturity the positive marks on these transactions will naturally revert to zero, leading to unrealized fair value losses.
During 2014, unrealized fair value gains were generated primarily in the pooled corporate obligations and Other sectors. The unrealized gains were a result of the run-off of outstanding exposure as the transactions in these sectors approach maturity, as well as the expiration of several large synthetic high yield pooled corporate transactions. These unrealized gains were partially offset by unrealized losses resulting from the decreased cost to buy protection in AGM’s name as the market cost of AGM’s credit protection decreased during the period. Several transactions were pricing above their floor levels (or the minimum rate at which the Company would consider assuming these risks based on historical experience); therefore when the cost of purchasing CDS protection on AGM decreased, which management refers to as the CDS spread on AGM, the implied spreads that the Company would expect to receive on these transactions increased.
The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGM. The Company determines its own credit risk based on quoted CDS prices traded on the Company at each balance sheet date.
CDS Spread on AGM
Quoted price of CDS contract (in basis points)

	As of December 31,
	2015	2014	2013
Five-year CDS spread	366	325	525
One-year CDS spread	131	85	220

Fair Value of Credit Derivatives Assets (Liabilities)
and Effect of AGM
Credit Spreads

	As of December 31, 2015	As of December 31, 2014
	(in millions)
Fair value of credit derivatives before effect of AGM credit spread	$(145)	$(344)
Plus: Effect of AGM credit spread	54	136
Net fair value of credit derivatives	$(91)	$(208)

The fair value of CDS contracts at December 31, 2015, before considering the implications of AGM’s credit spreads, is a direct result of continued wide credit spreads in the fixed income security markets and ratings downgrades. The asset classes that remain most affected are pooled corporate obligations. Comparing December 31, 2015 with December 31, 2014, there was large runoff of par outstanding and termination of CDS contracts, which resulted in a gain of approximately $199 million, before taking into account AGM’s credit spreads.

 Management believes that the trading level of AGM’s credit spreads over the past several years has been due to the correlation between AGM’s risk profile and the current risk profile of the broader financial markets and to increased demand for credit protection against AGM as the result of its financial guaranty volume, as well as the overall lack of liquidity in the CDS market. Offsetting the benefit attributable to AGM’s credit spread were higher credit spreads in the fixed income security markets. The higher credit spreads in the fixed income security market are due to the lack of liquidity in the high yield CDO, and CLO markets as well as continuing market concerns over the 2005-2007 vintages of RMBS.

 The following table presents the fair value and the present value of expected claim payments or recoveries (i.e. net expected loss to be paid as described in Note 4) for contracts accounted for as derivatives.

Net Fair Value and Expected Losses
Credit Derivatives by Sector

	Fair Value of Credit Derivative Asset (Liability), net		Expected Loss to be (Paid) Recovered (1)
Asset Type	As of December 31, 2015	As of December 31, 2014	As of December 31, 2015	As of December 31, 2014
	(in millions)
Pooled corporate obligations	$(7)	$10	$—	$—
U.S. RMBS	(6)	(7)	(4)	(4)
Other	(78)	(211)	(3)	(2)
Total	$(91)	$(208)	$(7)	$(6)

Sensitivity to Changes in Credit Spread

The following table summarizes the estimated change in fair values on the net balance of the Company's credit derivative positions assuming immediate parallel shifts in credit spreads on AGM and on the risks that it assumes.

Effect of Changes in Credit Spread
As of December 31, 2015

Credit Spreads(1)	Estimated Net Fair Value (Pre-Tax)	Estimated Change in Gain/(Loss) (Pre-Tax)
	(in millions)
100% widening in spreads	$(165)	$(74)
50% widening in spreads	(128)	(37)
25% widening in spreads	(110)	(19)
10% widening in spreads	(99)	(8)
Base Scenario	(91)	—
10% narrowing in spreads	(84)	7
25% narrowing in spreads	(76)	15
50% narrowing in spreads	(59)	32
 ____________________

(1)	Includes the effects of spreads on both the underlying asset classes and the Company’s own credit spread.

8.    Consolidated Variable Interest Entities

Background

The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs. AGM does not act as the servicer or collateral manager for any VIE obligations that it insures. The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first loss protection (or subordination) and excess spread. In the case of overcollateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, the financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by special purpose entities, including VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to special purpose entities, including VIEs, generate interest income that are in excess of the interest payments on the debt issued by the special purpose entity. Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the special purpose entities, including VIEs (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction.

AGM is not primarily liable for the debt obligations issued by the VIEs it insures and would only be required to make payments on those insured debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due and only for the amount of the shortfall. AGM’s creditors do not have any rights with regard to the collateral supporting the debt issued by the FG VIEs. Proceeds from sales, maturities, prepayments and interest from such underlying collateral may only be used to pay Debt Service on VIE liabilities. Net fair value gains and losses on FG VIEs are expected to reverse to zero at maturity of the VIE debt, except for net premiums received and net claims paid by AGM under the financial guaranty insurance contract. The Company’s estimate of expected loss to be paid for FG VIEs is included in Note 4, Expected Loss to be Paid.

Accounting Policy

The Company evaluates whether it is the primary beneficiary of its VIEs. If the Company concludes that it is the primary beneficiary, it is required to consolidate the entire VIE in the Company's financial statements and eliminate the effects of the financial guaranty insurance contracts issued by AGM on the consolidated FG VIEs debt obligations.

The primary beneficiary of a VIE is the enterprise that has both 1) the power to direct the activities of a VIE that most significantly impact the entity's economic performance; and 2) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE.

As part of the terms of its financial guaranty contracts, the Company obtains certain protective rights with respect to the VIE that are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager's financial condition. At deal inception, the Company typically is not deemed to control a VIE; however, once a trigger event occurs, the Company's control of the VIE typically increases. The Company continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by the Company and, accordingly, where the Company is obligated to absorb VIE losses or receive benefits that could potentially be significant to the VIE. The Company obtains protective rights under its insurance contracts that give the Company additional controls over a VIE if there is either deterioration of deal performance or in the financial health of the deal servicer. The Company is deemed to be the control party for certain VIEs under GAAP, typically when its protective rights give it the power to both terminate and replace the deal servicer, which are characteristics specific to the Company's financial guaranty contracts. If the protective rights that could make the Company the control party have not been triggered, then the VIE is not consolidated. If the Company is deemed no longer to have those protective rights, the transaction is deconsolidated.

The FG VIEs' liabilities that are insured by the Company are considered to be with recourse, because the Company guarantees the payment of principal and interest regardless of the performance of the related FG VIEs' assets. FG VIEs' liabilities that are not insured by the Company are considered to be without recourse, because the payment of principal and interest of these liabilities is wholly dependent on the performance of the FG VIEs' assets.

The Company has limited contractual rights to obtain the financial records of its consolidated FG VIEs. The FG VIEs do not prepare separate GAAP financial statements; therefore, the Company compiles GAAP financial information for them based on trustee reports prepared by and received from third parties. Such trustee reports are not available to the Company until approximately 30 days after the end of any given period. The time required to perform adequate reconciliations and analyses of the information in these trustee reports results in a one quarter lag in reporting the FG VIEs' activities. The Company records the fair value of FG VIE assets and liabilities based on modeled prices. The Company updates the model assumptions each reporting period for the most recent available information, which incorporates the impact of material events that may have occurred since the quarter lag date. The net change in the fair value of consolidated FG VIE assets and liabilities is recorded in "fair value gains (losses) on FG VIEs" in the consolidated statements of operations. Interest income and interest expense are derived from the trustee reports and also included in “fair value gains (losses) on FG VIEs.” The Company has elected the fair value option for assets and liabilities classified as FG VIEs' assets and liabilities because the carrying amount transition method was not practical.

The cash flows generated by the FG VIE assets, including R&W recoveries, are classified as cash flows from investing activities. Paydowns of FG liabilities are supported by the cash flows generated by FG VIE assets, and for liabilities with recourse, possibly claim payments made by AGM under its financial guaranty insurance contracts. Paydowns of FG liabilities both with and without recourse are classified as cash flows used in financing activities by the Company. Interest income, interest expense and other expenses of the FG VIE assets and liabilities are classified as operating cash flows. Claim payments made by AGM under the financial guaranty contracts issued to the FG VIEs are eliminated upon consolidation and therefore such claim payments are treated as paydowns of FG VIE liabilities as a financing activity as opposed to an operating activity of AGM.

Consolidated FG VIEs

Number of FG VIEs Consolidated

	Year Ended December 31,
	2015	2014
Beginning of the period, December 31	25	32
Consolidated(1)	1	1
Deconsolidated(1)	—	(6)
Matured	(2)	(2)
End of the period, December 31	24	25
____________________

(1)
Net loss on consolidation was $26 million in 2015 and net gain on deconsolidation was $102 million in 2014 and recorded in “fair value gains (losses) on FG VIEs” in the consolidated statement of operations.

The total unpaid principal balance for the FG VIEs' assets that were over 90 days or more past due was approximately $136 million at December 31, 2015 and $177 million at December 31, 2014. The aggregate unpaid principal of the FG VIEs' assets was approximately $610 million greater than the aggregate fair value at December 31, 2015. The aggregate unpaid principal of the FG VIEs' assets was approximately $670 million greater than the aggregate fair value at December 31, 2014.

The change in the instrument-specific credit risk of the FG VIEs' assets held as of December 31, 2015 that was recorded in the consolidated statements of operations for 2015 were gains of $23 million. The change in the instrument-specific credit risk of the FG VIEs' assets held as of December 31, 2014 that was recorded in the consolidated statements of operations for 2014 were gains of $171 million. To calculate the instrument specific credit risk, the changes in the fair value of the FG VIE assets are allocated between those changes that are due to the instrument specific credit risk and those are due to other factors, including interest rates. The instrument specific credit risk amount is determined by using expected contractual cash flows versus current expected cash flows discounted at original contractual rate. The net present value is calculated by discounting the expected cash flows of the underlying security, excluding the Company’s financial guaranty insurance, at the relevant effective interest rate.

The unpaid principal for FG VIE liabilities with recourse was $802 million and $1,132 million as of December 31, 2015 and December 31, 2014, respectively. FG VIE liabilities with recourse will mature at various dates ranging from 2025 to 2038. The aggregate unpaid principal balance of the FG VIE liabilities with and without recourse was approximately $285 million greater than the aggregate fair value of the FG VIEs’ liabilities as of December 31, 2015. The aggregate unpaid principal balance was approximately $548 million greater than the aggregate fair value of the FG VIEs’ liabilities as of December 31, 2014.

The table below shows the carrying value of the consolidated FG VIEs' assets and liabilities in the consolidated financial statements, segregated by the types of assets that collateralize their respective debt obligations for FG VIE liabilities with recourse.

Consolidated FG VIEs
By Type of Collateral

	As of December 31, 2015		As of December 31, 2014
	Assets	Liabilities	Assets	Liabilities
	(in millions)
With recourse:
U.S. RMBS first lien	$449	$494	$498	$570
U.S. RMBS second lien	159	219	193	260
Total with recourse	608	713	691	830
Without recourse	127	121	132	114
Total	$735	$834	$823	$944

The consolidation of FG VIEs has a significant effect on net income and shareholders' equity due to (1) changes in fair value gains (losses) on FG VIE assets and liabilities, (2) the elimination of premiums and losses related to the FG VIE liabilities with recourse and (3) the elimination of investment balances related to the Company’s purchase of AGM insured FG VIE debt. Upon consolidation of a FG VIE, the related insurance and, if applicable, the related investment balances, are considered intercompany transactions and therefore eliminated. Such eliminations are included in the table below to present the full effect of consolidating FG VIEs.

Effect of Consolidating FG VIEs on Net Income,
Cash Flows From Operating Activities and Shareholders' Equity

	Year Ended December 31,
	2015	2014
	(in millions)
Net earned premiums	$(19)	$(31)
Net investment income	(18)	(9)
Net realized investment gains (losses)	2	(5)
Fair value gains (losses) on FG VIEs	32	234
Other income (loss)	0	(2)
Loss and LAE	27	31
Effect on net income before tax	24	218
Less: tax provision (benefit)	8	77
Effect on net income (loss)	$16	$141

Effect on cash flows from operating activities	$44	$62

	As of December 31, 2015	As of December 31, 2014
	(in millions)
Effect on shareholders' equity (decrease) increase	$(9)	$(25)

In 2015, the Company recorded a pre-tax net fair value gain on consolidated FG VIEs of $32 million which was primarily driven by price appreciation on the Company's FG VIE assets during the year that resulted from improvements in the underlying collateral, as well as large principal paydowns made on the Company's FG VIEs.

In 2014, the Company recorded a pre-tax net fair value gain on consolidated FG VIEs of $234 million. The primary driver of this gain, $102 million, was a result of the deconsolidation of five VIEs. In addition, there was a gain of $37 million resulting from the Company exercising its option to accelerate two second lien RMBS bonds. The remainder of the gain for the period was driven by the price appreciation on the Company's FG VIE assets during the year resulting from improvements in the underlying collateral, as well as large principal paydowns made on the Company's FG VIEs.

Non-Consolidated VIEs

As of December 31, 2015 and December 31, 2014 the Company had financial guaranty contracts outstanding for approximately 360 and 430 VIEs, respectively, that it did not consolidate. To date, the Company's analyses have indicated that it does not have a controlling financial interest in any other VIEs and, as a result, they are not consolidated in the consolidated financial statements. The Company's exposure provided through its financial guaranties with respect to debt obligations of special purpose entities is included within net par outstanding in Note 3, Outstanding Exposure.

9.    Investments and Cash

Accounting Policy

The vast majority of the Company's investment portfolio is composed of fixed-maturity and short-term investments, classified as available-for-sale at the time of purchase (approximately 94.6% based on fair value as of December 31, 2015), and therefore carried at fair value. Changes in fair value for other-than-temporarily-impaired ("OTTI") securities are bifurcated between credit losses and non-credit changes in fair value. The credit loss on OTTI securities is recorded in the statement of operations and the non-credit component of the change in fair value of securities, whether OTTI or not, is recorded in other comprehensive income ("OCI"). For securities where the Company has the intent to sell or it is more-likely-than-not that it will be required to sell the security before recovery, declines in fair value are recorded in the consolidated statements of operations.

Credit losses reduce the amortized cost of impaired securities. The amortized cost basis is adjusted for accretion and amortization (using the effective interest method) with a corresponding entry recorded in net investment income.

Realized gains and losses on sales of investments are determined using the specific identification method. Realized loss includes amounts recorded for other-than-temporary impairments on debt securities and the declines in fair value of securities for which the Company has the intent to sell the security or inability to hold until recovery of amortized cost.

For mortgage‑backed securities, and any other holdings for which there is prepayment risk, prepayment assumptions are evaluated and revised as necessary. Any necessary adjustments due to changes in effective yields and maturities are recognized in net investment income.

Loss mitigation securities are generally purchased at a discount and are accounted for based on their underlying investment type and exclude the effects of the Company’s insurance. Interest income on loss mitigation securities is recognized on a level yield basis over the life of the security.

Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at fair value and include amounts deposited in money market funds.

Other invested assets primarily include:

•	a surplus note issued by AGC to AGM (see Note 14, Related Party Transactions). The surplus note is being held to maturity,

•	preferred stocks, which are carried at fair value with changes in unrealized gains and losses recorded in OCI.

Cash consists of cash on hand and demand deposits. As a result of the lag in reporting FG VIEs, cash and short-term investments do not reflect cash outflow to the holders of the debt issued by the FG VIEs for claim payments made by the Company to the consolidated FG VIEs until the subsequent reporting period.

Assessment for Other-Than-Temporary Impairments

The amount of other-than-temporary-impairment recognized in earnings depends on whether (1) an entity intends to sell the security or (2) it is more-likely-than-not that the entity will be required to sell the security before recovery of its amortized cost basis.

If an entity does not intend to sell the security and it is not more-likely-than-not that the Company will be required to sell the security before recovery of its amortized cost basis, the other-than-temporary-impairment is separated into (1) the amount representing the credit loss and (2) the amount related to all other factors.

The Company has a formal review process to determine other-than-temporary-impairment for securities in its investment portfolio where there is no intent to sell and it is not more-likely-than-not that it will be required to sell the security before recovery. Factors considered when assessing impairment include:

•	a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months;

•	a decline in the market value of a security for a continuous period of 12 months;

•	recent credit downgrades of the applicable security or the issuer by rating agencies;

•	the financial condition of the applicable issuer;

•	whether loss of investment principal is anticipated;

•	the impact of foreign exchange rates; and

•	whether scheduled interest payments are past due.

The Company assesses the ability to recover the amortized cost by comparing the net present value of projected future cash flows with the amortized cost of the security. If the security is in an unrealized loss position and its net present value is less than the amortized cost of the investment, an other-than-temporary impairment is recorded. The net present value is calculated by discounting the Company's estimate of projected future cash flows at the effective interest rate implicit in the debt security at the time of purchase. The Company's estimates of projected future cash flows are driven by assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default. The Company develops these estimates using information based on historical experience, credit analysis and market observable data, such as industry analyst reports and forecasts, sector credit ratings and other relevant data. For mortgage‑backed and asset backed securities, cash flow estimates also include prepayment and other assumptions regarding the underlying collateral including default rates, recoveries and changes in value. The assumptions used in these projections require the use of significant management judgment.

The Company's assessment of a decline in value included management's current assessment of the factors noted above. The Company also seeks advice from its outside investment managers. If that assessment changes in the future, the Company may ultimately record a loss after having originally concluded that the decline in value was temporary.

Net Investment Income and Realized Gains (Losses)

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Accrued investment income, which is recorded in Other Assets, was $62 million and $63 million as of December 31, 2015 and December 31, 2014, respectively.

Net Investment Income

	Year Ended December 31,
	2015	2014
	(in millions)
Income from fixed-maturity securities managed by third parties	$190	$185
Income from internally managed securities:
Fixed maturities	46	58
Other	51	29
Gross investment income	287	272
Investment expenses	(5)	(5)
Net investment income	$282	$267

Net Realized Investment Gains (Losses)

	Year Ended December 31,
	2015	2014
	(in millions)
Gross realized gains on available-for-sale securities	$16	$7
Gross realized gains on other assets in investment portfolio	1	7
Gross realized losses on available-for-sale securities	(3)	(1)
Gross realized losses on other assets in investment portfolio	(10)	(2)
Other-than-temporary impairment	(31)	(70)
Net realized investment gains (losses)	$(27)	$(59)

The following table presents the roll-forward of the credit losses of fixed-maturity securities for which the Company has recognized an other-than-temporary-impairment and where the portion of the fair value adjustment related to other factors was recognized in OCI.

Roll Forward of Credit Losses
in the Investment Portfolio

	Year Ended December 31,
	2015	2014
	(in millions)
Balance, beginning of period	$104	$34
Reductions for securities sold during the period	(17)	—
Additions for credit losses on securities for which an other-than-temporary-impairment was not previously recognized	3	63
Additions for credit losses on securities for which an other-than-temporary-impairment was previously recognized	7	6
Other	—	1
Balance, end of period	$97	$104

Investment Portfolio

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2015

Investment Category	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI (2) Gain (Loss) on Securities with Other-Than-Temporary Impairment	Weighted Average Credit Rating (3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	62%	$3,820	$222	$(1)	$4,041	$1	AA
U.S. government and agencies	1	47	4	0	51	—	AA+
Corporate securities	11	675	11	(18)	668	(13)	BBB+
Mortgage-backed securities(4):
RMBS	9	538	11	(17)	532	(7)	BBB-
CMBS	3	219	4	0	223	—	AAA
Asset-backed securities	7	410	1	(17)	394	(16)	AA-
Foreign government securities	3	192	0	(11)	181	—	AA+
Total fixed-maturity securities	96	5,901	253	(64)	6,090	(35)	AA-
Short-term investments	4	257	0	—	257	—	A+
Total investment portfolio	100%	$6,158	$253	$(64)	$6,347	$(35)	AA-

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2014

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with Other-Than-Temporary Impairment	Weighted Average Credit Rating (3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	63%	$3,928	$261	$0	$4,189	$1	AA
U.S. government and agencies	1	64	5	0	69	—	AA+
Corporate securities	10	632	15	(4)	643	(2)	A-
Mortgage-backed securities(4):
RMBS	10	656	24	(19)	661	(3)	BIG
CMBS	4	258	8	0	266	—	AAA
Asset-backed securities	3	191	2	0	193	1	A
Foreign government securities	3	191	3	(3)	191	—	AA+
Total fixed-maturity securities	94	5,920	318	(26)	6,212	(3)	AA-
Short-term investments	6	377	0	0	377	—	AAA
Total investment portfolio	100%	$6,297	$318	$(26)	$6,589	$(3)	AA-
____________________

(1)	Based on amortized cost.

(2)	Accumulated OCI ("AOCI"). See also Note 18, Other Comprehensive Income.

(3)
Ratings in the tables above represent the lower of the Moody's and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company's portfolio consists primarily of high-quality, liquid instruments.

(4)	Government-agency obligations were approximately 29% of mortgage backed securities as of December 31, 2015 and 24% as of December 31, 2014 based on fair value.

The Company’s investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories. Under the Company's investment guidelines, securities rated lower than A-/A3 by S&P or Moody’s are typically not purchased for the Company’s portfolio unless acquired for loss mitigation or risk management strategies.

The following tables present the fair value of the Company’s available-for-sale portfolio of obligations of state and political subdivisions as of December 31, 2015 and December 31, 2014 by state.

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2015 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
Fixed-maturity securities:
New York	$13	$21	$356	$390	$370	AA
California	36	50	255	341	311	AA-
Texas	4	119	202	325	307	AA
Florida	6	—	218	224	209	AA-
Washington	27	39	146	212	202	AA
Massachusetts	44	—	110	154	142	AA
Illinois	4	44	100	148	139	A+
Arizona	—	7	123	130	123	AA
Pennsylvania	37	26	37	100	95	A
Georgia	1	7	89	97	91	A+
All others	104	116	821	1,041	987	AA-
Subtotal	276	429	2,457	3,162	2,976	AA-
Short-term investments (2)	—	—	60	60	60	CC
Total	$276	$429	$2,517	$3,222	$3,036	AA-

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2014 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
Fixed-maturity securities:
New York	$14	$18	$407	$439	$416	AA
Texas	26	174	206	406	383	AA
California	36	46	267	349	318	AA-
Florida	39	21	223	283	260	AA-
Illinois	4	61	133	198	183	A+
Washington	31	27	120	178	167	AA
Massachusetts	44	—	124	168	155	AA
Arizona	—	7	134	141	132	AA
Michigan	—	—	105	105	96	A+
Ohio	6	23	65	94	88	AA
All others	186	184	770	1,140	1,077	AA-
Total	$386	$561	$2,554	$3,501	$3,275	AA-
____________________

(1)
Excludes $879 million and $688 million as of December 31, 2015 and 2014, respectively, of pre-refunded bonds, at fair value. The credit ratings are based on the underlying ratings and do not include any benefit from bond insurance.

(2)    Matured in the first quarter of 2016.

The revenue bond portfolio is comprised primarily of essential service revenue bonds issued by transportation authorities and other utilities, water and sewer authorities, universities and healthcare providers.

Revenue Bonds
Sources of Funds

	As of December 31, 2015		As of December 31, 2014
Type	Fair Value	Amortized Cost	Fair Value	Amortized Cost
	(in millions)
Fixed-maturity securities:
Transportation	$614	$573	$643	$593
Tax backed	416	394	397	374
Water and sewer	388	365	365	343
Higher education	362	342	372	350
Municipal utilities	325	309	388	363
Healthcare	259	239	272	245
All others	93	89	117	111
Subtotal	2,457	2,311	2,554	2,379
Short-term investments (1)	60	60	—	—
Total	$2,517	$2,371	$2,554	$2,379
____________________
(1)    Matured in the first quarter of 2016.

The majority of the investment portfolio is managed by four outside managers. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector.

The following tables summarize, for all securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2015

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$90	$(1)	$3	$0	$93	$(1)
U.S. government and agencies	3	0	—	—	3	0
Corporate securities	153	(4)	90	(14)	243	(18)
Mortgage-backed securities:
RMBS	150	(3)	74	(14)	224	(17)
CMBS	49	0	—	—	49	0
Asset-backed securities	269	(17)	—	—	269	(17)
Foreign government securities	92	(4)	82	(7)	174	(11)
Total	$806	$(29)	$249	$(35)	$1,055	$(64)
Number of securities (1)		116		32		139
Number of securities with other-than-temporary impairment		6		4		10

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2014

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$61	$0	$7	$0	$68	$0
U.S. government and agencies	2	0	12	0	14	0
Corporate securities	151	(3)	48	(1)	199	(4)
Mortgage-backed securities:
RMBS	172	(3)	85	(16)	257	(19)
CMBS	22	0	—	—	22	0
Asset-backed securities	24	0	—	—	24	0
Foreign government securities	108	(3)	—	—	108	(3)
Total	$540	$(9)	$152	$(17)	$692	$(26)
Number of securities		79		34		113
Number of securities with other-than-temporary impairment		3		5		8
___________________

(1)
The number of securities does not add across because lots of the same securities have been purchased at different times and appear in both categories above (i.e. Less than 12 months and 12 months or more). If a security appears in both categories, it is counted only once in the total column.

Of the securities in an unrealized loss position for 12 months or more as of December 31, 2015, nine securities had unrealized losses greater than 10% of book value. The total unrealized loss for these securities as of December 31, 2015 was $26 million. The Company has determined that the unrealized losses recorded as of December 31, 2015 are yield related and not the result of other-than-temporary-impairment.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of December 31, 2015 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities
by Contractual Maturity
As of December 31, 2015

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$91	$89
Due after one year through five years	960	978
Due after five years through 10 years	1,320	1,380
Due after 10 years	2,773	2,888
Mortgage-backed securities:
RMBS	538	532
CMBS	219	223
Total	$5,901	$6,090

The investment portfolio contains securities and cash that are either held in trust for the benefit of third party reinsurers in accordance with statutory requirements, placed on deposit to fulfill state licensing requirements, or otherwise restricted in the amount of $33 million and $50 million as of December 31, 2015 and December 31, 2014, respectively, based on fair value. In addition, the total collateral required to be funded into a reinsurance trust account by AGM for the benefit of AGE as of December 31, 2015 and December 31, 2014 was approximately $244 million and $238 million, respectively, based on fair value.

No material investments of the Company were non-income producing for years ended December 31, 2015 and 2014, respectively.

Internally Managed Portfolio

The investment portfolio tables shown above include both assets managed externally and internally. In the table below, more detailed information is provided for the component of the total investment portfolio that is internally managed (excluding short-term investments and surplus note from affiliate). The internally managed portfolio, as defined below, represents approximately 14% and 11% of the investment portfolio, on a fair value basis as of December 31, 2015 and December 31, 2014, respectively. The internally managed portfolio consists primarily of the Company's investments in securities for (i) loss mitigation purposes, (ii) other risk management purposes and (iii) where the Company believes a particular security presents an attractive investment opportunity.

One of the Company's strategies for mitigating losses has been to purchase securities it has insured that have expected losses, at discounted prices (assets purchased for loss mitigation purposes). In addition, the Company holds other invested assets that were obtained or purchased as part of negotiated settlements with insured counterparties or under the terms of our financial guaranties (other risk management assets).

 Internally Managed Portfolio
Carrying Value

	As of December 31, 2015	As of December 31, 2014
	(in millions)
Assets purchased for loss mitigation and other risk management purposes:
Fixed maturity securities, at fair value	$870	$634
Other invested assets	15	28
Other	45	79
Total	$930	$741

10.     Investment in MAC Holdings
On July 16, 2013, subsidiaries of Assured Guaranty Ltd. completed a series of transactions that increased the capitalization of its subsidiary, MAC, to $800 million on a statutory basis. The Company does not currently anticipate that MAC will distribute any dividends.
AGM and its subsidiaries Assured Guaranty Municipal Insurance Company ("AGMIC") and Assured Guaranty (Bermuda) Ltd. ("AGBM") terminated the reinsurance pooling agreement pursuant to which AGMIC and AGBM had assumed a quota share percentage of the financial guaranty insurance policies issued by AGM, and AGM reassumed such ceded business. Subsequently, AGMIC was merged into AGM, with AGM as the surviving company.
AGBM, which had made a loan of $82.5 million to Assured Guaranty US Holdings Inc. ("AGUS"), an indirect parent holding company of AGM, received all of the outstanding shares of MAC held by AGUS and cash, in full satisfaction of the principal of and interest on such loan. After AGBM distributed substantially all of its assets, including the MAC shares, to AGM as a dividend, AGM sold AGBM to its affiliate Assured Guaranty Re Ltd. (“AG Re”). Subsequently, AGBM and AG Re merged, with AG Re as the surviving company. The sale of AGBM to, and subsequent merger with, AG Re were each effective as of July 17, 2013.

MAC Holdings, was formed to own 100% of the outstanding stock of MAC. AGM and its affiliate AGC subscribed for approximately 61% and 39% of the outstanding MAC Holdings common stock, respectively, for which AGM paid $425 million and AGM's affiliate AGC paid $275 million, as consideration. The consideration consisted of all of MAC's outstanding common stock (in the case of AGM), cash and marketable securities.
MAC Holdings then contributed cash and marketable securities having a fair market value sufficient to increase MAC's policyholders' surplus to approximately $400 million, and purchased a surplus note issued by MAC in the principal amount of $300 million. In addition, AGM purchased a surplus note issued by MAC in the principal amount of $100 million.
Following the increase in MAC's capitalization, AGM ceded par exposure of approximately $87 billion and unearned premiums of approximately $468 million to MAC, and AGC ceded par exposure of approximately $24 billion and unearned premiums of approximately $249 million to MAC.

11.    Insurance Company Regulatory Requirements

The Company's ability to pay dividends depends, among other things, upon their financial condition, results of operations, cash requirements, compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of their state of domicile and other states. Financial statements prepared in accordance with accounting practices prescribed or permitted by local insurance regulatory authorities differ in certain respects from GAAP.

The Company's U.S. domiciled insurance companies prepare statutory financial statements in accordance with accounting practices prescribed or permitted by the National Association of Insurance Commissioners (“NAIC”) and their respective insurance departments. Prescribed statutory accounting practices are set forth in the NAIC Accounting Practices and Procedures Manual. The Company has no permitted accounting practices on a statutory basis.

GAAP differs in certain significant respects from U.S. insurance companies' statutory accounting practices prescribed or permitted by insurance regulatory authorities. The principal differences result from the following statutory accounting practices:

•	upfront premiums are earned when related principal and interest have expired rather than earned over the expected period of coverage;

•	acquisition costs are charged to expense as incurred rather than over the period that related premiums are earned;

•	a contingency reserve is computed based on statutory requirements, whereas no such reserve is required under GAAP;

•	certain assets designated as “non-admitted assets” are charged directly to statutory surplus, rather than reflected as assets under GAAP;

•	investments in subsidiaries are carried on the balance sheet on the equity basis, to the extent admissible, rather than consolidated with the parent;

•
the amount of deferred tax assets that may be admitted is subject to an adjusted surplus threshold and is generally limited to the lesser of those assets the Company expects to realize within three years of the balance sheet date or fifteen percent of the Company's adjusted surplus. This realization period and surplus percentage is subject to change based on the amount of adjusted surplus. Under GAAP there is no non-admitted asset determination, rather a valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized;

•	insured credit derivatives are accounted for as insurance contracts rather than as derivative contracts measured at fair value;

•	bonds are generally carried at amortized cost rather than fair value;

•	VIEs and refinancing vehicles are not consolidated;

•	payment of principal and interest on surplus notes is recorded only upon approval of the insurance regulator rather than periodic accrual of interest;

•	push-down acquisition accounting is not applicable under statutory accounting practices, as it is under GAAP;

•
expected losses are discounted at a rate of 5%, recorded when the loss is deemed probable and without consideration of the deferred premium revenue rather than discounted at the risk free rate at the end of each reporting period and only to the extent they exceed deferred premium revenue;

•	the present value of installment premiums and commissions are not recorded on the balance sheet as they are under GAAP.

Insurance Regulatory Amounts Reported

	Policyholders' Surplus		Net Income (Loss)
	As of December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(in millions)
AGM(1)	$2,441	$2,267	$217	$304
MAC	730	612	102	75
____________________

(1)	Policyholders' surplus of AGM includes its indirect share of MAC. AGM owns approximately 61% of the outstanding stock of MAC Holdings, which owns 100% of the outstanding common stock of MAC.

Contingency Reserves

On July 15, 2013, AGM and its wholly-owned subsidiary AGE (together, the "AGM Group"), were notified that the New York State Department of Financial Services ("NYDFS") does not object to the AGM Group reassuming all of the outstanding contingency reserves that the AGM Group had ceded to AG Re and electing to cease ceding future contingency reserves to AG Re. The insurance regulator permitted the AGM Group to reassume the contingency reserves in increments over three years. In the third quarter of 2015, the AGM Group reassumed its final installment and as of December 31, 2015, the AGM Group had collectively reassumed an aggregate of approximately $255 million.

From time to time, AGM has obtained the approval of its regulator to release contingency reserves based on losses or because the accumulated reserve is deemed excessive in relation to the insurer's outstanding insured obligations.  In 2015, on the latter basis, AGM obtained the NYDFS's approval for a contingency reserve release of approximately $253 million. In addition, MAC also released approximately $56 million of contingency reserves, which consisted of the assumed contingency reserves maintained by MAC, as reinsurer of AGM, in respect of the same obligations that were the subject of AGM's $253 million release.

With respect to the regular, quarterly contributions to contingency reserves required by New York laws and regulations, such laws and regulations permit the discontinuation of such quarterly contributions to a company’s contingency reserves when such company’s aggregate contingency reserves for a particular line of business (i.e., municipal or non-municipal) exceed the sum of the company’s outstanding principal for each specified category of obligations within the particular line of business multiplied by the specified contingency reserve factor for each such category. In accordance with such laws and regulations, and with the approval of the NYDFS, AGM ceased making quarterly contributions to its contingency reserves for non-municipal business, beginning in the fourth quarter of 2014. Such cessations are expected to continue for as long as AGM satisfies the foregoing condition for its applicable line of business.

Dividend Restrictions and Capital Requirements

Under New York insurance law, AGM may only pay dividends out of "earned surplus," which is the portion of the company's surplus that represents the net earnings, gains or profits (after deduction of all losses) that have not been distributed to shareholders as dividends or transferred to stated capital or capital surplus, or applied to other purposes permitted by law, but does not include unrealized appreciation of assets. AGM may pay dividends without the prior approval of the New York Superintendent of Financial Services ("New York Superintendent") that, together with all dividends declared or distributed by it during the preceding 12 months, does not exceed the lesser of 10% of its policyholders' surplus (as of its last annual or quarterly statement filed with the New York Superintendent) or 100% of its adjusted net investment income during that period. The maximum amount available during 2016 for AGM to distribute as dividends without regulatory approval, is estimated to be approximately $244 million, of which approximately $95 million is estimated to be available for distribution in the first quarter of 2016.

MAC is a New York domiciled insurance company subject to the same dividend limitations described above for AGM. The Company does not currently anticipate that MAC will distribute any dividends.

U.K. company law prohibits AGE from declaring a dividend to its shareholder unless it has “profits available for distribution.” The determination of whether a company has profits available for distribution is based on its accumulated realized profits less its accumulated realized losses. While the U.K. insurance regulatory laws impose no statutory restrictions on a general insurer's ability to declare a dividend, the Prudential Regulation Authority's capital requirements may in practice act as a restriction on dividends. The Company does not expect AGE to distribute any dividends at this time.

Dividends and Surplus Note
By Insurance Company

	Year Ended December 31,
	2015	2014
	(in millions)
Dividends paid by AGM to AGMH	$215	$160
Repayment of surplus note by AGM to AGMH	25	50

12.    Income Taxes

Accounting Policy

The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

Non-interest-bearing tax and loss bonds are purchased in the amount of the tax benefit that results from deducting contingency reserves as provided under Internal Revenue Code Section 832(e). The Company records the purchase of tax and loss bonds in deferred taxes.

The Company recognizes tax benefits only if a tax position is “more likely than not” to prevail.

Overview

The Company files its US federal tax return as a part of the consolidated group for AGUS, an indirect parent holding company.  Each member of the AGUS consolidated tax group is part of a tax sharing agreement and pays or receives its proportionate share of the consolidated regular federal tax liability for the group as if each company filed on a separate return basis.

Provision for Income Taxes

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below:

Effective Tax Rate Reconciliation

	Year Ended December 31,
	2015	2014
	(in millions)
Expected tax provision (benefit) at statutory rate	$229	$270
Tax-exempt interest	(41)	(44)
Change in liability for uncertain tax position	8	6
Other	(10)	(3)
Total provision (benefit) for income taxes	$186	$229
Effective tax rate	28.4%	29.6%

The expected tax provision at statutory rates in taxable jurisdictions is calculated as the sum of pretax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. Pretax income of the Company’s subsidiaries which are not U.S. domiciled but are subject to U.S. tax by election are included at the U.S. statutory tax rate.

Components of Net Deferred Tax Assets

	As of December 31,
	2015	2014
	(in millions)
Deferred tax assets:
Unrealized losses on credit derivative financial instruments, net	$28	$79
Unearned premium reserves, net	122	86
Loss and LAE reserve	—	47
Tax and loss bonds	39	39
Deferred ceding commission income	25	31
FG VIEs	29	9
Deferred compensation	12	15
Investment basis difference	51	66
Other	14	9
Total deferred income tax assets	320	381
Deferred tax liabilities:
Contingency reserves	64	64
Loss and LAE reserve	50	—
Unrealized appreciation on committed capital securities	10	16
Unrealized appreciation on investments	66	106
Market discount	21	23
Other	6	11
Total deferred income tax liabilities	217	220
Net deferred income tax asset	$103	$161

Valuation Allowance

The Company came to the conclusion that it is more likely than not that its net deferred tax asset will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative income the Company has earned over the last three years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with this deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

Audits

AGUS has open tax years with the U.S. Internal Revenue Service (“IRS”) for 2009 forward and is currently under audit for the 2009 - 2012 tax years. The Company's U.K. subsidiary, AGE, is not currently under examination and has open tax years of 2014 forward.

Uncertain Tax Positions

The following table provides a reconciliation of the beginning and ending balances of the total liability for unrecognized tax benefits. The Company does not believe it is reasonably possible that this amount will change significantly in the next twelve months.

	2015	2014
	(in millions)
Balance as of January 1,	$11	$5
True-up from tax return filings	7	6
Balance as of December 31,	$18	$11

The Company's policy is to recognize interest and penalties related to uncertain tax positions in income tax expense and has accrued $0.5 million for 2015 and $0.5 million for 2014. As of December 31, 2015 and December 31, 2014, the Company has accrued $2.8 million and $2.3 million of interest, respectively.

The total amount of unrecognized tax benefits as of December 31, 2015 would affect the effective tax rate, if recognized.

Tax Treatment of CDS

The Company treats the guaranty it provides on CDS as an insurance contract for tax purposes and as such a taxable loss does not occur until the Company expects to make a loss payment to the buyer of credit protection based upon the occurrence of one or more specified credit events with respect to the contractually referenced obligation or entity. The Company holds its CDS to maturity, at which time any unrealized fair value loss in excess of credit-related losses would revert to zero. The tax treatment of CDS is an unsettled area of the law. The uncertainty relates to the IRS determination of the income or potential loss associated with CDS as either subject to capital gain (loss) or ordinary income (loss) treatment. In treating CDS as insurance contracts the Company treats both the receipt of premium and payment of losses as ordinary income and believes it is more likely than not that any CDS credit related losses will be treated as ordinary by the IRS. To the extent the IRS takes the view that the losses are capital losses in the future and the Company incurred actual losses associated with the CDS, the Company would need sufficient taxable income of the same character within the carryback and carryforward period available under the tax law.

13.    Reinsurance and Other Monoline Exposures
The Company assumes exposure on insured obligations (“Assumed Business”) and may cede portions of its exposure on obligations it has insured (“Ceded Business”) in exchange for premiums, net of ceding commissions. The Company historically entered into ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks.

Accounting Policy
For business assumed and ceded, the accounting model of the underlying direct financial guaranty contract dictates the accounting model used for the reinsurance contract (except for those eliminated as FG VIEs). For any assumed or ceded financial guaranty insurance premiums and financial guaranty insurance losses, the accounting models described in Note 5 are followed. For any ceded credit derivative contracts, the accounting model in Note 7 is followed.
Ceded and Assumed Business
The Company has Ceded Business to affiliated and non-affiliated companies to limit its exposure to risk. Under these relationships, the Company cedes a portion of its insured risk in exchange for a premium paid to the reinsurer. The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. A number of the financial guaranty insurers to which the Company has ceded par have experienced financial distress and been downgraded by the rating agencies as a result. In addition, state insurance regulators have intervened with respect to some of these insurers. The Company's ceded contracts generally allow the Company to recapture Ceded Business after certain triggering events, such as reinsurer downgrades.
AGM is also party to reinsurance agreements as a reinsurer to its affiliated financial guaranty insurance companies. In 2013, MAC assumed a book of U.S. public finance business from AGM and AGC.

The Company has assumed business primarily from its affiliate, AGC.  Under this relationship, the Company assumes a portion of the ceding company’s insured risk in exchange for a premium.  The Company may be exposed to risk in this portfolio in that the Company may be required to pay losses without a corresponding premium in circumstances where the ceding company is experiencing financial distress and is unable to pay premiums. The Company's agreement with AGC is generally subject to termination at the option of the ceding company if the Company fails to meet certain financial and regulatory criteria or to maintain a specified minimum financial strength rating.  Upon termination under these conditions, the Company may be required to return to the ceding company unearned premiums and loss reserves calculated on a statutory basis of accounting, attributable to the reinsurance assumed, after which the Company would be released from liability with respect to the Assumed Business.  Upon the occurrence of the conditions set forth above, whether or not an agreement is terminated, the Company may be obligated to increase the level of ceding commission paid.
Over the past several years, the Company has entered into several commutations in order to reassume previously ceded books of business from its reinsurers.

Net Effect of Commutations of Ceded
Reinsurance Contracts

	Year Ended December 31,
	2015	2014
	(in millions)
Increase (decrease) in net unearned premium reserve	$23	$20
Increase (decrease) in net par outstanding	855	1,091
Commutation gains recorded in other income	28	23

The following table presents the components of premiums and losses reported in the consolidated statement of operations and the contribution of the Company's Assumed and Ceded Businesses.

Effect of Reinsurance on Statement of Operations

	Year Ended December 31,
	2015	2014
	(in millions)
Premiums Written:
Direct	$146	$89
Assumed	16	0
Ceded	(47)	(31)
Net	$115	$58
Premiums Earned:
Direct	$521	$476
Assumed	37	26
Ceded	(154)	(128)
Net	$404	$374
Loss and LAE:
Direct	$157	$48
Ceded	(47)	(73)
Net	$110	$(25)

Other Monoline Exposures

In addition to assumed and ceded reinsurance arrangements, the Company may also have exposure to some financial guaranty reinsurers (i.e., monolines) in other areas. Second-to-pay insured par outstanding represents transactions the Company has insured that were previously insured by other monolines. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer. Another area of exposure is in the investment portfolio where the Company holds fixed-maturity securities that are wrapped by monolines and whose value may change based on the rating of the monoline. As of December 31, 2015, based on fair value, the Company had fixed-maturity securities in its investment portfolio consisting of $164 million insured by National Public Finance Guarantee Corporation ("National"), $141 million insured by Ambac, $68 million insured by AGC, $260 million insured by the Company's affiliate Assured Guaranty (UK) Ltd., and $8 million insured by other guarantors. In addition, the Company acquired bonds for loss mitigation or other risk management purposes in the amount of $123 million insured by FGIC UK Limited.
In accordance with U.S. statutory accounting requirements and U.S. insurance laws and regulations, in order for the Company to receive credit for liabilities ceded to reinsurers domiciled outside of the U.S., such reinsurers must secure their liabilities to the Company. All of the unauthorized reinsurers in the tables below are required to post collateral for the benefit of the Company in an amount at least equal to the sum of their ceded unearned premium reserve, loss reserves and contingency reserves all calculated on a statutory basis of accounting. In addition, certain authorized reinsurers in the tables below post collateral on terms negotiated with the Company.

Exposure by Reinsurer

	Ratings at		Par Outstanding (1)
	March 28, 2016		As of December 31, 2015
Reinsurer	Moody’s Reinsurer Rating	S&P Reinsurer Rating	Ceded Par Outstanding	Second-to-Pay Insured Par Outstanding	Assumed Par Outstanding
			(dollars in millions)
Affiliated Companies: (3)
AGC (2)	A3	AA	$3,349	$163	$19,836
AG Re (2)	WR (4)	AA	56,985	—	—
Affiliated Companies			60,334	163	19,836
Non-Affiliated Companies:
American Overseas Reinsurance Company Limited (f/k/a Ram Re) (2)	WR	WR	4,320	—	30
Tokio Marine & Nichido Fire Insurance Co., Ltd. (“Tokio”) (2)	Aa3 (5)	A+ (5)	4,219	—	—
Syncora Guarantee Inc. (2)	WR	WR	2,450	545	567
Mitsui Sumitomo Insurance Co. Ltd.(2)	A1	A+ (5)	1,819	—	—
ACA Financial Guaranty Corp.	NR (6)	WR	714	1	—
National (7)	A3	AA-	—	3,634	—
Ambac	WR	WR	—	2,126	—
MBIA	(8)	(8)	—	1,241	—
FGIC	(9)	(9)	—	798	—
Ambac Assurance Corp. Segregated Account	NR	NR	—	88	—
CIFG Assurance North America Inc.	WR	WR	—	21	—
Other	Various	Various	24	—	1
Non-Affiliated Companies			13,546	8,454	598
Total			$73,880	$8,617	$20,434
____________________

(1)	Includes par related to insured credit derivatives.

(2)
The total collateral posted by all affiliated and non-affiliated reinsurers required or agreeing to post collateral as of December 31, 2015, is approximately $1.2 billion. The collateral excludes amounts for the benefit of AGE, See Note 14.

(3)	MAC is rated AA+ (stable outlook) from KBRA and of AA (stable outlook) from S&P. Assumed par outstanding includes $19,807 million assumed by MAC from AGC.

(4)	Represents “Withdrawn Rating.”

(5)	The Company benefits from trust arrangements that satisfy the triple-A credit requirement of S&P and/or Moody’s.

(6)	Represents “Not Rated.”

(7)	National is rated AA+ by KBRA.

(8)	MBIA includes subsidiaries MBIA Insurance Corp. rated B by S&P and B3 by Moody's and MBIA U.K. Insurance Ltd. rated BB by S&P and Ba2 by Moody’s.

(9)	FGIC includes subsidiaries Financial Guaranty Insurance Company and FGIC UK Limited both of which had their ratings withdrawn by rating agencies.

Ceded Par Outstanding by Reinsurer and Credit Rating
As of December 31, 2015

	Internal Credit Rating
Reinsurer	AAA	AA	A	BBB	BIG	Total
	(in millions)
Affiliated Companies	$936	$11,620	$29,504	$16,762	$1,512	$60,334
American Overseas Reinsurance Company Limited (f/k/a Ram Re)	235	1,514	1,328	992	251	4,320
Tokio	565	532	1,131	1,364	627	4,219
Syncora Guarantee Inc.	—	132	429	1,766	123	2,450
Mitsui Sumitomo Insurance Co. Ltd.	131	551	591	372	174	1,819
ACA Financial Guaranty Corp.	—	449	246	19	—	714
Other	—	—	0	24	—	24
Total	$1,867	$14,798	$33,229	$21,299	$2,687	$73,880

Second-to-Pay
Insured Par Outstanding by Internal Rating
As of December 31, 2015(1)

	Public Finance					Structured Finance
	AAA	AA	A	BBB	BIG	AAA	AA	BBB	BIG	Total
	(in millions)
Affiliated Companies	$—	$97	$—	$—	$—	$—	$66	$—	$—	$163
Non-Affiliated Companies:
Syncora Guarantee Inc.	—	38	75	273	159	—	—	—	—	545
ACA Financial Guaranty Corp.	—	—	—	1	—	—	—	—	—	1
National	30	1,221	2,383	—	—	—	—	—	—	3,634
Ambac	9	706	977	396	—	—	—	32	6	2,126
MBIA	—	47	240	48	—	—	745	66	95	1,241
FGIC	—	6	531	25	65	149	—	—	22	798
Ambac Assurance Corp. Segregated Account	—	—	—	—	—	—	23	—	65	88
CIFG Assurance North America Inc.	—	—	—	1	20	—	—	—	—	21
Non-Affiliated Companies	39	2,018	4,206	744	244	149	768	98	188	8,454
Total	$39	$2,115	$4,206	$744	$244	$149	$834	$98	$188	$8,617
____________________

(1)	Assured Guaranty's internal rating.

Amounts Due (To) From Reinsurers
As of December 31, 2015

	Assumed Premium	Ceded Premium, net of Commissions	Ceded Expected Loss to be Paid
	(in millions)
AGC	$2	$(13)	$31
AG Re	—	(53)	79
American Overseas Reinsurance Company Limited (f/k/a Ram Re)	—	(5)	24
Tokio	—	(12)	43
Syncora Guarantee Inc.	14	(22)	5
Mitsui Sumitomo Insurance Co. Ltd.	—	(3)	17
Swiss Reinsurance Co.	—	(3)	—
Total	$16	$(111)	$199

Excess of Loss Reinsurance Facility

AGC, AGM and MAC entered into a $360 million aggregate excess of loss reinsurance facility with a number of reinsurers, effective as of January 1, 2016. This facility replaces a similar $450 million aggregate excess of loss reinsurance facility that AGC, AGM and MAC had entered into effective January 1, 2014 and which terminated on December 31, 2015. The new facility covers losses occurring either from January 1, 2016 through December 31, 2023, or January 1, 2017 through December 31, 2024, at the option of AGC, AGM and MAC. It terminates on January 1, 2018, unless AGC, AGM and MAC choose to extend it. The new facility covers certain U.S. public finance credits insured or reinsured by AGC, AGM and MAC as of September 30, 2015, excluding credits that were rated non-investment grade as of December 31, 2015 by Moody’s or S&P or internally by AGC, AGM or MAC and is subject to certain per credit limits. Among the credits excluded are those associated with the Commonwealth of Puerto Rico and its related authorities and public corporations. The new facility attaches when AGC’s, AGM’s and MAC’s net losses (net of AGC’s and AGM's reinsurance (including from affiliates) and net of recoveries) exceed $1.25 billion in the aggregate. The new facility covers a portion of the next $400 million of losses, with the reinsurers assuming pro rata in the aggregate $360 million of the $400 million of losses and AGC, AGM and MAC jointly retaining the remaining $40 million. The reinsurers are required to be rated at least AA- or to post collateral sufficient to provide AGC, AGM and MAC with the same reinsurance credit as reinsurers rated AA-. AGC, AGM and MAC are obligated to pay the reinsurers their share of recoveries relating to losses during the coverage period in the covered portfolio. AGC, AGM and MAC paid approximately $9 million of premiums in 2016 for the term January 1, 2016 through December 31, 2016 and deposited approximately $9 million of securities into trust accounts for the benefit of the reinsurers to be used to pay the premium for January 1, 2017 through December 31, 2017. The main differences between the new facility and the prior facility that terminated on December 31, 2015 are the reinsurance attachment point ($1.25 billion versus $1.5 billion), the total reinsurance coverage ($360 million part of $400 million versus $450 million part of $500 million) and the annual premium ($9 million versus $19 million).
14.    Related Party Transactions
Guarantees or Contingencies for Related Parties
AGM currently provides support to its subsidiary AGE through a quota share and excess of loss reinsurance agreement (the “Reinsurance Agreement”) and a net worth maintenance agreement (the "Net Worth Agreement").  Such agreements replace and supersede the second amended and restated quota share and stop loss reinsurance agreement and the second amended and restated net worth maintenance agreement, respectively, previously in place between the parties. For transactions closed prior to 2011, AGE typically guaranteed all of the guaranteed obligations directly and AGM reinsured under the quota share cover of the Reinsurance Agreement approximately 92% of AGE's retention after cessions to other reinsurers. In 2011, AGE and AGM implemented a co-guarantee structure pursuant to which (i) AGE directly guarantees a portion of the guaranteed obligations in an amount equal to what would have been AGE's pro rata retention percentage under the quota share cover, (ii) AGM directly guarantees the balance of the guaranteed obligations, and (iii) AGM also provides a second-to-pay guarantee for AGE's portion of the guaranteed obligations.

Under the excess of loss cover of the Reinsurance Agreement, AGM will pay AGE quarterly the amount by which (i) the sum of (a) AGE’s incurred losses calculated in accordance with UK GAAP as reported by AGE in its financial returns filed with the Prudential Regulation Authority ("PRA") and (b) AGE’s paid losses and LAE, in both cases net of all other performing reinsurance, including the reinsurance provided by AGM under the quota share cover of the Reinsurance Agreement, exceeds (ii) an amount equal to (a) AGE’s capital resources under U.K. law minus (b) the greatest of the amounts as may be required by the PRA as a condition for AGE to maintain its authorization to carry on a financial guarantee business in the U.K. In addition, the Reinsurance Agreement permits AGE to terminate the Reinsurance Agreement upon the following events: a downgrade of AGM’s ratings by Moody’s below Aa3 or by S&P below AA- if the company fails to restore its rating(s) to the required level within a prescribed period of time; AGM's insolvency; failure by AGM to maintain the minimum capital required by its domiciliary jurisdiction; or AGM filing a petition in bankruptcy, going into liquidation or rehabilitation or having a receiver appointed. The Reinsurance Agreement also provides that no amounts are owing under the excess of loss cover (or the stop loss cover of the second amended and restated quota share and stop loss reinsurance agreement previously in place between the parties) with respect to any quarter ending prior to April 1, 2014.

The quota share and excess loss covers each exclude transactions guaranteed by AGE on or after July 1, 2009 that are not municipal, utility, project finance or infrastructure risks or similar types of risks.

The Reinsurance Agreement also contemplates the establishment of collateral by AGM to support its reinsurance obligations to AGE.  In December 2014, to satisfy a new PRA requirement that AGM post collateral to support its reinsurance obligations to AGE, AGM and AGE amended the Reinsurance Agreement to incorporate the PRA’s requirement.  Pursuant to such amended Reinsurance Agreement, AGM’s collateral requirement will be measured as of the end of each calendar quarter by (i) using the PRA’s FG Benchmark Model to calculate at the 99.5% confidence interval the losses expected to be borne collectively by AGE’s three affiliated reinsurers, AGM, AG Re and  Assured Guaranty Re Overseas Ltd. ("AGRO"); (ii) deducting from such calculation AGE’s capital resources under such model; and (iii) requiring AGM, AG Re and AGRO collectively to maintain collateral equal to fifty percent (50%) of such difference, i.e., the excess of AGM’s, AG Re’s and AGRO’s assumed modeled losses over AGE’s capital resources.  As of January 1, 2016, the FG Benchmark Model is no longer applicable and the PRA has agreed to allow AGM’s collateral requirement to be determined using AGE’s internal capital requirement model under the same formula described above. This change is subject to approval by the NYDFS. In December 2014, AGM and AGE also entered into a related trust agreement pursuant to which AGM, prior to year-end, established, and deposited assets into, a reinsurance trust account for the benefit of AGE to satisfy the PRA’s collateral requirement as of September 30, 2014, as measured in accordance with such amended Reinsurance Agreement. The total collateral required to be funded into such reinsurance trust account by AGM as of December 31, 2015 was approximately $244 million.

Pursuant to the Net Worth Agreement, AGM is obligated to cause AGE to maintain capital resources equal to 110% of the greatest of the amounts as may be required by the PRA as a condition for AGE to maintain its authorization to carry on a financial guarantee business in the U.K., provided that AGM's contributions (a) do not exceed 35% of its policyholders' surplus on an accumulated basis as determined by the laws of the State of New York, and (b) are in compliance with Section 1505 of the New York Insurance Law. AGM has never been required to make any contributions to AGE's capital under the current Net Worth Agreement or the prior net worth maintenance agreement.
Management, Service Contracts or Cost Sharing Arrangements
In 2010, the Company entered into a service agreement with various of its affiliates, including AGC, which agreement was amended and restated, effective as of April 1, 2015. Pursuant to such service agreement, AGC makes available to it certain equipment, insurance, reinsurance and such other services, including underwriting, actuarial, surveillance, marketing, claims handling, legal, information technologies, corporate secretarial, human resources, accounting, tax, financial reporting and investment planning services. In addition, under the agreement the Company makes available to AGC and the other affiliate parties the use of certain equipment and office space owned by the Company. Expenses are allocated directly where appropriate and, where not appropriate, based upon an allocation of employee time and corresponding office overhead. The agreement provides for quarterly settlements and an express right of offset with regard to amounts owing between parties under this Agreement and other agreements between such parties.
See Note 17, Employee Benefit Plans for expenses related to Long-Term Compensation Plans of AGL which are allocated to AGM.

The following table summarizes the allocated expenses from (to) affiliate companies under the expense sharing agreements.
Expenses Allocated From (To) Affiliated Companies

	Year Ended December 31,
	2015	2014
	(in millions)
Affiliated companies:
AGC	$68	$79
Assured Guaranty Finance Overseas Ltd.	9	8
AGL	6	6
Assured Guaranty (UK) Services Limited	5	5
Total	$88	$98

The following table summarizes the amounts due (to) from affiliate companies under the expense sharing agreements.
Amounts Due (To) From Affiliated Companies

	As of December 31,
	2015	2014
	(in millions)
Affiliated companies:
AGC	$(36)	$(47)
AGL	(5)	(4)
Assured Guaranty Finance Overseas Ltd.	(2)	(2)
Other	(3)	(4)
Total	$(46)	$(57)

Reinsurance Agreements

The Company cedes to and assumes business from affiliated entities under certain reinsurance agreements. See below for material balance sheet and statement of operations items related to insurance transactions.

The following table summarizes the affiliated components of each balance sheet item, where applicable.

	As of December 31,
	2015	2014
	(in millions)
Assets:
Premium receivable
AGC	$2	$2
Ceded unearned premium reserve (1)
AG Re (1)	564	591
AGC	56	—
Reinsurance recoverable on unpaid losses
AG Re	62	55
AGC	24	—
Reinsurance recoverable on paid losses (2)
AG Re	0	1
AGC	0	—
Profit commission receivable (2)
AG Re	0	1
Net credit derivative assets
AG Re	18	24
AGC	0	—
Liabilities:
Unearned premium reserve
AGC	172	209
Ceded premium payable, net of ceding commission (3)
AG Re	53	55
AGC	13	—
Ceded salvage and subrogation recoverable (3)
AG Re	1	2
AGC	1	—
Ceded funds held (4)
AG Re	35	30
AGC	25	—
Deferred ceding commissions (4)
AG Re	113	111
AGC	1	—
Other liabilities
AG Re	6	—
AGC	5	—
Other information:
Exposure
Assumed par outstanding
AGC	19,836	22,018
Ceded par outstanding
AG Re	56,985	58,891
AGC	3,349	—
____________________

(1)	Includes $1 million and $3 million of ceded contra-paid on losses at December 31, 2015 and December 31, 2014, respectively.

(2)	Included in other assets on the consolidated balance sheets.

(3)	Included in reinsurance balances payable, net on the consolidated balance sheets.

(4)	Included in other liabilities on the consolidated balance sheets.

The following table summarizes the affiliated components of each statement of operations item, where applicable.

	Year Ended December 31,
	2015	2014
	(in millions)
Revenues:
Net earned premiums
AG Re	$(80)	$(75)
AGC	25	26
Profit commission income
AG Re	0	1
Realized gains and other settlements on credit derivatives
AG Re	0	(1)
AGC	4	—
Net unrealized gains (losses) on credit derivatives
AG Re	(5)	(7)
Expenses:
Loss and loss adjustment expenses (recoveries)
AG Re	(15)	(30)
AGC	(12)	—
Commissions incurred (earned)
AG Re	(15)	(13)
AGC	0	—
Other Invested Assets
Surplus Note from AGC

On December 18, 2009, AGC issued a surplus note with a principal amount of $300 million to AGM. This note carries a simple interest rate of 5.0% per annum and matures on December 31, 2029. Principal is payable at the option of AGC prior to the final maturity of the note in 2029 and interest is payable on the note annually in arrears as of December 31 of each year, commencing December 31, 2010. Payments of principal and interest are subject to AGC having policyholders' surplus in excess of statutory minimum requirements after such payment and to prior written approval by the Maryland Insurance Administration. AGM recognized $15 million and $15 million of interest income in each of the years ended December 31, 2015 and 2014. AGM also received $15 million and $15 million of interest from AGC in each of the years ended December 31, 2015 and 2014. There was no principal paydown on the surplus note by AGC.

Capital Contributions from AGMH
In the third quarter of 2008, AGM issued a non-interest bearing surplus note with no term to AGMH in exchange for $300 million which, due to the terms of the agreement, is recorded as capital. Principal on the surplus note may be paid at any time at the option of the Company, subject to prior approval of the New York Superintendent and in compliance with the conditions to such payments as contained in the New York Insurance Laws. The Company repaid $25 million in principal on this surplus note in 2015 and $50 million in 2014. AGM fully repaid the surplus note in March 2015 after obtaining approval from the New York Department of Financial Services.
15.    Commitments and Contingencies

Leases

AGM and AGE are party to various lease agreements accounted for as operating leases. The Company leases and occupies space in New York City through 2032. In addition, AGM and AGE lease additional office space in various locations under non-cancelable operating leases which expire at various dates through 2029. Total rent expense allocated to the Company for all premises was $4.7 million in 2015 and $4.6 million in 2014.

AGM entered into an operating lease effective January 1, 2016, for new office space comprising one full floor and one partial floor at 1633 Broadway in New York City.  Assured Guaranty plans to move the principal place of business of AGM, AGC, MAC and AGL's other U.S. based subsidiaries from 31 West 52nd Street in New York City to this new location during the summer of 2016.  The new lease is for approximately 88,000 square feet and runs until 2032, with an option, subject to certain conditions, to renew for five years at a fair market rent.  The fixed annual rent, which commences after an initial rent holiday, begins at $6.2 million, rising in two steps to $7.3 million for the last five years of the initial term.  In connection with the move and in return for rent abatement and certain other concessions, AGM agreed to terminate, eight months after its new space is delivered, its lease on its existing office space at 31 West 52nd Street, which had been scheduled to run until 2026.

Future Minimum Rental Payments

Year	(in millions)
2016	$3
2017	5
2018	7
2019	7
2020	7
Thereafter	76
Total	$105

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

In addition, in the ordinary course of their respective businesses, certain of the Company's subsidiaries assert claims in legal proceedings against third parties to recover losses paid in prior periods or prevent losses in the future. For example, as described in the "Recovery Litigation" section of Note 4, Expected Loss to be Paid, in January 2016 the Company commenced an action for declaratory judgment and injunctive relief in the U.S. District Court for the District of Puerto Rico to invalidate executive orders issued by the Governor of Puerto Rico directing the retention or transfer of certain taxes and revenues pledged to secure the payment of certain bonds insured by the Company. The amounts, if any, the Company will recover in proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year.

Accounting Policy

The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed, including matters discussed below. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly, and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Litigation

Proceedings Relating to the Company's Financial Guaranty Business

AGM and AGMH receive subpoenas duces tecum and interrogatories from regulators from time to time.

On September 25, 2013, Wells Fargo Bank, N.A., as trust administrator of the MASTR Adjustable Rate Mortgages Trust 2007-3, filed an interpleader complaint in the U.S. District Court for the Southern District of New York against AGM, among others, relating to the right of AGM to be reimbursed from certain cashflows for principal claims paid in respect of insured certificates. The Company estimates that an adverse outcome to the interpleader proceeding could increase losses on the transaction by approximately $10 - $20 million, net of expected settlement payments and reinsurance in force.

Proceedings Related to AGMH’s Former Financial Products Business

The following is a description of legal proceedings involving AGMH’s former Financial Products Business. Although Assured Guaranty did not acquire AGMH’s former Financial Products Business, which included AGMH’s former GIC business, medium term notes business and portions of the leveraged lease businesses, certain legal proceedings relating to those businesses are against entities that Assured Guaranty did acquire. While Dexia SA and Dexia Crédit Local S.A., jointly and severally, have agreed to indemnify Assured Guaranty against liability arising out of the proceedings described below, such indemnification might not be sufficient to fully hold the Company harmless against any injunctive relief or civil or criminal sanction that is imposed against the Company.

Governmental Investigations into Former Financial Products Business

AGMH and/or AGM have received subpoenas duces tecum and interrogatories or civil investigative demands from the Attorneys General of the States of Connecticut, Florida, Illinois, Massachusetts, Missouri, New York, Texas and West Virginia relating to their investigations of alleged bid rigging of municipal GICs. AGMH has been responding to such requests. AGMH may receive additional inquiries from these or other regulators and expects to provide additional information to such regulators regarding their inquiries in the future. In addition, AGMH received a subpoena from the Antitrust Division of the Department of Justice in November 2006 issued in connection with an ongoing criminal investigation of bid rigging of awards of municipal GICs and other municipal derivatives. Pursuant to that subpoena, AGMH has furnished to the Department of Justice records and other information with respect to AGMH’s municipal GIC business. The ultimate loss that may arise from these investigations remains uncertain.

Lawsuits Relating to Former Financial Products Business

During 2008, nine putative class action lawsuits were filed in federal court alleging federal antitrust violations in the municipal derivatives industry, seeking damages and alleging, among other things, a conspiracy to fix the pricing of, and manipulate bids for, municipal derivatives, including GICs. These cases have been coordinated and consolidated for pretrial proceedings in the U.S. District Court for the Southern District of New York as MDL 1950, In re Municipal Derivatives Antitrust Litigation, Case No. 1:08-cv-2516 (“MDL 1950”). Five of these cases named both AGMH and AGM: (a) Hinds County, Mississippi v. Wachovia Bank, N.A.; (b) Fairfax County, Virginia v. Wachovia Bank, N.A.; (c) Central Bucks School District, Pennsylvania v. Wachovia Bank, N.A.; (d) Mayor and City Council of Baltimore, Maryland v. Wachovia Bank, N.A.; and (e) Washington County, Tennessee v. Wachovia Bank, N.A. In April 2009, the MDL 1950 court granted the defendants’ motion to dismiss on the federal claims for these five cases, but granted leave for the plaintiffs to file an amended complaint. The Corrected Third Consolidated Amended Class Action Complaint, filed on October 9, 2013, lists neither AGM nor AGMH as a named defendant or a co-conspirator. The complaint generally seeks unspecified monetary damages, interest, attorneys’ fees and other costs. The other four cases named AGMH (but not AGM) and also alleged that the defendants violated California state antitrust law and common law by engaging in illegal bid-rigging and market allocation, thereby depriving the cities or municipalities of competition in the awarding of GICs and ultimately resulting in the cities paying higher fees for these products: (f) City of Oakland, California v. AIG Financial Products Corp.; (g) County of Alameda, California v. AIG Financial Products Corp.; (h) City of Fresno, California v. AIG Financial Products Corp.; and (i) Fresno County Financing Authority v. AIG Financial Products Corp. When the four plaintiffs filed a consolidated complaint in September 2009, the plaintiffs did not name AGMH as a defendant. However, the complaint does describe some of AGMH’s and AGM’s activities. The consolidated complaint generally seeks unspecified monetary damages, interest, attorneys’ fees and other costs. In April 2010, the MDL 1950 court granted in part and denied in part the named defendants’ motions to dismiss this consolidated complaint. On September 22, 2015, the remaining parties to the putative class action reported to the MDL 1950 Court that settlements in principle had been reached and a motion for preliminary approval of those putative class claims was filed on February 24, 2016. The parties have reported that final settlement with those remaining defendants would resolve the putative class case. The settlement fairness hearing for those putative class cases is scheduled for July 8, 2016. The Company cannot reasonably estimate the possible loss, if any, or range of loss that may arise from these lawsuits.

In 2008, AGMH and AGM also were named in five non-class action lawsuits originally filed in the California Superior Courts alleging violations of California law related to the municipal derivatives industry: (a) City of Los Angeles, California v. Bank of America, N.A.; (b) City of Stockton, California v. Bank of America, N.A.; (c) County of San Diego, California v. Bank of America, N.A.; (d) County of San Mateo, California v. Bank of America, N.A.; and (e) County of Contra Costa, California v. Bank of America, N.A. Amended complaints in these actions were filed in September 2009, adding a federal antitrust claim and naming AGM (but not AGMH) and AGUS, among other defendants. These cases have been transferred to the Southern District of New York and consolidated with MDL 1950 for pretrial proceedings. In late 2009, AGM and AGUS, among other defendants, were named in six additional non-class action cases filed in federal court, which also have been coordinated and consolidated for pretrial proceedings with MDL 1950; one was voluntarily dismissed with prejudice in October 2010, leaving five that are currently pending: (f) City of Riverside, California v. Bank of America, N.A.; (g) Los Angeles World Airports v. Bank of America, N.A.; (h) Redevelopment Agency of the City of Stockton v. Bank of America, N.A.; (i) Sacramento Suburban Water District v. Bank of America, N.A.; and (j) County of Tulare, California v. Bank of America, N.A. The MDL 1950 court denied AGM and AGUS’s motions to dismiss the eleven complaints that were pending as of April 2010. Amended complaints were filed in May 2010. The complaints in these lawsuits generally seek or sought unspecified monetary damages, interest, attorneys’ fees, costs and other expenses. The Company cannot reasonably estimate the possible loss, if any, or range of loss that may arise from the remaining lawsuits.

In May 2010, AGM and AGUS, among other defendants, were named in five additional non-class action cases filed in federal court in California: (a) City of Richmond, California v. Bank of America, N.A. (filed on May 18, 2010, N.D. California); (b) City of Redwood City, California v. Bank of America, N.A. (filed on May 18, 2010, N.D. California); (c) Redevelopment Agency of the City and County of San Francisco, California v. Bank of America, N.A. (filed on May 21, 2010, N.D. California); (d) East Bay Municipal Utility District, California v. Bank of America, N.A. (filed on May 18, 2010, N.D. California); and (e) City of San Jose and the San Jose Redevelopment Agency, California v. Bank of America, N.A (filed on May 18, 2010, N.D. California). These cases have also been transferred to the Southern District of New York and consolidated with MDL 1950 for pretrial proceedings. In September 2010, AGM and AGUS, among other defendants, were named in a sixth additional non-class action filed in federal court in New York, but which alleges violation of New York’s Donnelly Act in addition to federal antitrust law: Active Retirement Community, Inc. d/b/a Jefferson’s Ferry v. Bank of America, N.A. (filed on September 21, 2010, E.D. New York), which has also been transferred to the Southern District of New York and consolidated with MDL 1950 for pretrial proceedings. In December 2010, AGM and AGUS, among other defendants, were named in a seventh additional non-class action filed in federal court in the Central District of California, Los Angeles Unified School District v. Bank of America, N.A., and in an eighth additional non-class action filed in federal court in the Southern District of New York, Kendal on Hudson, Inc. v. Bank of America, N.A. These cases also have been consolidated with MDL 1950 for pretrial proceedings. The complaints in these lawsuits generally seek unspecified monetary damages, interest, attorneys’ fees, costs and other expenses. The Company cannot reasonably estimate the possible loss, if any, or range of loss that may arise from these lawsuits.

In January 2011, AGM and AGUS, among other defendants, were named in an additional non-class action case filed in federal court in New York, which alleges violation of New York’s Donnelly Act in addition to federal antitrust law: Peconic Landing at Southold, Inc. v. Bank of America, N.A. This case has been consolidated with MDL 1950 for pretrial proceedings. The complaint in this lawsuit generally seeks unspecified monetary damages, interest, attorneys’ fees, costs and other expenses. The Company cannot reasonably estimate the possible loss, if any, or range of loss that may arise from this lawsuit.

In September 2009, the Attorney General of the State of West Virginia filed a lawsuit (Circuit Ct. Mason County, W. Va.) against Bank of America, N.A. alleging West Virginia state antitrust violations in the municipal derivatives industry, seeking damages and alleging, among other things, a conspiracy to fix the pricing of, and manipulate bids for, municipal derivatives, including GICs. An amended complaint in this action was filed in June 2010, adding a federal antitrust claim and naming AGM (but not AGMH) and AGUS, among other defendants. This case has been removed to federal court as well as transferred to the S.D.N.Y. and consolidated with MDL 1950 for pretrial proceedings. AGM and AGUS answered West Virginia's Second Amended Complaint on November 11, 2013. The complaint in this lawsuit generally seeks civil penalties, unspecified monetary damages, interest, attorneys’ fees, costs and other expenses. The Company cannot reasonably estimate the possible loss, if any, or range of loss that may arise from this lawsuit.

16.    Notes Payable and Credit Facilities

Notes Payable

Notes Payable represents debt issued by VIEs consolidated by AGM to one of the Financial Products Companies that were transferred to Dexia Holdings prior to the acquisition of AGMH. The funds borrowed were used to finance the purchase of the underlying obligations of AGM-insured obligations which had breached triggers allowing AGM to exercise its right to accelerate payment of a claim in order to mitigate loss. The assets purchased are classified as assets acquired in refinancing transactions and recorded in “other invested assets.” The terms of the notes payable match the terms of the assets acquired in refinancing transactions.

The principal and carrying values of the Company's notes payable are presented in the table below.

Principal and Carrying Amounts of Notes Payable

	As of December 31,
	2015		2014
	Principal	Carrying Value	Principal	Carrying Value
	(in millions)
Notes Payable	$12	$13	$16	$19

Principal payments due under the notes payable are as follows:

Expected Maturity Schedule of Notes Payable

Expected Withdrawal Date	Principal Amount
(in millions)
2016	$4
2017	4
2018	2
2019	1
2020	0
Thereafter	1
Total	$12

Recourse Credit Facilities

2009 Strip Coverage Facility

In connection with the Company's acquisition of AGMH and its subsidiaries from Dexia Holdings Inc., AGM agreed to retain the risks relating to the debt and strip policy portions of the leveraged lease business. The liquidity risk to AGM related to the strip policy portion of the leveraged lease business is mitigated by the strip coverage facility described below.

In a leveraged lease transaction, a tax-exempt entity (such as a transit agency) transfers tax benefits to a tax-paying entity by transferring ownership of a depreciable asset, such as subway cars. The tax-exempt entity then leases the asset back from its new owner.

If the lease is terminated early, the tax-exempt entity must make an early termination payment to the lessor. A portion of this early termination payment is funded from monies that were pre-funded and invested at the closing of the leveraged lease transaction (along with earnings on those invested funds). The tax-exempt entity is obligated to pay the remaining, unfunded portion of this early termination payment (known as “strip coverage”) from its own sources. AGM issued financial guaranty insurance policies (known as “strip policies”) that guaranteed the payment of these unfunded strip coverage amounts to the lessor, in the event that a tax-exempt entity defaulted on its obligation to pay this portion of its early termination payment. AGM can then seek reimbursement of its strip policy payments from the tax-exempt entity, and can also sell the transferred depreciable asset and reimburse itself from the sale proceeds.

Currently, all the leveraged lease transactions in which AGM acts as strip coverage provider are breaching a rating trigger related to AGM and are subject to early termination. However, early termination of a lease does not result in a draw on the AGM policy if the tax-exempt entity makes the required termination payment. If all the leases were to terminate early and the tax-exempt entities do not make the required early termination payments, then AGM would be exposed to possible liquidity claims on gross exposure of approximately $1.1 billion as of December 31, 2015. To date, none of the leveraged lease transactions that involve AGM has experienced an early termination due to a lease default and a claim on the AGM policy. It is difficult to determine the probability that AGM will have to pay strip provider claims or the likely aggregate amount of such claims. At December 31, 2015, approximately $1.4 billion of cumulative strip par exposure had been terminated since 2008 on a consensual basis. The consensual terminations have resulted in no claims on AGM.

On July 1, 2009, AGM and Dexia Crédit Local S.A., acting through its New York Branch (“Dexia Crédit Local (NY)”), entered into a credit facility (the “Strip Coverage Facility”). Under the Strip Coverage Facility, Dexia Crédit Local (NY) agreed to make loans to AGM to finance all draws made by lessors on AGM strip policies that were outstanding as of November 13, 2008, up to the commitment amount. The commitment amount of the Strip Coverage Facility was $1 billion at closing of the Company's acquisition of AGMH. AGM has reduced the maximum commitment amount from time to time, after taking into account its experience with its exposure to leveraged lease transactions. Most recently, as of June 30, 2014, AGM reduced the maximum commitment amount to $495 million and agreed with Dexia Crédit Local (NY) that the commitment amount would no longer amortize on a scheduled monthly basis.

Fundings under this facility are subject to certain conditions precedent, and their repayment is collateralized by a security interest that AGM granted to Dexia Crédit Local (NY) in amounts that AGM recovers—from the tax-exempt entity, or from asset sale proceeds—following its payment of strip policy claims. On June 30, 2014, AGM and Dexia Crédit Local (NY) agreed to shorten the duration of the facility. Accordingly, the Strip Coverage Facility will terminate upon the earliest to occur of an AGM change of control, the reduction of the commitment amount to $0 in accordance with the terms of the facility, and June 30, 2024 (rather than the original maturity date of January 31, 2042).

The Strip Coverage Facility’s financial covenants require that AGM and its subsidiaries maintain:

•	a maximum debt-to-capital ratio of 30%; and

•
a minimum net worth of 75% of consolidated net worth as of July 1, 2009, plus, beginning June 30, 2015 and on each anniversary of such date, an amount equal to the product of (i) 25% of the aggregate consolidated net income (or loss) for the period beginning July 2, 2009 and ending on June 30, 2014 and (ii) a fraction, the numerator of which is the commitment amount as of the relevant calculation date and the denominator of which is $1 billion.

The Company was in compliance with all financial covenants as of December 31, 2015.

The Strip Coverage Facility contains restrictions on AGM, including, among other things, in respect of its ability to incur debt, permit liens, pay dividends or make distributions, dissolve or become party to a merger or consolidation. Most of these restrictions are subject to exceptions. The Strip Coverage Facility has customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, bankruptcy or insolvency proceedings and cross-default to other debt agreements.

As of December 31, 2015, no amounts were outstanding under this facility, nor have there been any borrowings during the life of this facility.

AGM CPS Securities

In June 2003, $200 million of “AGM CPS”, money market preferred trust securities, were issued by trusts created for the primary purpose of issuing the AGM CPS, investing the proceeds in high-quality commercial paper and selling put options to AGM, allowing AGM to issue the trusts non-cumulative redeemable perpetual preferred stock (the “AGM Preferred Stock”) of AGM in exchange for cash. There are four trusts, each with an initial aggregate face amount of $50 million. These trusts hold auctions every 28 days, at which time investors submit bid orders to purchase AGM CPS. If AGM were to exercise a put option, the applicable trust would transfer the portion of the proceeds attributable to principal received upon maturity of its assets, net of expenses, to AGM in exchange for AGM Preferred Stock. AGM pays a floating put premium to the trusts, which represents the difference between the commercial paper yield and the winning auction rate (plus all fees and expenses of the trust). If an auction does not attract sufficient clearing bids, however, the auction rate is subject to a maximum rate of one-month LIBOR plus 200 basis points for the next succeeding distribution period. Beginning in August 2007, the AGM CPS required the maximum rate for each of the relevant trusts. AGM continues to have the ability to exercise its put option and cause the related trusts to purchase AGM Preferred Stock. The trusts provide AGM access to new capital at its sole discretion through the exercise of the put options. As of December 31, 2015 the put option had not been exercised. The Company does not consider itself to be the primary beneficiary of the trusts. See Note 6, Fair Value Measurement, –Other Assets–Committed Capital Securities, for a fair value measurement discussion.

17.    Employee Benefit Plans

Accounting Policy

AGM participates in AGL's long term incentive plans. AGL follows the fair value recognition provisions for share based compensation expense. The Company is allocated its proportionate share of all compensation expense based on time studies conducted annually.

Assured Guaranty Ltd. 2004 Long-Term Incentive Plan

Under the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan, as amended (the “Incentive Plan”), the number of AGL common shares that may be delivered under the Incentive Plan may not exceed 18,670,000. In the event of certain transactions affecting AGL's common shares, the number or type of shares subject to the Incentive Plan, the number and type of shares subject to outstanding awards under the Incentive Plan, and the exercise price of awards under the Incentive Plan, may be adjusted.

The Incentive Plan authorizes the grant of incentive stock options, non-qualified stock options, stock appreciation rights, and full value awards that are based on AGL's common shares. The grant of full value awards may be in return for a participant's previously performed services, or in return for the participant surrendering other compensation that may be due, or may be contingent on the achievement of performance or other objectives during a specified period, or may be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the participant, or achievement of performance or other objectives. Awards under the Incentive Plan may accelerate and become vested upon a change in control of AGL.

The Incentive Plan is administered by the Compensation Committee of the Board of Directors of AGL, except as otherwise determined by the Board. The Board may amend or terminate the Incentive Plan. As of December 31, 2015, 10,367,163 common shares of AGL were available for grant under the Incentive Plan.

The Company recognized expenses of $4 million and $4 million for the years ended December 31, 2015 and 2014, respectively, under the Incentive Plan.

Time Vested Stock Options

Stock options are generally granted once a year with exercise prices equal to the closing price on the date of grant. To date, AGL has only issued non-qualified stock options. All stock options, except for performance stock options, granted to employees vest in equal annual installments over a three-year period and expire seven years or ten years from the date of grant. None of AGL's options, except for performance stock options, have a performance or market condition.

Performance Stock Options

Assured Guaranty grants performance stock options under the Incentive Plan. These awards are non-qualified stock options with exercise prices equal to the closing price of an AGL common share on the applicable date of grant. These awards vest 35%, 50% or 100%, if the price of AGL's common shares using the highest 40-day average share price during the relevant three-year performance period reaches certain hurdles. If the share price is between the specified levels, the vesting level will be interpolated accordingly. These awards expire seven years from the date of grant.

Restricted Stock Awards

Restricted stock awards are valued based on the closing price of the underlying shares at the date of grant. These restricted stock awards to employees generally vest in equal annual installments over a four-year period.

Restricted Stock Units

Restricted stock units are valued based on the closing price of the underlying shares at the date of grant. Restricted stock units generally vest in equal annual installments over a four-year period or fully vest after a three-year period.

Performance Restricted Stock Units

Assured Guaranty has granted performance restricted stock units under the Incentive Plan. These awards vest 35%, 50%, 100%, or 200%, if the price of AGL's common shares using the highest 40-day average share price during the relevant three-year performance period reaches certain hurdles. If the share price is between the specified levels, the vesting level will be interpolated accordingly.

Employee Stock Purchase Plan

Assured Guaranty established the AGL Employee Stock Purchase Plan ("Stock Purchase Plan") in accordance with Internal Revenue Code Section 423, and participation is available to all eligible employees. Maximum annual purchases by participants are limited to the number of whole shares that can be purchased by an amount equal to 10% of the participant's compensation or, if less, shares having a value of $25,000. Participants may purchase shares at a purchase price equal to 85% of the lesser of the fair market value of the stock on the first day or the last day of the subscription period. The Company recorded $0.1 million and $0.1 million in share-based compensation, after the effects of DAC, under the Stock Purchase Plan during the years ended December 31, 2015 and 2014, respectively.

Defined Contribution Plan

Employees receive employer contributions into the AGC Employee Retirement Plan (“AGC ERP”) based on a fixed percentage of the employee's compensation and are eligible to make employee contributions and to receive matching employer contributions based on a percentage of compensation up to limits prescribed by Internal Revenue Code Section 401(k). The Company recognized defined contribution expenses of $5 million and $5 million for the years ended December 31, 2015 and 2014, respectively.

Cash-Based Compensation Plans

Assured Guaranty Ltd. maintains a Performance Retention Plan (“PRP”) that permits the grant of deferred cash based awards to selected employees. Generally, each PRP award is divided into three installments, that vest over four years. The cash payment depends on growth in adjusted book value per share and on operating return on equity, which are defined in each PRP award agreement. The Company recognized performance retention plan expenses of $5 million and $7 million for the years ended December 31, 2015 and 2014, respectively, representing its proportionate share of the Assured Guaranty expense.

Assured Guaranty's executive officers are eligible to receive compensation under a non-equity incentive plan. The amount of compensation payable is subject to a performance goal being met. AGL's Compensation Committee then uses discretion to determine the actual amount of cash incentive compensation payable to each executive officer for such performance year based on factors and criteria as determined by the Compensation Committee of AGL, provided that such discretion cannot be used to increase the amount that was determined to be payable to each executive officer. For an applicable performance year, the Compensation Committee of AGL establishes target financial performance measures for AGL and individual non-financial objectives for the executive officers.

18.    Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of significant reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2015

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2014	$186	$(2)	$184
Other comprehensive income (loss) attributable to AGM before reclassifications	(48)	(37)	(85)
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	1	25	26
Net investment income	(9)	—	(9)
Tax (provision) benefit	3	(9)	(6)
Total amount reclassified from AOCI, net of tax	(5)	16	11
Net current period other comprehensive income (loss) attributable to AGM	(53)	(21)	(74)
Balance, December 31, 2015	$133	$(23)	$110

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2014

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2013	$105	$(19)	$86
Other comprehensive income (loss) attributable to AGM before reclassifications	86	(28)	58
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(9)	70	61
Tax (provision) benefit	4	(25)	(21)
Total amount reclassified from AOCI, net of tax	(5)	45	40
Net current period other comprehensive income (loss) attributable to AGM	81	17	98
Balance, December 31, 2014	$186	$(2)	$184

19.	Subsequent Events

Subsequent events have been considered through March 30, 2016, the date on which these financial statements were issued.